    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 1998

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             MARKETWATCH.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7375                          94-3289801
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                               825 BATTERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 733-0500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               J. PETER BARDWICK
                            CHIEF FINANCIAL OFFICER
                             MARKETWATCH.COM, INC.
                               825 BATTERY STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 733-0500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             MARK C. STEVENS, ESQ.                            SCOTT C. DETTMER, ESQ.
            JEFFREY R. VETTER, ESQ.                            BROOKS STOUGH, ESQ.
             SAYRE E. STEVICK, ESQ.                          WILLIAM A. HOLMES, ESQ.
               FENWICK & WEST LLP                              DAVID W. KLING, ESQ.
              TWO PALO ALTO SQUARE                     GUNDERSON DETTMER STOUGH VILLENEUVE
          PALO ALTO, CALIFORNIA 94306                       FRANKLIN & HACHIGIAN, LLP
                 (650) 494-0600                               155 CONSTITUTION DRIVE
                                                               MENLO PARK, CA 94025
                                                                  (650) 321-2400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                         AGGREGATE                        AMOUNT OF
         SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)                REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share........            $34,500,000                      $10,177.50
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                           SUBJECT TO COMPLETION
                                                                          , 1998

                                                  SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

This is the initial public offering of MarketWatch.com, Inc. and we are offering shares of our common stock. No public market currently exists for our shares. We anticipate that the initial public offering price will be between
$       and $       per share.

We have applied to list the common stock on the Nasdaq National Market under the symbol "MKTW."

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                                               PER SHARE         TOTAL
Public Offering Price.....................................  $                 $
Underwriting Discounts and Commissions....................  $                 $
Proceeds to MarketWatch.com...............................  $                 $

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MarketWatch.com has granted the Underwriters the right to purchase up to additional shares to cover any over-allotments.

                          JOINT BOOK-RUNNING MANAGERS

                  BT ALEX. BROWN                                     DONALDSON, LUFKIN & JENRETTE
------------------------------------------------------------------------------------------------------------------
               SALOMON SMITH BARNEY                                          FAC/EQUITIES

                                           , 1998

                                     [ART]

     The information on our Web site is not a part of this Prospectus.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and Financial Statements and notes thereto appearing elsewhere in this Prospectus.

     This Prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as those discussed elsewhere in this Prospectus contain a discussion of some of the factors that could contribute to these differences.

     The terms the "Company" and "MarketWatch.com" refer to us and our predecessor, Marketwatch.Com, LLC (the "LLC") and "Predecessor Business" and "DBC Online/News Business" refer to the Online/News business of Data Broadcasting Corporation ("DBC").

                                  THE COMPANY

     OUR BUSINESS

     We are a leading Web-based provider of comprehensive, real-time business news, financial programming and analytic tools. Our CBS.MarketWatch.com Web site also offers several tiers of paid subscription products, personal finance commentary and data, community features and other services designed to provide a "one-stop-shop" for our audience's financial information needs. We carefully design and regularly update our Web site to provide well-organized, relevant and clear programming. Our staff of over 40 professional journalists creates in-depth, up-to-the-minute business and financial commentary and analysis throughout the trading day and our correspondents often appear on CBS Television and CBS Radio News. We have important strategic relationships with our principal stockholders, CBS Broadcasting Inc. ("CBS") and DBC. We believe that our focus on original and authoritative content and our access to a national media audience through our CBS relationship, combined with the interactive qualities of the Internet, will allow us to create the preeminent brand for real-time business news and financial programming on the Web. In September 1998, our Web site attracted nearly 2.0 million visitors who generated more than 45 million page views, as compared with approximately 785,000 visitors who generated more than 38 million page views in March 1998.

     OUR MARKET OPPORTUNITY

     The Web has rapidly become a significant global medium, allowing content providers to deliver information and programming in a manner not possible in traditional broadcast and print media. Demand for comprehensive business information and financial programming and the volume of online securities trading have increased significantly. Traditional print media such as newspapers and magazines cannot offer real-time data and information, and broadcasters are limited in the depth and availability of their content. Not bound by these limitations, we are well-positioned to exploit the significant market opportunity that exists for a real-time business news, financial programming and analytic tools provider.

     OUR STRATEGY

     Our strategy to exploit our market opportunity includes the following:

        - Build traffic and audience loyalty,

        - Deliver original, authoritative and timely programming with high editorial value,

        - Leverage CBS's name recognition and resources,

        - Maximize the use of DBC's data and analytic tools,

        - Build and capitalize on the attractive demographics of our audience, and

        - Pursue additional revenue streams.

     OUR CUSTOMERS

     We believe our Web site draws users who represent an attractive demographic group for companies that advertise and conduct business over the Internet. Since introducing our CBS.MarketWatch.com Web site, we have successfully attracted more than 75 advertisers across a broad range of industries, beginning with advertisers in the financial services and technology industries and more recently in the automotive, travel and consumer retailing industries.

     OUR HISTORY

     We were formed in October 1997 as a joint venture 50% owned by each of CBS and DBC. CBS licensed us its name, logo and certain news content for us to use in connection with the CBS.MarketWatch.com Web site through October 2002 and upon the consummation of this offering will have agreed to provide $30 million rate card amount of promotion and advertising to us. DBC contributed certain assets related to our predecessor business, that it formed in October 1995, and agreed to provide our initial funding and ongoing services, including hosting our Web site. Our address is 825 Battery Street, San Francisco, California, 94111 and our telephone number is (415) 733-0500.

                                  THE OFFERING

Common Stock offered by the Company.......                   shares

Common Stock to be outstanding after the
offering..................................                   shares(1)

Use of proceeds...........................    Repayment of debt and general
                                              corporate purposes, including
                                              working capital. See "Use of
                                              Proceeds."

Proposed Nasdaq National Market symbol....    MKTW

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 DBC ONLINE/NEWS(2)                         MARKETWATCH.COM
                                        ------------------------------------   -----------------------------------------
                                            INCEPTION                              INCEPTION           QUARTER ENDED
                                        (OCTOBER 1, 1995)   JANUARY 1, 1997    (OCTOBER 29, 1997)   --------------------
                                             THROUGH            THROUGH             THROUGH         MARCH 31,   JUNE 30,
                                        DECEMBER 31, 1996   OCTOBER 28, 1997   DECEMBER 31, 1997      1998        1998
                                        -----------------   ----------------   ------------------   ---------   --------
STATEMENT OF OPERATIONS DATA:
  Net revenues.........................      $   607            $ 1,172             $   630          $ 1,176    $ 1,519
  Gross profit.........................          277                643                 482              996      1,156
  Operating loss.......................       (2,104)            (1,383)                (81)            (759)    (1,573)
  Net loss.............................      $(1,320)           $  (943)            $   (81)         $  (766)   $(1,587)
  Basic and diluted net loss per
    share(3)...........................                                             $ (0.01)         $ (0.09)   $ (0.18)
  Shares used to compute basic and
    diluted net loss per share(3)(4)...                                               9,000            9,000      9,000

                                                                     JUNE 30, 1998
                                                              ---------------------------
                                                              ACTUAL(3)    AS ADJUSTED(5)
                                                              ---------    --------------
BALANCE SHEET DATA:
  Cash......................................................   $   628         $
  Working capital (deficit).................................      (948)
  Total assets..............................................     2,240
  Advances from DBC.........................................     1,539
  Total stockholders' equity (deficit)......................      (153)

---------------
(1) Based on the number of shares outstanding as of June 30, 1998 (assuming the conversion of our business from a limited liability company into a corporation, which is referred to as the Reorganization, had occurred prior to that date). This number does not include: (i) 722,000 shares of Common Stock subject to outstanding stock options on that date with a weighted average exercise price of $6.00 per share, (ii) an aggregate of 153,750 shares of Common Stock subject to stock options granted subsequent to June 30, 1998, and (iii) an aggregate of 624,250 additional shares to be reserved for issuance under our 1998 Equity Incentive Plan and 1998 Directors' Stock Option Plan which will take effect when this offering is completed. See "Capitalization," "Management -- Employee Benefit Plans" and Notes 4 and 8 of Notes to MarketWatch.com Financial Statements.

(2) Represents the results of operations of the Predecessor Business for the periods indicated.

(3) Reflects the Reorganization as if it occurred as of the beginning of the period indicated.

(4) See Note 2 of Notes to MarketWatch.com Financial Statements for information concerning the number of shares used in computing net loss per share.

(5) As adjusted to reflect the sale of the             shares of Common Stock at
    an assumed initial public offering price of $        per share and after
    deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."
                            ------------------------

     MarketWatch, the MarketWatch logo, MarketWatch Live, MarketWatch Pro and MarketWatch RT are some of our service marks. The CBS name and the "Eye" design are registered trademarks of CBS. This Prospectus also includes trademarks and trade names of other companies.

     Unless otherwise specifically stated, information throughout this Prospectus (i) does not take into account the exercise of the Underwriters' over-allotment option, (ii) gives effect to the conversion of our business form from a limited liability company into a corporation, and the conversion of each 0.01% membership interest of the liability company into 1,000 shares of Common Stock, which will occur immediately prior to the closing of this offering, (iii) gives effect to the execution of a Stockholders' Agreement among CBS, DBC and us, an Amended and Restated License Agreement between CBS and us, an Amended and Restated Services Agreement between DBC and us and a Revolving Credit Agreement between DBC and us, each of which will occur immediately prior to the closing of this offering.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before deciding to invest in shares of our Common Stock.

     This Prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends" and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Prospectus.

     CBS'S OR DBC'S OWNERSHIP OF OUR SECURITIES IS NOT A RECOMMENDATION BY EITHER COMPANY THAT INVESTORS ACQUIRE OR HOLD OUR COMMON STOCK. CBS OR DBC CAN SELL ALL OR PART OF THEIR SHARES IN THE COMPANY AT SUCH TIME AS THEY ARE LEGALLY PERMITTED. NEITHER CBS NOR DBC HAS ANY OBLIGATION TO SUPPLY ANY FINANCIAL SUPPORT TO THE COMPANY BEYOND THAT REQUIRED BY THEIR CURRENT AGREEMENTS WITH US. SEE "-- DEPENDENCE ON CBS RELATIONSHIP," "-- DEPENDENCE ON DBC RELATIONSHIP" AND "-- SHARES ELIGIBLE FOR FUTURE SALE."

VERY LIMITED OPERATING HISTORY UNDER CURRENT BUSINESS

     We have a very limited operating history. Although our Predecessor Business has been operating since October 1995, we did not become a separate legal entity until October 1997 when we were formed as a limited liability company and we introduced our Web site. We depend on DBC to host our Web site and for numerous administrative functions such as accounting and human resource services and until May 1998, we operated out of DBC's offices in San Mateo, California. Our business and prospects must be considered in light of the risks frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Web advertising and information services market. Some of these risks relate to our ability to:

     - attract a larger audience to our Web site,

     - increase awareness of our brand,

     - strengthen audience loyalty,

     - offer compelling content, whether developed by us or obtained from third parties,

     - maintain our current, and develop new, strategic relationships,

     - attract a large number of advertisers from a variety of industries,

     - anticipate and adapt to a changing market,

     - respond to technological development or content offerings by our competitors,

     - build an operations structure to support our business, and

     - attract, retain and motivate qualified personnel.

     We may not be successful in addressing these risks, and if we are not successful, our business or future financial or operating results could be adversely affected.

UNCERTAIN PROFITABILITY

     We have yet to achieve significant revenue and our ability to generate significant revenue is uncertain. Further, in view of the rapidly evolving nature of our business and our very limited operating history, we have little experience forecasting our revenues. Therefore, we believe that period-to-period comparisons of our financial results are not necessarily meaningful and you should not rely upon them as an indication of our future performance.

     To date, we have incurred substantial costs to create, introduce and enhance our services, to develop content, to build brand awareness and to grow our business. As a result, we have incurred operating losses in each fiscal quarter since we were formed. We expect operating losses and negative cash flows to continue for the foreseeable future as we intend to significantly increase our operating expenses to grow our business.

     We may also incur additional costs and expenses related to content creation, technology, marketing or acquisitions of businesses and technologies to respond to changes in our rapidly changing industry. These costs could have an adverse effect on our future financial condition or operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; UNPREDICTABILITY OF FUTURE REVENUE; SEASONALITY

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

     - the level of Web usage,

     - traffic levels on our Web site, which can fluctuate significantly as a result of business and financial news events,

     - the demand for advertising on our Web site as well as on the Web in general,

     - changes in rates paid for Web advertising resulting from competition or other factors,

     - our ability to enter into or renew key agreements such as our recent agreement with Yahoo!,

     - the amount and timing of our costs related to our marketing efforts or other initiatives,

     - fees we may pay for distribution or content agreements or other costs we incur as we expand our operations,

     - new services introduced by us or our competitors,

     - competitive factors,

     - technical difficulties or system downtime affecting the Web generally or the operation of our Web site, or

     - economic conditions specific to the Web as well as general economic conditions.

     Therefore, our operating results for any particular quarter may not be indicative of future operating results.

     We expect our revenues to come from a mix of advertising, content licensing, e-commerce relationships and subscription service fees. However, we expect to be substantially dependent on advertising revenues for the foreseeable future. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the level of our advertising revenue in each quarter. Our operating expenses, that include product and content development costs, general and administrative expenses, and sales and marketing expenses, are based on our expectations of our future revenues and are relatively fixed in the short term. If we have lower revenues, particularly advertising revenues, than we expect, we may not be able to quickly reduce our spending in response. Our cost structure could also change dramatically as we increasingly operate independently from DBC. If we continue to rely on DBC for the services described under "-- Dependence on DBC Relationship," we will be required to reimburse DBC for its costs in providing the services. We will have little control over the amount of these costs, which could be substantial. In addition, we intend to significantly increase our operating expenses to grow our business. Any shortfall in our revenues would have a direct impact on our operating results for a particular quarter and these fluctuations could affect the market price of our Common Stock in a manner unrelated to our long-term operating performance.

     We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If our market makes the transition from an emerging to a more developed media, seasonal and cyclical patterns in our industry may develop in the future. Therefore, if our industry follows the same seasonal patterns as those in the traditional media, we may experience lower advertising revenues in the first and third calendar quarters of each year. Furthermore, traffic levels on our Web site typically fluctuate with the occurrence of significant events in the business and financial news, such as fluctuations in the stock markets, that could cause changes in our audience size. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY CBS AND DBC

     After this offering, CBS and DBC each will own approximately      % of our
outstanding Common Stock (     % if the Underwriters' over-allotment option is
exercised in full). CBS and DBC will have representatives on our Board of Directors generally based upon the percentage of our voting securities which they hold. CBS and DBC will each have three representatives on our Board of Directors upon the closing of this offering. If we issue voting securities (or securities convertible into or exchangeable for voting securities) in the future (subject to certain limitations) CBS and DBC will each have the right to purchase securities from us so they can maintain their percentage ownership. In addition, if either CBS or DBC desires to transfer (subject to certain exceptions) any shares of Common Stock held by it, the other party has a right of first refusal to purchase all or a portion of those shares. As a result of their share ownership and the other rights described in this Prospectus, CBS and DBC will be able to control the management and affairs of the Company, elect a majority of our Board of Directors and approve significant corporate transactions. This concentration of ownership and other rights could also delay or prevent a change in control. See "Certain Transactions," "Principal Stockholders" and "Description of Capital Stock."

     Upon the occurrence of a DBC Change of Control (defined in the Stockholders' Agreement to be entered into among CBS, DBC and us, as the direct or indirect acquisition by a competitor of CBS of more than 30% of the voting power of DBC or substantially all of DBC's assets), CBS may within 60 days either (i) purchase all of our securities held by DBC or (ii) require DBC to place these securities in a trust which would then dispose of the securities with a view to maximizing the sale price while disposing of such shares as promptly as reasonably practicable. DBC would forfeit its Board representation in either event. We cannot predict which option, if any, CBS would elect in such an event. Although DBC has advised us that it has no present plans or intentions to effect a DBC Change of Control, DBC could effect a DBC Change of Control at any time in the future. See "Description of Capital Stock."

DEPENDENCE ON CBS RELATIONSHIP

     We license the CBS logo, name and certain news content from CBS. The CBS logo and name are critical to our marketing and brand building activities. We would need to change the name of our Web site and devote substantial resources towards building a new brand name if our Amended and Restated License Agreement with CBS were terminated or not renewed. This agreement also has a number of risks associated with it. CBS can require us to remove any content on our Web site which it determines conflicts with, interferes with or is detrimental to its reputation or business or for certain other reasons. We are also required to conform to CBS's guidelines for the use of its trademarks. CBS has the right to approve all materials, such as marketing materials, that include any CBS trademarks. CBS also has control over the visual and editorial presentation of its television news content on our Web site. Because of these restrictions, we may be unable to engage in our desired marketing activities.

     Our license agreement with CBS will expire on October 29, 2002 and CBS will have no obligation to renew it. CBS will also have the right to terminate this agreement if (i) we breach a material term or condition of the agreement, (ii) we become insolvent or subject to bankruptcy or similar proceedings, (iii) a competitor of CBS acquires 15% or more of our voting power, (iv) we issue voting securities to, or actively participate in the acquisition of our voting power by, a CBS competitor which results in such competitor directly or indirectly owning 9% or more of our voting power or (v) we discontinue using the MarketWatch trademark and do not establish a substitute mark acceptable to CBS. If our agreement with CBS is terminated prior to the end of its term, our business could be adversely affected.

     CBS has agreed, subject to certain limitations, to provide us an aggregate rate card amount of $30 million of advertising and on-air promotions during the period from October 29, 1997 through October 29, 2002. However, the timing and placement of these advertisements or promotions are subject to CBS's discretion and CBS does not make guarantees to us as to the demographic composition or size of the audience that views these advertisements or promotions. This advertising and on-air promotion, as well as our association with the CBS brand, are important elements of our strategy to increase our brand awareness. This obligation will terminate if our license agreement terminates.

     We may not be able to continue to attract a sufficient amount of traffic and advertisers to our Web site without the CBS name and logo or promotion from CBS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Strategic Relationships," "Certain Transactions" and Note 7 of Notes to MarketWatch.com Financial Statements.

DEPENDENCE ON DBC RELATIONSHIP

     DBC has provided us with substantially all of our cash funding to date as well as accounted for a substantial portion of our revenues. DBC also currently provides us with Web site hosting services, software programming assistance, data feeds, communications lines, office space and related facilities, network operations and Web site management services as well as certain administrative, engineering and human resources services. If DBC fails to provide these services satisfactorily, we would be required to perform these services ourselves or obtain these services from another provider, which could cause us to incur additional costs in replacing these services. We may not be able to replace these services on commercially reasonable terms or if we choose to perform these services ourselves, we may not be able to perform them adequately. During any such transition, our services could be disrupted for an indefinite period of time and, as a result, we could lose a substantial number of users and advertisers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Note 7 of Notes to MarketWatch.com Financial Statements.

POTENTIAL COMPETITION FROM CBS AND DBC

     Although our agreements with CBS and DBC contain certain non-competition provisions, these provisions have certain exceptions and are not exclusive relationships. For example, CBS may license its name and logo to other Web sites or Internet services that deliver general news, sports or entertainment, even if these sites or services also offer financial news, so long as the delivering of stock quotes and financial news is not their primary function and their principal theme and format. DBC may provide hosting services to other Web sites. DBC may also establish an advertising-supported Web site that does not have as its primary function and its principal theme and format the delivery of financial news and stock quotes. Either CBS or DBC may license their content to, or invest in other Web sites or Internet services. These Web sites could compete with our Web site. CBS and DBC might promote these other services more actively than they promote ours. Our business could be adversely affected if CBS or DBC were to engage in any of these activities or if they were to otherwise support competitive Web sites. See "Business -- Strategic Relationships" and "Certain Transactions."

INTENSE COMPETITION

     The number of Web sites competing for consumers' attention and spending has increased and we expect it to continue to increase.

     We compete for advertisers, users and content providers with the following types of companies:

     - publishers and distributors of traditional media (such as television, radio and print), such as The Wall Street Journal, CNN and CNBC,

     - general purpose consumer online services such as America Online and Microsoft Network,

     - online services or Web sites targeted to business, finance and investing needs (such as TheStreet.com and Motley Fool), and

     - Web retrieval and other Web "portal" companies (such as Excite, Inc., InfoSeek Corporation, Lycos, Inc., Yahoo! Inc., and Netscape Communications Corporation). Increased competition could result in price reductions, reduced margins or loss of market share, any of which would adversely affect our business.

     We also compete for advertisers with traditional advertising media, such as print, radio and television. Therefore, if the Web is not perceived as an effective advertising medium, advertisers may be reluctant to advertise on our Web site. See "Business -- Industry Background" and "-- Competition."

NEED TO DEVELOP AND IMPLEMENT INTERNAL SYSTEMS

     We have been and continue to be substantially dependent on DBC for many of our financial, administrative and operational services and related support functions. We may not be able to perform these financial, administrative, operational and support functions effectively as an independent company. In addition, we believe that we will need further improvements in these systems, controls and procedures to manage our growth. Our future financial performance could be adversely affected if we or DBC do not perform these functions effectively or if we do not implement these systems, controls and procedures successfully.

NEED TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS

     We depend on establishing and maintaining distribution relationships with high-traffic Web sites for a significant portion of our traffic. For example, for the month of August 1998, a significant percentage of our traffic came from Yahoo!. There is intense competition for placements on these sites, and we may not be able to enter into such relationships on commercially reasonable terms or at all. Even if we enter into distribution relationships with these Web sites, they themselves may not attract significant numbers of users. Therefore, our site may not receive additional users from these relationships. Moreover, we may have to pay significant fees to establish these relationships.

     Occasionally we enter into agreements with advertisers, content providers or other high traffic Web sites that require us to exclusively feature these parties in certain sections of our Web site. Existing and future exclusivity arrangements may prevent us from entering into other content agreements, advertising or sponsorship arrangements or other strategic relationships. Many companies we may pursue for a strategic relationship also offer competing services. As a result, these competitors may be reluctant to enter into strategic relationships with us. Our business could be adversely affected if we do not establish and maintain additional strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in increased use of our Web site.

RISKS ASSOCIATED WITH WEB ADVERTISING

     We expect to derive a substantial amount of our revenues from advertising for the foreseeable future. No standards have been widely accepted to measure the effectiveness of Web advertising. If such standards do not develop, existing advertisers may not continue their current levels of Web advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Web. Advertisers that already have invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Our business would be adversely affected if the market for Web advertising fails to develop or develops more slowly than expected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Strategy" and "-- Advertising and Sales."

     Different pricing models are used to sell advertising on the Web. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. For example, advertising rates based on the number of "click throughs," (or user requests for additional information made by clicking on the advertisement), instead of rates based solely on the number of impressions, (or times an advertisement is displayed) could adversely affect our revenues because impression-based advertising comprises a substantial majority of our current advertising revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Web advertising. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a Web user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Web advertising.

     It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our Web site. We depend on third parties to provide these measurement services. If they are unable to provide these services in the future, we would be required to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business during the time we are replacing these services. We are implementing additional systems designed to record demographic data on our users. If we do not develop these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users. Companies may not advertise on our Web site or may pay less for advertising if they do not perceive our measurements or measurements made by third parties to be reliable.

DEVELOPMENT OF DIRECT SALES FORCE

     Until early 1998, we relied upon third parties to sell advertisements on our Web site. Since that time, we created our own internal sales force. On June 30, 1998, our sales force had eight members. We depend on this sales force to sell advertising on our Web site. This involves a number of risks:

     - our sales personnel have only worked for us for a short period of time,

     - our need to further increase the size of our sales force,

     - our ability to hire, retain, integrate and motivate additional sales and sales support personnel,

     - the length of time it takes new sales personnel to become productive, and

     - the competition we face from other companies in hiring and retaining sales personnel.

     Our business would be adversely affected if we do not develop and maintain an effective sales force.

DEPENDENCE ON FINANCIAL INDUSTRY CUSTOMERS

     Financial services companies have accounted for the substantial majority of our advertising revenues. We will need to sell advertising to customers outside of the financial services industry in order to increase our revenues. To date, relatively few advertisers from industries other than the technology and financial services industries have devoted a significant portion of their advertising budgets to Web advertising. If we do not attract advertisers from other industries, our business could be adversely affected.

SYSTEM RISKS

     Substantially all of our communications hardware and certain of our other computer hardware operations are located at DBC's facilities in the San Francisco Bay Area, a region susceptible to earthquakes. These systems could be damaged by fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Our Web site could also be affected by computer viruses, electronic break-ins or other similar disruptive problems. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies have low coverage limits and therefore our insurance may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. Although DBC has a redundant network operations center in Salt Lake City, Utah, we do not presently have a formal disaster recovery plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" and "Business -- Facilities."

     Our Web site must accommodate a high volume of traffic and deliver frequently updated information. Our Web site has in the past and may in the future experience slower response times or decreased traffic on our site for a variety of reasons. We also depend on information providers, including DBC, to provide information and data feeds on a timely basis. Our Web site could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web site. Each of them has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Moreover, the Web infrastructure may not be able to support continued growth in its use. Any of these problems could adversely affect our business.

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE WEB

     Our market is new and rapidly evolving. Our business would be adversely affected if Web usage does not continue to grow. Web usage may be inhibited for a number of reasons, such as: inadequate network infrastructure; security concerns; inconsistent quality of service; and lack of availability of cost-effective, high-speed service. If Web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Web usage, as well as usage of our Web site, could grow more slowly or decline.

UNCERTAIN MAINTENANCE AND STRENGTHENING OF BRAND

     To be successful, we must maintain and strengthen our brand awareness. In order to build our brand awareness, we must succeed in our marketing efforts, provide high quality services, and benefit from our relationship with CBS. We may need to increase our marketing budget substantially as part of our brand building efforts. Our business could be adversely affected if our marketing efforts are not productive or if we cannot increase our brand awareness.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

     We are dependent on the continued service of our key personnel. We expect that we will need to hire additional personnel in all areas. The competition for personnel throughout our industry is intense, particularly in the San Francisco Bay Area, where our headquarters are located. At times, we have experienced difficulties in attracting new personnel. All of our personnel may terminate their employment at any time for any reason. We do not maintain key person life insurance for any of our personnel. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected. See "Business -- Employees" and "Management."

MANAGEMENT OF GROWTH AND EXPANSION; BRIEF TENURE OF MANAGEMENT

     We are currently experiencing a period of significant expansion. We believe that further expansion will be required both to operate as an entity independent from DBC and in order to grow our business. This growth is likely to continue to place a significant strain on our resources. As part of this growth, we will have to implement new operational and financial systems and procedures and controls to expand, train and manage our employee base and to maintain close coordination among our technical, accounting, finance, marketing, sales and editorial organizations. If we are unable to accomplish any of these, our business could be adversely affected.

     Several members of our senior management joined us in 1998, including our Vice President of Advertising Sales in January, Vice President of Marketing in May and Chief Financial Officer in June. These individuals have not previously worked together and are becoming integrated as a management team, and there can be no assurance that they will be able to work together effectively or successfully manage our growth.

RISKS RELATING TO TECHNOLOGICAL CHANGE

     Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. These are exacerbated by the recent growth of the Web and the intense competition in our industry. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services. We could also incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. Our business could be adversely affected if we incurred significant costs without adequate results or cannot adapt to these changes.

NEW AND ENHANCED SERVICES RISKS

     We believe that our Web site will be more attractive to advertisers if we have a larger audience comprised of demographically-favorable users. Accordingly, we intend to introduce additional or enhanced services in the future in order to retain our current users and attract new users. Our reputation and brand name could be adversely affected if we introduce a service that is not favorably received. We may also experience difficulties that could delay or prevent the introduction of new services. Furthermore, these services may contain errors that are discovered after the services are introduced. We may need to significantly modify the design of these services on our Web site to correct these errors. Our business could be adversely affected if we experience difficulties in introducing new services or if these new services are not accepted by users.

RISKS ASSOCIATED WITH ACQUISITIONS

     We may make investments in complementary companies, technologies, services or products if appropriate opportunities arise. If we buy a company, we could have difficulty assimilating the personnel and operations of the acquired company. If we make other types of acquisitions, assimilating the technology, services or products into our operations could be difficult. This may cause a disruption in our ongoing business, distract our management and other resources, and make it difficult to maintain our standards, controls and procedures. We may not succeed in overcoming these risks or any other problems we might encounter in connection with any future acquisitions. In addition, we may be required to incur debt or issue equity securities to pay for any future acquisitions.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     There are currently few laws or regulations that specifically regulate communications or commerce on the Web. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, although it was held unconstitutional, the Telecommunications Act of 1996 prohibited the transmission over the Web of certain types of information and content. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Web. In addition, several telecommunications carriers are seeking to have telecommunications over the Web regulated by the Federal Communications Commission (FCC) in the same manner as other telecommunications services. In addition, the growing use of the Web has burdened the existing telecommunications infrastructure in many areas and local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate Internet Service Providers and online services providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy, are applicable to the Web. Any new laws or regulations relating to the Web could adversely affect our business.

SECURITY RISKS

     A significant barrier to electronic commerce and communications over the Web has been the need for secure transmission of confidential information. Web usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third person was able to misappropriate our users' personal information or credit card information, we could be subjected to claims, litigation or other potential liabilities.

LIABILITY FOR INFORMATION RETRIEVED FROM THE WEB

     Because content on our Web site is distributed to others, we may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories. These types of claims have been brought, sometimes successfully, against online services in the past. We could also be subjected to claims based upon the content that is accessible from our Web site through links to other Web sites. Our insurance may not adequately protect us against these types of claims.

INTELLECTUAL PROPERTY; POTENTIAL LITIGATION

     Trademarks and other proprietary rights are important to our success and our competitive position. We seek to protect our trademarks and other proprietary rights, but these actions may be inadequate to protect our trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. We may also license content from third parties in the future and it is possible that we could become subject to infringement actions based upon the content licensed from these third parties. Any of these claims, with or without merit, could subject us to costly litigation and the diversion of our technical and management personnel. In addition, our license agreement (as it will be amended and restated) with CBS involves a number of risks. See "-- Dependence on CBS Relationship" and "Business -- Intellectual Property."

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of our Amended and Restated Certificate of Incorporation, Bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. See "Certain Transactions" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     After this offering there will be outstanding           shares of our
Common Stock (       if the Underwriters' over-allotment option is exercised in full). Of these shares, the shares sold in the offering will be freely tradeable except for any shares purchased by "affiliates" of the Company as defined in Rule 144 under the Securities Act. The remaining 9,000,000 shares held by CBS and DBC will be "restricted securities" and will become eligible for sale no later than the first anniversary of the date our business is changed to a corporation, subject to the volume limitations and other conditions of Rule 144 under the Securities Act. In addition, we intend to file a registration statement on Form S-8 with the Securities and Exchange Commission within 180 days after this offering covering (i) the 624,250 shares of Common Stock reserved for issuance under our 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan and (ii) the shares subject to outstanding options (875,750 as of September 30, 1998). On that date, at least 188,325 shares will be subject to immediately exercisable options (based on options outstanding on September 30, 1998). Sales of a large number of shares could have an adverse effect on the market price for our Common Stock.

     Neither CBS nor DBC has any restrictions on selling any of our securities held by it, other than as provided in lock-up agreements with BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, the Stockholders' Agreement and under applicable securities laws. In addition, CBS and DBC can require us to register our securities they own for public sale. Any sales by these stockholders could adversely affect the trading price of our Common Stock. See "Management -- Director Compensation," "-- Employee Benefit Plans," "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

NO PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     There has not been a public market for our Common Stock. We cannot predict the extent to which investor interest in MarketWatch.com will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between the Company and the representatives of the Underwriters and may not be indicative of prices that will prevail in the trading market. The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price. See "Underwriting." In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

DILUTION

     The initial public offering price of our Common Stock is substantially higher than the net tangible book value per share of the outstanding Common Stock immediately after this offering. Therefore, if you purchase our Common Stock in this offering, you will incur immediate dilution of approximately
$     in the net tangible book value per share of Common Stock from the price you pay for such Common Stock (based upon an assumed initial public offering
price of $     per share). See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the           shares of
Common Stock offered by the Company hereby are estimated to be approximately
$     million (approximately $     million if the Underwriters' over-allotment
option is exercised in full), at an assumed initial public offering price of
$     per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. The principal purposes of this offering are to obtain additional capital, create a public market for the Company's Common Stock and facilitate future access by the Company to the public capital markets.

     The Company intends to use at least $5.0 million of the net proceeds of this offering for marketing activities during 1998 and 1999 and a portion of the net proceeds to repay all outstanding indebtedness to DBC ($1.5 million at June 30, 1998). This indebtedness matures on October 29, 2000 and bears interest at a rate equal to the prime rate of The Chase Manhattan National Bank plus 2% (10.5% at June 30, 1998). The Company expects to use the remainder of the net proceeds for general corporate purposes, including working capital and other general corporate purposes, such as expansion of sales and marketing activities and the acquisition of content and distribution relationships. The amounts actually expended by the Company for such working capital purposes may vary significantly and will depend on a number of factors, including the amount of the Company's future revenues and the other factors described under "Risk Factors." Accordingly, the Company's management will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. The Company has no current plans, agreements or commitments with respect to any such acquisition, and the Company is not currently engaged in any negotiations with respect to any such transaction. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends on its capital stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998 (i) on an actual basis, and (ii) as adjusted to give effect to the sale
of the                shares of Common Stock offered hereby, at an assumed
initial public offering price of $     per share and after deducting the
estimated underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                                  JUNE 30, 1998
                                                              ---------------------
                                                                              AS
                                                              ACTUAL(3)    ADJUSTED
                                                              ---------    --------
                                                                 (IN THOUSANDS)
Advances from DBC(1)........................................  $  1,539     $
                                                              --------     --------
Stockholders' equity (deficit):
  Preferred Stock, $0.01 par value; 5,000,000 shares
     authorized, no shares issued and outstanding actual and
     as adjusted............................................        --           --
  Common Stock, $0.01 par value; 30,000,000 shares
     authorized, 9,000,000 shares issued and outstanding
     actual;           shares issued and outstanding as
     adjusted(2)............................................        90
  Additional paid-in capital................................     3,476
  Deferred compensation.....................................      (285)
  Contribution receivable...................................    (1,000)
  Accumulated deficit.......................................    (2,434)
                                                              --------     --------
          Total stockholders' equity (deficit)..............      (153)
                                                              --------     --------
            Total capitalization............................  $  1,386     $
                                                              ========     ========

---------------
(1) See Note 7 of Notes to MarketWatch.com Financial Statements for a description of the advances from DBC.

(2) Based on the number of shares outstanding as of June 30, 1998 and giving effect to the Reorganization as if such transaction had occurred as of such date. Excludes (i) 722,000 shares of Common Stock then issuable upon the exercise of options then outstanding with a weighted average exercise price of $6.00 per share, (ii) an aggregate of 153,750 shares of Common Stock subject to stock options granted subsequent to June 30, 1998, and (iii) an aggregate of 624,250 additional shares to be reserved for issuance under the Company's 1998 Equity Incentive Plan and 1998 Directors' Stock Option Plan. See "Management -- Employee Benefit Plans" and Note 4 of Notes to MarketWatch.com Financial Statements.

(3) Reflects the Reorganization as if such transaction had occurred as of the inception of the LLC.

                                    DILUTION

     The net tangible book value of the Company as of June 30, 1998 was approximately $(153,000), or $(0.02) per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma shares of Common Stock outstanding as of June 30, 1998. After giving effect to the issuance and sale of
the           shares of Common Stock offered hereby (at an assumed initial
public offering price of $     per share and after deducting estimated
underwriting discounts and commissions and estimated offering expenses), the Company's pro forma net tangible book value as of June 30, 1998 would have been
$     , or $     per share. This represents an immediate increase in pro forma
net tangible book value of $     per share to existing stockholders and an
immediate dilution of $
per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............            $
  Net tangible book value per share at June 30, 1998........  $(0.02)
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................
Pro forma net tangible book value per share after
  offering..................................................
                                                                        ------
Dilution per share to new investors.........................            $
                                                                        ======

     The following table summarizes, on a pro forma basis, as of June 30, 1998, the differences between the number of shares of Common Stock purchased from the Company, the aggregate cash consideration paid and the average price per share paid by existing stockholders and new investors purchasing shares of Common Stock in this offering:

                                SHARES PURCHASED        TOTAL CONSIDERATION
                              ---------------------    ----------------------    AVERAGE PRICE
                                NUMBER      PERCENT      AMOUNT      PERCENT       PER SHARE
                              ----------    -------    ----------    --------    -------------
Existing stockholders(1)....   9,000,000          %    $2,000,000            %       $0.22
New investors...............
                              ----------    ------     ----------    --------
          Total.............                 100.0%    $                100.0%
                              ==========    ======     ==========    ========

---------------
(1) Reflects the Reorganization as if it had occurred as of the inception of the LLC.

     The foregoing discussion and tables assume no exercise of any stock options outstanding as of June 30, 1998. As of June 30, 1998, there were options outstanding to purchase a total of 722,000 shares of Common Stock with a weighted average exercise price of $6.00 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Risk Factors -- Dilution," "Capitalization," "Management -- Employee Benefit Plans" and Note 4 of Notes to MarketWatch.com Financial Statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data is qualified by reference to, and should be read in conjunction with, the Financial Statements of the Company and DBC Online/News, the respective notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The selected statement of operations data of the Company presented below for the period from inception (October 29, 1997) through December 31, 1997, and the balance sheet data as of December 31, 1997 and June 30, 1998, are derived from financial statements of the Company that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this Prospectus. The selected statement of operations data of DBC Online/News for the period from inception (October 1, 1995) through December 31, 1996 and for the period from January 1, 1997 to October 28, 1997 and the balance sheet data as of December 31, 1996 and October 28, 1997, are derived from financial statements of DBC Online/News, that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this Prospectus and reflect the operations of DBC Online/News. The statement of operations data for the quarters ended March 31, 1998 and June 30, 1998 are derived from unaudited financial data of the Company and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's results of operations for such periods and its financial condition as of such date. The operating results for the quarters ended March 31, 1998 and June 30, 1998 are not necessarily indicative of the results to be expected for any other interim period or the year ending December 31, 1998. The financial information of DBC Online/News included herein is not necessarily indicative of the results of operations, financial position and cash flows of the Company had it been a stand-alone entity at such times nor is it indicative of the results of operations, financial position and cash flows of the Company in the future.

                                                DBC ONLINE/NEWS(1)                              MARKETWATCH.COM
                                       ------------------------------------   ---------------------------------------------------
                                           INCEPTION                              INCEPTION
                                       (OCTOBER 1, 1995)   JANUARY 1, 1997    (OCTOBER 29, 1997)           QUARTER ENDED
                                            THROUGH            THROUGH             THROUGH         ------------------------------
                                       DECEMBER 31, 1996   OCTOBER 28, 1997   DECEMBER 31, 1997    MARCH 31, 1998   JUNE 30, 1998
                                       -----------------   ----------------   ------------------   --------------   -------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.........................       $   607            $ 1,172             $   630            $ 1,176          $ 1,519
Cost of revenues.....................           330                529                 148                180              363
                                            -------            -------             -------            -------          -------
 Gross profit........................           277                643                 482                996            1,156
                                            -------            -------             -------            -------          -------
Operating expenses...................
 Product and content development.....         1,491              1,016                 186                338              664
 General and administrative..........           758                943                 248                533              730
 Sales and marketing.................           132                 67                 129                884            1,335
                                            -------            -------             -------            -------          -------
       Total operating expenses......         2,381              2,026                 563              1,755            2,729
                                            -------            -------             -------            -------          -------
Operating loss.......................        (2,104)            (1,383)                (81)              (759)          (1,573)
 Interest expense....................           (99)              (181)                 --                 (7)             (14)
                                            -------            -------             -------            -------          -------
Loss before income tax benefit.......        (2,203)            (1,564)                (81)              (766)          (1,587)
 Income tax benefit..................           883                621                  --                 --               --
                                            -------            -------             -------            -------          -------
Net loss.............................       $(1,320)           $  (943)            $   (81)           $  (766)         $(1,587)
                                            =======            =======             =======            =======          =======
Basic and diluted net loss per
 share(2)............................                                              $ (0.01)           $ (0.09)         $ (0.18)
                                                                                   =======            =======          =======
Shares used to compute basic and
 diluted net loss per share(2)(3)....                                                9,000              9,000            9,000
                                                                                   =======            =======          =======

                                                             DBC ONLINE/NEWS                          MARKETWATCH.COM
                                                  -------------------------------------    --------------------------------------
                                                  DECEMBER 31, 1996   OCTOBER 28, 1997     DECEMBER 31, 1997      JUNE 30, 1998
                                                  -----------------   -----------------    -----------------    -----------------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash............................................       $    --             $    --             $     --             $    628
Working capital (deficit).......................        (1,502)             (2,449)                 139                 (948)
Total assets....................................           409                 546                  237                2,240
Advances from DBC...............................         1,644               2,708                   --                1,539
Total stockholders' equity (deficit)............        (1,320)             (2,263)                 152                 (153)

---------------
(1) Represents the results of operations of the Predecessor Business for the periods indicated.

(2) Reflects the Reorganization as if such transaction had occurred as of the beginning of the period indicated.

(3) See Note 2 to Notes of MarketWatch.com Financial Statements for information concerning the number of shares used in computing net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Financial Statements and the Notes thereto of the Company and the Predecessor Business which appear elsewhere in this Prospectus. The following discussion contains forward-looking statements that reflect the Company's plans, estimates and beliefs. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Prospectus, particularly in "Risk Factors."

OVERVIEW

     MarketWatch.com is a leading Web-based provider of comprehensive, real-time, business news, financial programming and analytic tools. The Company offers real-time coverage of business and financial news and in-depth commentary on market moving trends and events. The Company was formed as a limited liability company in October 1997 as a successor to the Online/News Business of DBC which began in October 1, 1995. The Predecessor Business was operated as www.dbc.com and served stock quotes, portfolios, fundamental data and news. In connection with the formation of the LLC, DBC contributed certain assets associated with the Predecessor Business, $1.0 million in cash and agreed to contribute an additional $1.0 million in cash in exchange for a 50% ownership interest. CBS agreed to contribute, over a period of five years, advertising and promotions in exchange for a 50% ownership interest. Pursuant to the Reorganization, the Company will be converted into a corporation immediately prior to the closing of this offering. See "Certain Transactions."

     In connection with the formation of the LLC, the Company, CBS and DBC entered into certain agreements. Immediately prior to the closing of this offering, certain of these agreements will be amended and restated and the Company, CBS and DBC will enter into additional agreements. Pursuant to the terms of the Amended and Restated License Agreement, CBS will grant to the Company the non-exclusive right and license to certain CBS news content and registered trademarks including the CBS "Eye" design, until October 29, 2002, subject to earlier termination on the occurrence of certain events. As consideration for these rights under the Amended and Restated License Agreement, the Company will pay CBS a royalty of (i) during 1998, (A) 8% of Gross Revenues in excess of $1.0 million and up to and including $41.0 million and (B) 6% of Gross Revenues in excess of $41.0 million, (ii) during 1999, (A) 8% of Gross Revenues in excess of $500,000 and up to and including $40.5 million and (B) 6% of Gross Revenues in excess of $40.5 million, and (iii) in subsequent years through the termination of the Amended and Restated License Agreement on October 29, 2002, (A) 8% of Gross Revenues up to and including $40.0 million and (B) 6% of Gross Revenues in excess of $40.0 million. Gross Revenues are defined in that agreement as gross operating revenues of the Company, its subsidiaries and, to the extent of dividends or other distributions received by the Company or its subsidiaries, any entity in which the Company or its subsidiaries have an interest, that are derived from an Internet service or Web site that (i) provides information or services of a financial nature or (ii) uses the CBS trademarks, excluding certain revenues attributable to DBC under the Amended and Restated Services Agreement, certain advertising revenue and certain advertising sales commissions. See "Risk Factors -- Dependence on CBS Relationship." Under the terms of the Amended and Restated Services Agreement DBC will provide, if requested by the Company, certain general services to the Company, which include cash management, accounting services, human resources services, network operations and hosting of the Company's Web site. Additionally, DBC will provide the Company with computer software and equipment to support its Web site. Charges for these hosting services and equipment usage will be based upon DBC management's estimate of costs attributable to the operations of the Company's Web site. DBC will also pay the Company, in exchange for real-time market feeds, 25% of net revenues earned from subscriptions to MarketWatch Live and 75% of net revenues earned from subscriptions to MarketWatch RT. The Amended and Restated Services Agreement will also provide for the Company to receive between $2.50 to $5.00 for each DBC subscriber who receives real-time quotes and news depending on the level of service, subject to a minimum monthly payment by DBC to the Company of $100,000.

     The results of operations for the DBC Online/News Business reflect the carve-out historical results of operations of the online and news business of DBC. The results of operations include all revenue and costs directly attributable to the DBC Online/News Business, including costs for facilities, functions and services used by the business at shared sites and allocations of costs for certain administration functions and services performed by centralized departments within DBC. Costs have been allocated to the online business based on DBC management's estimate of the costs attributable to its operations. Such allocations are not necessarily indicative of the costs that would have been incurred if the DBC Online/News Business had been a separate entity. Separate presentation of the results of operations and cash flows for the period from inception (October 1, 1995) through December 31, 1995 have been omitted since such activity was immaterial to the DBC Online/News Business. Revenues and expenses for the period from inception (October 1, 1995) through December 31, 1995 were $0 and $236,000, respectively. The Company believes that it is not meaningful to compare the results of operations of the DBC Online/News Business with those of MarketWatch.com because of the different business models of the DBC Online/News Business and MarketWatch.com and the growth of MarketWatch.com since the formation of the LLC.

     The Company generates its revenues from three primary sources: the sale of advertising on the Company's Web site; subscriptions to premium services available through the Web site; and the sale of news to DBC for distribution to DBC's RT customers. Advertising revenue is recognized ratably in the period the advertising is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of "impressions," or times that an advertisement is viewed by users of the Company's Web site. The sponsorship agreements vary, with the Company typically generating fixed fees for monthly access or, in certain instances, variable fees dependent upon the number of users directed to, or number of transactions consummated at, the sponsor's Web site by linked customers. Such amounts are recognized as revenue in the month earned. Subscription revenue relates to customer subscriptions to the DBC premium online services, MarketWatch RT and MarketWatch Live, which are sold through the Company's Web site. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to subscription fees for which amounts have been collected but for which revenue has not been recognized. Revenue related to the sale of news to DBC is recognized in the month the services are provided. The Company may in the future consider entering into barter transactions, however to date, barter revenues and expenses have not been material.

     The Company expects to incur significantly higher costs, particularly sales and marketing costs, in the future to grow its business. As a result, the Company expects to incur significant operating losses for the foreseeable future and, because costs are largely fixed in the short term, the Company expects to be vulnerable to significant fluctuations in operating losses if actual revenues fall below anticipated levels. Furthermore, given the rapidly evolving nature of the Company's business and its very limited operating history, the Company's operating results are difficult to forecast and period-to-period comparison of the Company's operating results will not be meaningful and should not be relied upon as any indication of future performance. Due to these and other factors, many of which are outside the Company's control, the Company's quarterly operating results may fluctuate significantly in the future. See "Risk
Factors -- Very Limited Operating History Under Current Business," "-- Uncertain Profitability" and "-- Potential Fluctuations in Quarterly Operating Results; Unpredictability of Future Revenues; Seasonality."

RESULTS OF OPERATIONS -- MARKETWATCH.COM

     Net Revenues

     Net revenues were $1.5 million and $1.2 million for the quarters ended June 30, 1998 and March 31, 1998, respectively and $630,000 for the period from inception (October 29, 1997) through December 31, 1997. The increase in net revenues during the three months ended March 31, 1998 reflects an increase in the number of advertisers on the Company's Web site, as well as an increase in the cost per thousand impressions, or "CPM," advertising rate earned, and the sale of sponsorships. The increase in net revenues during the quarter ended June 30, 1998 reflects an increase in the sale of sponsorships on the Web site.

     Substantially all of the Company's advertising customers purchase advertising under short-term contracts. Customers can cease advertising on short notice without penalty. Advertising revenues would be adversely affected if the Company were unable to secure new advertising contracts from existing customers or obtain new customers. The Company expects to continue to derive a substantial majority of its net revenues from selling advertisements. Because the market for Web advertising is intensely competitive, advertising rates could be subject to pricing pressure in the future. If the Company is forced to reduce its advertising rates or experiences lower CPMs or click-through advertising rates as a result of such competition or otherwise, future revenues could be adversely affected.

     Cost of Revenues

     Cost of revenues primarily consists of expenses associated with royalties, including royalties to CBS under the Original License Agreement, communications infrastructure and Web site hosting expenses, which currently are payable to DBC. Infrastructure and hosting expenses paid to DBC include costs for communication lines, depreciation and payments to DBC for real-time market feeds. Cost of revenues were $363,000 and $180,000 for the quarters ended June 30, 1998 and March 31, 1998, respectively and $148,000 for the period from inception (October 29, 1997) through December 31, 1997. As a percentage of net revenues, cost of revenues were 24%, 15% and 24% for the quarters ended June 30, 1998 and March 31, 1998 and the period from inception (October 29, 1997) through December 31, 1997, respectively. The increase in cost of revenues in absolute dollars during the six month period ended June 30, 1998 is primarily due to increases in fees paid for communication lines resulting from increased traffic on the Web site. Included in cost of revenues are costs charged by DBC under the current Services Agreement of $92,000 and $104,000 for the quarters ended June 30, 1998 and March 31, 1998, respectively and $40,000 for the period from inception (October 29, 1997) through December 31, 1997. No payments were made to CBS under the License Agreement for the period from inception (October 29, 1997) through December 31, 1997 and the six months ended June 30, 1998, respectively as the Company's advertising revenues did not exceed the threshold amount specified in the Original License Agreement.

     Operating Expenses

     Since inception, operating expenses have increased significantly to reflect the costs associated with the growth and development of the Company and its Web site. The Company continues to be substantially dependent on DBC for many of its financial, administrative and operational services and related support functions. This dependence involves a number of risks. See "Risk Factors -- Dependence on DBC Relationship." The Company plans to implement independent financial, operational and management controls, and reporting systems and procedures to support the continued expansion of its operations. As a consequence, the Company intends to continue to increase expenditures in all operating areas to support its planned growth and the development of its infrastructure.

     Product and Content development. Product and content development expenses primarily consist of employee compensation directly attributable to the support of new product development, salaries for the Company's editorial staff and costs of obtaining rights to third party content. Product and content development expenses were $664,000 and $338,000 for the quarters ended June 30, 1998 and March 31, 1998, respectively and $186,000 for the period from inception (October 29, 1997) through December 31, 1997. As a percentage of net revenues, product and content development expenses were 44%, 29% and 30% for the quarter ended June 30, 1998 and March 31, 1998 and the period from inception (October 29, 1997) through December 31, 1997, respectively. The increase in product and content development expenses in absolute dollars is primarily the result of the hiring of additional news and Web site development personnel in the second quarter of 1998. To date, all product and content development costs have been expensed as incurred. The Company believes that significant investments in product and content development are required to remain competitive. The Company intends to increase the absolute dollar level of product and content development expenditures in future periods in order to further enhance the programming on the Company's Web site.

     General and Administrative. General and administrative expenses consist primarily of compensation, fees for professional services, costs charged for facilities and services performed under the current Services Agreement by DBC, depreciation and charges for bad debts. General and administrative expenses were $730,000 and $533,000 for the quarters ended June 30, 1998 and March 31, 1998, respectively, and $248,000 for the period from inception (October 29, 1997) through December 31, 1997. As a percentage of net revenues, general and administrative expenses were 50%, 45% and 39% for the quarters ended June 30, 1998 and March 31, 1998 and the period from inception (October 29, 1997) through December 31, 1997, respectively. The increase in general and administrative expenses in absolute dollars is attributable to costs associated with increased headcount and lease expenses, and increased infrastructure costs. Included in general and administrative expenses are costs charged by DBC under the Services Agreement of $72,000 for each of the quarters ended June 30, 1998 and March 31, 1998, respectively and $30,000 for the period from inception (October 29, 1997) through December 31, 1997. The Company anticipates hiring additional personnel and incurring additional costs related to being a public company, including directors' and officers' liability insurance, investor relations programs and professional services fees. Accordingly, the Company intends to increase the absolute dollar level of general and administrative expenditures in future periods.

     The Company includes in general and administrative expenses the amortization of deferred compensation related to options granted below fair market value. Amortization of deferred compensation was $18,000 for the six months ended June 30, 1998. The Company intends to record deferred compensation of approximately $1.2 million in the quarter ended September 30, 1998 for options granted at an exercise price below fair market value of the Common Stock. This amount, in addition to the remaining $285,000 of deferred compensation previously recorded, will be amortized over the three year vesting period of the options.

     Sales and Marketing. Sales and marketing expenses consist primarily of promotion and advertising provided by CBS, promotional materials, Internet advertising costs, compensation, sales commissions and advertising commissions. Sales and marketing expenses were $1.3 million and $884,000 for the quarters ended June 30, 1998 and March 31, 1998, respectively, and $129,000 for the period from inception (October 29, 1997) through December 31, 1997. As a percentage of net revenues, sales and marketing expenses were 88%, 75% and 21% for the quarters ended June 30, 1998 and March 31, 1998 and the period from inception (October 29, 1997) through December 31, 1997, respectively. The increase in sales and marketing expenses in absolute dollars is attributable to the continued development of the Company's sales organization and increased marketing activity to promote the Company's products and services. At inception, the Company was substantially dependent on a third-party firm to support all sales and marketing activity. During the first six months of 1998, the Company transitioned substantially all sales and marketing efforts to its internal staff and believes that an increase in the number of staff will be necessary to achieve future revenue growth. Accordingly, the Company expects to increase its sales staff and significantly increase its marketing expenditures in the future. Therefore, the Company intends to increase the absolute dollar level of sales and marketing expenses in future periods. For the six months ended June 30, 1998, the Company has recognized $1.2 million of sales and marketing expenses based on the estimated fair value of promotions and advertising provided by CBS.

     Interest Expense

     Interest expense consists of interest on advances from DBC and were $14,000, $7,000 and $0 for the quarters ended June 30, 1998 and March 31, 1998 and the period from inception (October 29, 1997) through December 31, 1997, respectively. Interest on amounts due to DBC accrues at the prime rate plus 2%. The increase in interest expense over the periods was attributable to increases in the advance balance.

RESULTS OF OPERATIONS -- DBC ONLINE/NEWS BUSINESS

     Net Revenues

     Net revenues for the period from January 1, 1997 through October 28, 1997 were $1.2 million compared to $607,000 for the period from inception (October 1, 1995) through December 31, 1996. The period from inception (October 1, 1995) through December 31, 1996 was the first period in which the DBC made its Web site and the MarketWatch RT online service publicly available.

     Cost of Revenues

     Cost of revenues for the period from January 1, 1997 through October 28, 1997 were $529,000 compared to $330,000 for the period from inception (October 1, 1995) through December 31, 1996. Cost of revenues, as a percentage of net revenues, for the period from January 1, 1997 through October 28, 1998 were 45% compared to 54% for the period from inception (October 1, 1995) through December 31, 1996. The decrease in cost of revenues, as a percentage of net revenues, is primarily attributable to advertising revenues increasing while a portion of the costs associated with providing the advertising remained relatively constant. Included in cost of revenues are costs allocated from DBC. Allocated expenses for the period from January 1, 1997 through October 28, 1997 were $191,000 compared to $160,000 for the period from inception (October 1, 1995) through December 31, 1996.

     Operating Expenses

     Product and Content Development Expenses. Product and content development expenses for the period from January 1, 1997 through October 28, 1997 were $1.0 million compared to $1.5 million for the period from inception (October 1, 1995) through December 31, 1996. Product and content development, as a percentage of net revenues, for the period from January 1, 1997 through October 28, 1997 were 87% compared to 246% for the period from inception (October 1, 1995) through December 31, 1996. The decrease in product and content development expenses in absolute dollars from inception (October 1, 1995) through December 31, 1996 to the ten month period ended October 28, 1997 is due to high product and content development costs incurred during the period from October 1995 through April 1996 in the development of the Web site and the MarketWatch RT online service.

     General and Administrative. General and administrative expenses for the period from January 1, 1997 through October 28, 1997 were $943,000 compared to $758,000 for the period from inception (October 1, 1995) through December 31, 1996. General and administrative expenses, as a percentage of net revenues, for the period from January 1, 1997 through October 28, 1997 were 80% compared to 125% for the period from inception (October 1, 1995) through December 31, 1996. General and administrative expenses as a percentage of net revenues, decreased due to costs associated with the implementation of billing systems related to MarketWatch RT incurred during 1996. Included in general and administrative expenses are costs allocated from DBC. Allocated expenses for the period from January 1, 1997 through October 28, 1997 were $115,000 compared to $144,000 for the period from inception (October 1, 1995) through December 31, 1996.

     Sales and Marketing. Sales and marketing expenses for the period from January 1, 1997 through October 28, 1997 were $67,000 compared to $132,000 for the period from inception (October 1, 1995) through December 31, 1996. Sales and marketing, as a percentage of net revenues, for the period from January 1, 1997 through December 31, 1997 were 6% compared to 22% for the period from inception (October 1, 1995) through December 31, 1996. Sales and marketing expenses decreased due to a reduction in advertising costs associated with the initial promotion of the Web site in 1997. During 1997, substantially all sales and marketing efforts were outsourced to a third-party firm in order to reduce costs associated with maintaining an internal staff.

     Interest Expense

     DBC funded the working capital requirements of the DBC Online/News Business division based upon a centralized cash management system. Interest expense was $181,000 and $99,000 for the period from January 1, 1997 through October 28, 1997 and the period from inception (October 1, 1995) through December 31, 1996.

     Income Taxes

     No benefit for federal and state income taxes is reported in the financial statements as the Company has elected to be taxed as a partnership prior to the merger of the limited liability company into a corporation. Therefore, for the periods presented, the federal and state tax effects of the Company's tax losses were recorded by the members of the LLC in their respective income tax returns. Subsequent to the Reorganization, the Company will account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Had the Company applied the provisions of SFAS No. 109 for the period from inception (October 29, 1997) through December 31, 1997, the deferred tax asset generated, primarily from net operating loss carryforwards, would have been offset by a full valuation allowance.

     The DBC Online/News Business has accounted for income taxes in accordance with SFAS No. 109. The operating losses of the DBC Online/News Business were included in the consolidated tax returns of DBC and were used to offset taxable income. Therefore, the DBC Online/News Business has reflected a current tax benefit related to these tax losses.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has funded its operations primarily from cash contributed and advanced by DBC and from revenues from advertising sales. As of June 30, 1998, the Company had a working capital deficit of $948,000.

     Cash used in operating activities was $1.1 million for the six months ended June 30, 1998 compared to $205,000 for the period from inception (October 29, 1997) through December 31, 1997. Significant uses of cash in operations include costs associated with the formation of the Company, increased accounts receivable balances, as well as increased sales and marketing activities to establish and to promote the Company's products and services partially offset by increased accounts payable balances.

     Cash used in investing activities was $645,000 for the six months ended June 30, 1998 compared to $13,000 for the period from inception (October 29, 1997) through December 31, 1997 and primarily reflect capital expenditures. Cash from financing activities were $2.3 million for the six months ended June 30, 1998 compared to $218,000 for the period from inception (October 29, 1997) through December 31, 1997 and primarily reflect contributions and advances from DBC.

     Capital expenditures were $645,000 for the six months ended June 30, 1998 and $13,000 for the period from inception (October 29, 1997) through December 31, 1997. The Company's planned capital expenditures for the remainder of 1998 and 1999 are approximately $1.0 million. As of June 30, 1998, the Company had commitments under noncancellable operating leases of $1.6 million through March 31, 2003. In addition, under the terms of the Company's agreement with Yahoo!, the Company is committed to make payments for advertising and slotting of $870,000 through 1999. Upon completion of the Company's initial public offering, the minimum commitment increases from $870,000 over a twelve month period to $1.6 million over a twelve month period, beginning upon the closing of the Company's initial public offering. In addition, the Company is obligated to pay Yahoo! a fee based on the amount of traffic directed to the Company's Web site.

     To date, the Company continues to be substantially dependent on DBC for almost all of its financial, administrative and operational services and related support functions including cash management. The Company believes the implementation of an independent accounting system, financial, operational and management controls, and reporting systems and procedures will be necessary to support the continued expansion of its operations. As a consequence, the Company intends to expend capital resources to support the development of the infrastructure.

     Under the terms of the Limited Liability Company Agreement of the LLC between CBS and DBC and, subsequently, the Credit Agreement between the Company and DBC which will be entered into upon the closing of this offering, DBC agreed to advance the Company up to an aggregate of $5.0 million on a revolving basis through October 29, 2000. Borrowings bear interest at a variable rate per annum equal to The Chase Manhattan Bank's prime rate plus 2% and are due on October 29, 2000. As of June 30, 1998, advances from DBC were $1.5 million. The Company intends to use a portion of the net proceeds from this offering to repay all outstanding advances from DBC. In addition, DBC is required to contribute $1.0 million to the Company in October 1998.

     The Company believes that the net proceeds from this offering, together with its current cash and cash equivalents and commitments and borrowings from DBC will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months following the offering. Thereafter, if cash generated from operations and borrowings under the DBC Credit Agreement are insufficient to satisfy the Company's liquidity requirements, the Company may need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Strategic relationships, if necessary to raise additional funds, may require the Company to provide distribution or rights to certain of its technologies. The failure of the Company to raise capital when needed could have a material adverse effect on the Company's business, operating results and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company of its then-current stockholders would be reduced. However, if CBS or DBC elects to maintain their percentage interest in the Company pursuant to the exercise of the Purchase Right described under "Description of Capital
Stock -- Rights of First Refusal," then CBS or DBC would not necessarily suffer a reduction in their ownership. Furthermore, such equity securities might have rights, preferences or privileges senior to those of the Company's Common Stock.

YEAR 2000 COMPLIANCE

     The Company relies on DBC's computer and communications networks for the operation of its Web site, and on DBC's information systems for customer billing, accounting and administration. DBC has advised the Company that it has substantially completed a comprehensive review of its products, information systems and critical suppliers for year 2000 compliance, and has reported that its computer and communications networks are year 2000 compliant. DBC is currently installing new billing, accounting and administrative systems which are scheduled to be fully operational during 1999 and are fully year 2000 compliant. DBC and the Company also rely on information provided electronically by a number of outside suppliers. Based on representations received from suppliers and compliance testing completed and ongoing, DBC has advised the Company that its critical suppliers are or will be compliant in all material respects. The Company also relies on solutions provided by DoubleClick for the delivery of its advertising and user measurement. The Company has been informed by DoubleClick that DoubleClick's solutions are Year 2000 compliant.

     Failure of third-party equipment or software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, the purchasing patterns of advertisers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for Web advertising, which could have a material adverse effect on the Company's business, results of operations and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 establishes new standards for the way companies report information about operating segments in annual financial statements. The disclosures prescribed by SFAS 131 are effective for the year ending December 31, 1998. The Company does not expect such adoption to have a material effect on the Notes to the Financial Statements.

                                    BUSINESS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors." Ownership of the Company's securities by CBS or DBC should not be viewed as a recommendation by either company to purchase the Common Stock.

THE COMPANY

     The Company, through its CBS.MarketWatch.com Web site, is a leading Web-based provider of comprehensive real-time business news, financial programming and analytic tools. The Company also offers a wide range of other finance-related resources, including investor subscription services and personal finance community features, in order to provide a "one-stop-shop" for its audience. The Company's editors carefully design and regularly update the CBS.MarketWatch.com Web site throughout the trading day to present its programming in a relevant, clear and well-organized manner. The Company's staff of over 40 professional journalists creates in-depth, up-to-the-minute business and financial commentary and analysis that is used to update the Company's Web site throughout the trading day, and its correspondents often appear on CBS Television and CBS Radio news programming. The Company believes that its focus on original and authoritative content, its access to a traditional media audience combined with the interactive qualities of the Internet, will help it to build customer loyalty, user traffic and brand awareness. Furthermore, the Company believes that its strategic relationships with its principal investors, CBS and DBC, allow it to differentiate itself as the preeminent brand for real-time business news and financial programming on the Web. In September 1998, the CBS.MarketWatch.com Web site attracted nearly 2.0 million visitors who generated more than 45 million page views, as compared with approximately 785,000 visitors who generated more than 38 million page views in March 1998.

INDUSTRY BACKGROUND

     The Web as a New Medium

     The Web has rapidly become a significant global medium for communications, news, information and commerce. Jupiter Communications estimates that the number of Web users worldwide will grow from approximately 85 million at the end of 1997 to approximately 250 million by the end of 2002. This growth is being driven by a number of factors, including a growing base of PCs in the home and workplace, improvements in network infrastructure, more convenient, faster and inexpensive Internet access, advances in PCs and modems, increases in the quantity and quality of content available on the Web and the overall increased public awareness of the Web. The Web has also become an attractive medium for advertisers, offering a level of targetability, flexibility, interactivity and measurability not available in traditional media. Jupiter Communications estimates that the amount of Web advertising in the U.S. will grow from $940 million in 1997 to over $7.7 billion by the year 2002. By advertising on the Web, advertisers have the ability to gather demographic information and target their messages to specific groups of consumers as well as to change their advertisements frequently in response to market factors, current events and consumer feedback. Moreover, advertisers can track more accurately the effectiveness of their advertising messages by receiving reports of the number of advertising "impressions" delivered to consumers, and the resulting "hit" or "click through" rate to their Web sites.

     The Web allows content providers to deliver information and programming in a manner not possible in the traditional broadcast and print media. Although these traditional media can have large audiences, they are generally limited to a specific geography, can deliver only limited content or are not effective in a real-time environment. Print media is limited by the significant time delays involved in its production and distribution and its inability to be updated on a real-time basis. Broadcast media is limited by the relatively small number of available frequencies or channels, the rigidity of its schedules and its inherent capacity constraints, with each channel or frequency carrying only a limited amount of information. By comparison, the Web allows users to rapidly access, search and interact with a rich repository of content, regardless of their location. In addition, despite the large amount of undifferentiated information on many Web sites, users can utilize and manipulate information more efficiently than in traditional media by conducting real-time, customized searches.

     Demand for Business News and Financial Programming

     A number of trends have led to increased demand for comprehensive business news and financial programming in all forms of media: (i) individuals are proactively managing their money and the American public is investing an increasing percentage of their household wealth in securities; (ii) the emergence of online trading of financial instruments has led many investors to rely less on traditional brokers; and (iii) U.S. companies increasingly compete globally, requiring increased real-time knowledge of a broad range of financial information from around the world. Business Week reports that more than 70 firms now offer online trading, up from approximately 30 at the end of 1997, including most of the major U.S. stockbrokers, with The Charles Schwab Corporation reporting that 52% of its trading volume in the quarter ended June 30, 1998, was conducted online. Forrester Research estimates that there were three million online investing accounts at the end of 1997 and that this number will increase to 14.4 million by 2002.

     Driven by these factors, numerous traditional and online information sources such as newspapers, magazines, broadcasters and specialized financial Web sites are seeking to address the demand for timely and relevant financial information. However, these companies are often unable to effectively meet consumers' needs for high-quality, compelling and relevant, real-time business information. Newspapers and magazines cannot offer real-time data and information, and broadcasters are limited in the depth and availability of their content. While there has been a proliferation of Web sites which include financial information as part of their offerings, MarketWatch.com believes that most sites offering such financial data suffer from a number of limitations. Frequently, these sites do not offer high quality original content comparable to that available from the best traditional financial media sources and do not offer readily available tools on an organized, real-time basis. Furthermore, these sites often offer large, undifferentiated collections of information that require users to undertake time-consuming and multi-site searches to obtain all of the information and tools they need.

     MarketWatch.com believes that a significant opportunity exists for a company to provide easy access to real-time business news, financial programming and analytic tools over the Internet. By integrating high quality editorial content with the best available financial tools and data, a Web-based service can enable its audience to keep abreast of current business developments, track industry and competitive trends, make informed investment decisions and manage their financial assets. The Company believes that by assembling a loyal base of users who actively follow business and financial news, a Web site can create a targeted and demographically-desirable audience that is attractive to financial and non-financial advertisers.

THE MARKETWATCH.COM SOLUTION

     The Company, through its CBS.MarketWatch.com Web site, is a leading Web-based provider of comprehensive, real-time business news, financial programming and analytic tools. The CBS.MarketWatch.com Web site, presents clear, original, authoritative and timely business coverage created in real-time by its team of experienced business and financial journalists and commentators, incorporating in-depth features and columns, market data feeds and sophisticated analytical tools. The Company's experienced editorial staff presents its content in a well-organized and approachable fashion, thereby enabling its audience to keep abreast of current business developments, track competitors, make informed investment decisions and manage their financial assets.

     The Company believes its strategic relationships with its principal investors, CBS and DBC, allow it to differentiate itself as the preeminent brand for real-time business news and financial programming on the Web. CBS will provide the Company with $30 million rate card amount of television network and radio advertising and promotion over the period from October 29, 1997, through October 29, 2002, and will provide credibility with advertisers, its audience, and potential business partners. DBC supplies the Company a ready-made infrastructure for its Web site, access to multiple domestic and international data feeds and sophisticated analytic tools. The Company believes that the ongoing development of a "one-stop-shop" for financially-oriented programming, news and data will help establish the CBS.MarketWatch.com Web site as one of the premiere Web sites.

STRATEGY

     The Company's objective is to create the leading branded Web site for comprehensive real-time business news, financial programming and analytic tools. This strategy is designed to maximize the quantity and quality of its traffic and develop a strong and loyal community, thereby creating an audience which is highly attractive to companies advertising and engaging in commerce over the Internet. The Company's strategy to achieve this objective includes the following key elements:

     Build Traffic and Audience Loyalty. The Company believes that the CBS name and logo, the advertising and promotion it receives from CBS, and its plans for significantly increased marketing activities will provide it with increased visibility among Web users and companies advertising and engaging in commerce over the Internet. Additionally, the Company is aggressively pursuing distribution relationships with high-traffic Web sites to strategically place its programming and links to its Web site as another key element in building traffic. For example, certain of the Company's headlines are listed on Yahoo!, with links back to the CBS.MarketWatch.com Web site for the full story. The Company is also seeking to build its traffic with its current national brand building campaign in traditional and online media.

     Deliver Original, Authoritative and Timely Programming with High Editorial Value. MarketWatch.com will continue to cover the financial markets and other areas of interest to its audience and aggressively enhance this programming by expanding its staff of journalists, columnists and selected third-party content. Led by two experienced business journalists, Larry Kramer and Thom Calandra, the Company's editorial staff creates real-time, high quality news stories that inform, educate and entertain its audience. The Company's editors continuously update the CBS.MarketWatch.com site's "Front Page" throughout the trading day to emphasize the most important stories of the moment. The Company believes that the journalistic background of much of its senior management and their commitment to providing compelling news stories offers it a significant competitive advantage.

     Leverage CBS's Name Recognition and Resources. The Company believes that its strategic relationship with CBS helps attract users, facilitate advertising sales and obtain interviews with high-profile personalities. MarketWatch.com seeks to leverage this relationship and uses the CBS name and logo in its marketing and throughout its site. The Company also benefits from the prominent usage of its logos and its URL during CBS Television and Radio broadcasts, including the CBS Evening News, which reaches approximately 10.2 million homes each weeknight according to the National Nielsen Ratings for the television season through August 1998. In addition, MarketWatch.com correspondents often appear, and the Company's content is distributed, on the CBS Television Network and affiliated radio news programming.

     Leverage DBC's Data and Analytic Tools. MarketWatch.com's strategic relationship with DBC provides it with access to in-depth, real-time and historical data from all of the major U.S. securities markets as well as sophisticated and proprietary software tools for analyzing and manipulating such data. The Company integrates such data and analytic tools with its news content to provide users a differentiated and effective service. DBC hosts the CBS.MarketWatch.com Web site and provides the necessary engineering and network infrastructure to support the Company's operations at DBC's marginal cost.

     Build and Capitalize on Attractive Audience Demographics. The Company believes its Web site attracts users who as a group are more affluent and better educated than users of many other Web sites and therefore represents an attractive medium for companies that advertise and engage in commerce over the Internet. In order to attract new users and grow a loyal audience that appeals to a broad range of advertisers and business partners, the Company is investing in content, improved and expanded features and advertising and promotional programs. The Company believes that this strategy has helped it to attract new advertisers on the CBS.MarketWatch.com Web site including popular consumer brands such as American Airlines, AT&T, DeBeers, Ford, Sprint, Toyota and Volvo.

     Pursue Additional Revenue Streams. The Company believes it has significant opportunities to capitalize on its audience and content offerings to create multiple revenue streams for future growth. In addition to advertising revenues, the Company currently offers limited subscription services for certain market data and analyst reports and intends to offer additional subscription services, such as exclusive news, commentary and analytic tools. The Company is also aggressively pursuing electronic commerce opportunities through strategic and marketing relationships with retailers and service providers focused on Web distribution. For example, the Company believes that its focused content and audience provides it with excellent opportunities to build strategic commerce relationships with financial service companies, such as marketers of credit cards, consumer and home loan companies and insurance providers. MarketWatch.com also believes that an opportunity exists to leverage its brand and create strategic relationships in key international markets.

THE CBS.MARKETWATCH.COM SITE

     The CBS.MarketWatch.com Web site is a comprehensive business and financial Web site providing up-to-the-minute business news, financial programming and analytic tools. With a staff of approximately 40 professional journalists, the Company offers real-time coverage of business and financial news and in-depth commentary on market moving trends and events. The Company also offers a wide range of other financial information and subscription services as well as community features to provide a "one-stop-shop" for its audience. Recent additions to the CBS.MarketWatch.com Web site include columns by well-known commentators, enhanced personal portfolio tracking features, hosted chat rooms, bulletin boards and messaging. The Company believes that offering comprehensive business news, financial programming and analytic tools is critical to its success as it enables the Company to increase audience loyalty and sense of community, average usage time and repeat visits.

     News and Editorial Content

     The Company's front page is carefully designed and regularly updated throughout the trading day by its journalists and editors to inform its audience of the important stories of the moment. Unlike many of its Web-based competitors, the Company does not rely exclusively on automatic editing and display systems; instead it leverages its journalistic expertise to add a strong editorial framework to its content. From the CBS.MarketWatch.com Web site's "front page," users can access news stories, columns and headlines written by its reporters and third parties, such as Reuters, Associated Press, Business Wire and PR Newswire, as well as stock quotes and other business and financial data and analytic tools. The Company's Web site also offers limited audio and video clips of news reports that were recently broadcast on the CBS Television Network and CBS Radio by the Company's correspondents. Users can also search a historical database of news stories by company name and ticker symbol.

     The Company creates and publishes on its Web site real-time commentary and analysis of business and financial news and a number of regular columns by its experienced editorial staff. The Company's news features include real-time headlines, stock market news and updates and coverage of technology stocks, bond markets, initial public offerings and other areas of interest to its audience. These features include:

  UPDATED THROUGHOUT                          UPDATED SEVERAL
   EACH TRADING DAY        UPDATED DAILY      TIMES PER WEEK       UPDATED WEEKLY
------------------------------------------------------------------------------------
  Analysts' Changes     Daily Calendar       The Big Cap        Bazdarich on Bonds
  Bond Report           Earnings Calendar    Clueless Investor  Cappiello's Take
  Capitol Report        IPO Daily Report     Erdman's World     Cedd Moses
  Earnings Headlines    Mutual Fund Center   Getting Personal   Elaine Garzarelli:
  Earnings Surprises    Press Briefing       I.P.Onder          IPO First Words
  Futures Movers        StockWatch           London Calling     Irwin Kellner
  Headlines             Weekly Calendar      Screamers          Legal Options
  Internet Daily                             SoapBox            Marder on Markets
  Market Snapshot                            Telecom Report     SportsBiz
  Media Report
  Movers & Shakers
  Mutual Understanding
  NewsWatch
  Silicon Stocks
  Software Report
  Tech Report
  Washington Sked

     To broaden its audience appeal, the Company offers other specialized content areas targeting novice as well as sophisticated investors. These additional areas include:

     Mutual Fund Center. A mutual fund expert provides "Superstar Fund" listings and edits the Company's mutual fund section. The Mutual Fund Center section offers Lipper Mutual Fund Profiles and provides links to other mutual fund listings, news headlines, quotes and charts. The Company also offers a "Fund University" section, which provides various mutual fund educational information and links to other mutual fund investing sites.

     Personal Finance. The Company offers its Getting Personal section which features regularly updated columns that provide its audience with information on a range of investment alternatives and other personal finance-related topics and creates educational programming on topics such as finance terminology and investing options.

     Tax Guide. The Company offers a seasonal online Tax Guide giving its audience a resource tool for planning tax strategies and estimating tax bills. The Company provides timely special features that highlight the latest changes in tax laws and reviews and compares various tax preparation software packages.

     Third-Party Products. The Company distributes products and services from some of the leading names in research and news, such as Baseline, Hoover's, Inc., INVESTools, Inc., Investor Communications Business Inc. and Zacks Inc. The Company receives a portion of any revenue generated from the sale of these products or services, however, to date, the Company has not received material revenue from these sources. The Company's reporters and editors also use information provided by these services in its daily news coverage.

     Data and Analytic Tools

     The Company offers a variety of data and analytic tools which, together with its other real time news and programming, are designed to provide a "one-stop-shop" for the financial and business needs of its audience. These include the following:

----------------------------------------------------------------------------
                DATA                                   TOOLS
----------------------------------------------------------------------------
            US Equities                Historical Charts
            International Equities     Technical Charts
            US Options                 Portfolio Management
            Mutual Funds               Volume Alerts
            Futures/Commodities        Price Alerts
            Foreign Exchange           Stock Screener
            Fixed Income
----------------------------------------------------------------------------

     Securities Price Quotes. Utilizing data gathered and packaged for online use by DBC customers, the Company provides stock quotes from all major U.S. and international stock markets. These quotes are offered on a minimum delay of 15 minutes in the United States in accordance with exchange rules, and of varying periods from foreign markets. Users can also subscribe to real-time quote services, MarketWatch RT and MarketWatch Live, through the Company's Web site. Through its stock quote pages, its audience can link to other valuable information about a particular company, including related MarketWatch.com news stories, stories from other news services, summaries of SEC filings and annual reports, summaries of analysts' information and a variety of fundamental and technical information about its stock. The Company also provides information as to various market and industry indices, commodity contracts and currency exchange rates.

     Portfolios. In an effort to offer the most complete and functional portfolio tracking system on the Web, the Company offers a sophisticated portfolio tracking service which offers a variety of features, including the ability to: track up to 200 ticker symbols in multiple portfolios; access portfolios from any computer with Web access; track options, mutual funds and stocks on all major U.S. and international exchanges; monitor portfolios over a secure connection; automatically update portfolio price views every five minutes; monitor short and long positions; view transaction history and capital gains reports; and download portfolio reports for use in spreadsheets, thus providing a wider set of choices for record-keeping. The Company is also developing additional features, such as an email alert when one of a user's portfolio securities trades out of its normal range and end-of-the-day emails summarizing the portfolio's activity that day. This service is offered free of charge and users can enroll by completing a simple online registration form.

     Data. The Company offers a wide variety of data on its Web site including trading volume and dollar volume information, corporate share repurchases, industry and customized local CBS affiliate indices, stock split information and other data related to global and currency markets.

     Analytics. The Company has developed real-time news products utilizing proprietary analytical tools. These services typically generate thousands of daily, real-time headlines based on individual stock activity. If, for example, a stock exhibits unusual volume or price activity, the software generates a real-time headline that alerts investors to that activity. The Company also offers information relating to fixed-income securities and commodities.

     Community Features

     The Company believes that providing a place for its audience, financial journalists and experts in the financial world to meet and share ideas about investing will help increase brand awareness, motivate users to return to the CBS.MarketWatch.com Web site frequently and encourage its audience to spend more time on its Web site. Additionally, because the Company intends to integrate related news, market data and charts offered throughout its service, community members will be able to gravitate towards others who share their specific interests, enabling the creation of niche user groups which can be targeted with relevant marketing campaigns and transaction opportunities. In addition, because of the planned integration of the Company's other content with these community features, community members will be exposed to other areas of the site, increasing the awareness of the breadth of the Company's programming and other services. The Company believes that the personal and interactive nature of communicating with other people who share similar interests will help generate an affinity for the community and increased brand loyalty to MarketWatch.com.

     Currently, the Company offers a bulletin board service where users can discuss investments. In the fall of 1998, the Company intends to launch an array of communication tools designed to facilitate the creation of a much larger and more dynamic community. This suite of tools is intended to provide the Company's audience with the means for communicating either privately, using Web-based email and instant messaging, or in affinity group message boards and chat rooms. In order to participate in its community features and to assist the Company to target its advertising, users will be required to complete registration forms and to provide demographic information about themselves.

     The Company's community building efforts are centered on strengthening audience loyalty, increasing page views across all areas of the site, and providing opportunities for premium sponsorships, such as sponsoring moderated chat events. Longer term, as the Company gathers more information about the interests of its community members, it intends to offer targeted advertising in specialized discussion groups within the community and pursue electronic commerce relationships with the goal of entering into revenue sharing relationships based on transactions derived from community members.

EDITORIAL

     The Company maintains news bureaus in New York City, Washington D.C., San Francisco, Los Angeles and London, England. The Company's journalists generate between 400 and 600 finance and business-related, real-time headlines on an average trading day. The Company has devoted additional staff to cover news from areas of special interest to its audience, including initial public offerings, the fixed income markets, futures and options and technology stocks. Also, the Company intends to expand its industry-based and real-time capital markets coverage. For example, the Company has recently added columns which cover the telecommunications and the sports industries and has introduced a "spot news" desk to cover the major relevant stories of the day. MarketWatch.com also receives live media feeds from PR Newswire and Business Wire, and has access to all major financial wires and broadcast channels. The Company works with CBS News' global operations and presence to expand the Company's coverage of international business and financial news. In addition to providing news coverage for the CBS.MarketWatch.com Web site, the Company's journalists provide financial news to CBS Television News and CBS Radio news programming. The Company believes that by providing news reports for CBS and working with CBS News journalists, it will have the opportunity to enhance its reputation and its audience reach.

     The Company has a staff of over 40 professional journalists (as of June 30, 1998), who are experienced editors, bureau chiefs and reporters with high standards for reporting and editing. The Company believes its staff provides it with a significant competitive advantage. For example, Larry Kramer, the Company's Chief Executive Officer, was Executive Editor of the San Francisco Examiner, and a financial reporter and Metro Editor of The Washington Post. The Company's staff also includes Thom Calandra, the Company's Editor-in-Chief, who has been a financial columnist for the San Francisco Examiner, the London-based, lead markets editor for Bloomberg and Online Money Editor for USA Today, Paul Erdman, a renowned economist and author, and Irwin Kellner, a former Chief Economist for Manufacturers Hanover Trust Bank, as well as a number of other journalists who previously worked for Bloomberg, Associated Press, UPI, CBS Radio News, Fox News Internet and Dow Jones Television. The Company believes that it is one of the few Web-based companies which offers this level of journalism to its audience.

ADVERTISING AND SALES

     The Company is focused on providing its advertisers with a large, demographically desirable audience. The Company believes that its Web site attracts users who as a group are more affluent and better educated than users of many other Web sites and therefore represents an attractive medium for companies that advertise and engage in commerce over the Internet. Advertisements are displayed throughout the Web site, when a user enters the service, reviews a news story or accesses a quote or portfolio. Advertising revenues represented 54%, 59% and 68% of the Company's net revenues for the period from inception (October 29, 1997) through December 31, 1997 and the quarters ended March 31, and June 30, 1998, respectively.

     Prior to January 1998, the Company used a third-party service to sell advertising on its Web site. The Company is building a direct sales force, which, as of June 30, 1998, consisted of eight members. The Company believes that having an internal direct sales force allows it to better understand and meet advertisers' needs, increase its access to potential advertisers and maintain strong relationships with its existing base of advertising clients. The Company's in-house sales staff includes experienced Internet sales personnel as well as those from traditional media. The staff develops and implements its advertising strategies by creating value-added packages for advertisers from the wide range of news columns, editorial opinions and other tools and information on the CBS.MarketWatch.com Web site, including identifying strategic accounts and developing presentations and promotional materials and building relationships with advertising buyers. DoubleClick provides advertising management and delivery services for the Company's Web site and provides advertisers with reports describing the delivery of their advertisements. See "Risk Factors -- Risks Associated with Web Advertising" and "-- Dependence on Key Personnel; Need for Additional Personnel."

     The Company currently derives, and expects to continue to derive, a substantial majority of its revenue from advertising sales. The Company offers a variety of advertising options that may be purchased individually or in packages such as "run of site," targeted advertising and sponsorships. The Company's current advertising options consist of:

        Run of Site. Run of site rotations are banner advertisements that rotate on a random basis throughout the CBS.MarketWatch.com Web site, appealing to advertisers seeking to establish general brand recognition across MarketWatch.com's audience. Run of site rotations are typically sold in blocks of 1,000 impressions and generally are sold with a minimum of 100,000 guaranteed impressions over the life of the advertising contract. MarketWatch.com's current rate card CPM ranges from $25 to $35 depending on length of contract and number of impressions purchased.

        Targeted Advertising. Targeted advertisements are banner advertisements that are displayed when a MarketWatch.com user browses through specific news and quote pages, allowing advertisers to target users based on ticker symbols requested or by specific areas of interest by advertising on particular columns. The Company also allows advertisers to deliver their advertisements by region or country, time of day, frequency of use, Internet Service Provider, type of operating system or browser. Like run of site rotations, targeted advertisements are sold in blocks of 1,000 impressions. Due to the greater selectivity of the audience and because users typically spend more time on news pages than on quote pages, MarketWatch.com's current rate card CPM for targeted advertisements is generally higher than for run of site rotations, generally ranging from $25 to $50. In order to enhance the effectiveness of its targeting, the Company is building a database of its registered users through an email newsletter and securities portfolio tracking service.

        Sponsorships. Sponsorships allow advertisers to gain maximum exposure on the MarketWatch.com site by featuring "buttons" on certain pages. For example, seven online brokerage services (Datek, DLJ Direct, First Trade, Mr. Stock, ScoTTrade, Trading Direct and Web Street Securities) have purchased premium sponsorship placements to gain fixed positions within the CBS.MarketWatch.com Web site and thereby present a user with the opportunity to move directly to the advertisers site to establish an account or place an order. The Company offers other sponsorship opportunities throughout its entire site. Sponsorships are typically sold for a fixed monthly fee over the life of the contract and may include other advertising components such as general rotation or targeted banner advertisements.

        Content Sidebars. The Company also offers fixed location bars, or content sidebars, on selected high traffic pages to provide advertisers with greater visibility in order to feature an advertiser's content, information or tools. The Company typically charges premium rates for the placement of these content sidebars. Content sidebars can also be sold as part of a sponsorship arrangement.

     Historically, the Company's advertisers have been from the technology and financial services industry, but the Company has recently attracted advertisers from brands outside of these industries, such as American Airlines, DeBeers, Ford, Sprint, Toyota and Volvo. The Company believes that attracting additional advertisers from businesses outside of the financial and technology, and industries will be important to its future success and revenue growth. See "Risk Factors -- Dependence on Financial Industry Customers." From November 1, 1997, through June 30, 1998, more than 60 organizations, including the following, have advertised on the Company's Web site:

      American Century Investments                  INVESTools, Inc.
      American Express Co.                          Microsoft Corp.
      AT&T Corp.                                    Mr. Stock
      Charles Schwab & Co., Inc.                    Northern Telecom Limited
      Datek Online, Inc.                            Quick & Reilly, Inc. - SureTrade
      Discover Brokerage Direct                     Scottsdale Securities, Inc.
      Donaldson, Lufkin &                           Scudder Investor Services, Inc.
        Jenrette - PC Financial                     Salomon Smith Barney Inc.
      E*Trade Group, Inc.                           Stock Genie
      Fidelity Investments                          Stocknetwork
      First USA                                     The Future Super Stock
      Ford Motor Company                            TheStreet.com
      Hewlett Packard                               Trading Direct
      International Business Machines Corp.         Trans World Airlines, Inc.
      I-Cap                                         Wall Street Access
      Invesco Funds Group                           WYSE Securities - Pyramid Financial
      InvestIn.Com Securities Corp.

STRATEGIC RELATIONSHIPS

     The Company believes that its strategic relationships with its principal investors, CBS and DBC, allow it to differentiate itself as the preeminent brand for real-time business news and financial programming on the Web.

     CBS. In connection with the formation of the Company, the Company entered into a five-year license agreement under which the Company's Web site was renamed "CBS.MarketWatch.com" and the Company was granted the right to use the CBS name and logo as well as CBS Television Network news content in connection with the CBS.MarketWatch.com Web site during this period. This agreement, as amended and restated (the "Amended and Restated License Agreement") will expire on October 29, 2002, subject to earlier termination upon the occurrence of certain events. Under the terms of the Amended and Restated License Agreement, the Company will pay CBS a percentage of Gross Revenues generated by the Company's Web site. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Amended and Restated License Agreement will be subject to termination in the event (i) a competitor of CBS directly or indirectly beneficially owns 15% or more of the Company's outstanding shares of Common Stock or the total outstanding voting power of the Company, (ii) the Company issues voting securities to, or actively participates in the acquisition of voting securities of the Company to a competitor of CBS which results in such competitor directly or indirectly beneficially owning 9% or more of the Company's Common Stock or total voting power in the Company, (iii) the Company discontinues using the MarketWatch mark and does not establish a substitute mark acceptable to CBS in its sole discretion, (iv) the Company breaches a material term or condition of the agreement, or (v) becomes insolvent or subject to bankruptcy or similar proceedings. Notwithstanding the foregoing, the mere acquisition by a CBS competitor of an interest in DBC that causes a DBC Change of Control shall not be deemed to constitute the acquisition of an ownership interest in the Company in the absence of other facts demonstrating ownership of an interest in the Company. Subject to certain limitations, CBS will provide the Company with an aggregate rate card amount of $30 million of network television, radio and Internet advertising and promotion (Internet advertising will be limited to five percent of the total promotion delivered). This advertising obligation will be subject to termination by CBS in the event the Amended and Restated License Agreement is terminated. See "Risk Factors -- Dependence on CBS Relationship" and "Certain Transactions" for a description of certain material risks associated with the Amended and Restated License Agreement.

     The Company believes it will be able to increase its brand awareness by providing financial news reports for CBS News and CBS Radio. The Company's New York City-based bureau is located in CBS facilities and frequently works with CBS News staff to generate stories for distribution over the CBS broadcast networks. The Company also has two television correspondents who file daily reports on CBS Up-to-the-Minute overnight programming and CBS Newspath, which supplies CBS News video to CBS affiliated television stations for use in their news programs, however there can be no assurances that these services will continue in the future. Both correspondents also file customized daily reports to major CBS affiliates via satellite links, and contribute to the CBS Morning News. The Company's Editor-in-Chief, Thom Calandra, files live weekday morning reports on KPIX-TV, the CBS owned television station in San Francisco, and files reports with CBS in New York for CBS News. The Company's correspondents often file reports on CBS Radio news programming, covering breaking financial stories for the top-of-the-hour CBS Radio news report that is broadcast over several hundred radio stations nationwide. In addition, Frank Barnako, one of the Company's reporters, does a twice-daily version of his Internet Daily column for use by CBS Radio affiliates. All reports delivered by the Company's correspondents to the CBS Television and Radio Networks are branded as the Company's reports. CBS will have three representatives to the Company's Board of Directors upon the closing of this offering. The Company is critically dependent on its relationship with CBS. See "Risk Factors -- Dependence on CBS Relationship," "-- Control by CBS and DBC," "Management" and "Certain Transactions."

     Although the Amended and Restated License Agreement will contain certain non-competition provisions, these provisions will have certain exceptions and will not otherwise provide for an exclusive relationship. For example, CBS will not be prohibited from licensing its name and logo to other Web sites or Internet services that deliver general news, sports or entertainment, so long as the delivering of stock quotes and financial news is not their primary function and their principal theme and format. CBS will also not be prohibited from licensing its news content to, or investing in, another Web site or Internet service, regardless of the theme of that Web site or Internet service. As a result, there can be no assurance that CBS will not promote, establish or otherwise provide content for a Web site or Internet service which competes with the Company. See "Risk Factors -- Potential Competition from CBS and DBC" and "Certain Transactions."

     DBC. Upon formation of the Company, DBC contributed the DBC Online/News Business which had been operating as departments within DBC since October 1995. In addition, DBC assigned agreements for advertising and content, portions of its award winning Web site, dbc.com, and its related trademarks, including "MarketWatch" and the MarketWatch.com Internet domain name. DBC currently provides delayed financial data to the Company pursuant to the original Services Agreement for dissemination on the Company's Web site at no charge to the Company or its users. It also provides real-time financial data to the Company for dissemination to subscribers of certain of the Company's subscription services in exchange for a percentage of the subscription fee. In addition, the Services Agreement provides that if requested by the Company DBC shall host and manage the Company's Web site infrastructure and provide 24x7 staffing by trained network operators. Pursuant to the Amended and Restated Services Agreement, DBC will also provide the Company with certain general services, including cash management, accounting services and human resources services. The Company will reimburse DBC for its actual costs of providing these services. Under the Amended and Restated Services Agreement, DBC will also pay the Company a monthly per-subscriber fee for delivery of the Company's news to all DBC subscribers with a minimum payment of $100,000 per month. Through October 29, 2002, DBC will not be able to (i) sell advertising on a Web site that primarily disseminates or delivers financial news and stock quotes or (ii) use the Internet to sell (or assist any person in selling) real-time snap quotes to individual subscribers. DBC will have three representatives on the Company's Board of Directors upon the closing of this offering. See "Risk Factors -- Dependence on DBC Relationship," "-- Control by CBS and DBC," "Management" and "Certain Transactions."

     Although the Stockholders' Agreement will contain certain non-competition provisions, these provisions will have certain exceptions and will not otherwise provide for an exclusive relationship. For example, DBC will not be prohibited from providing data and tools or from providing hosting services to other Web sites. DBC will also be allowed to sell advertising on any Web site that does not have as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock quotations and financial news in the English language to consumers. See "Risk Factors -- Potential Competition from CBS and DBC" and "Certain Transactions."

MARKETING AND DISTRIBUTION

     The Company seeks to establish the MarketWatch.com brand as the Web's leading provider of business and financial information. CBS will agree to provide the CBS.MarketWatch.com Web site with promotion and advertising with an aggregate rate card amount of $30 million on CBS Television Network programming, programming on CBS owned and operated television and radio stations and/or banner advertising on CBS Web sites over the period from October 29, 1997, through October 29, 2002. These advertising placements may take the form of 30, 15 or 10 second units (where available), scrolls of the CBS.MarketWatch.com URL, on-air mentioning of the Company's Web site, banner advertising and/or in credit rolls or sign-offs, with CBS having broad discretion as to the type and manner of placement. As of June 30, 1998, CBS had delivered the Company $3.4 million rate card amount of promotion and advertising under this commitment.

     The on-air display of the MarketWatch.com logo and domain name appears on the CBS Evening News with Dan Rather, CBS This Morning and on the news programming of the CBS Television Network and many affiliated television stations. The logo is usually displayed when business or financial news is covered during the broadcast. When they occur, these promotional activities give the Company national promotion to the over 10.2 million households who, according to recent national Nielsen Ratings for the television season through August 1998, watch the CBS Evening News as well as the millions of additional viewers of other CBS News broadcasts.

     The Company uses the appearance of its journalists on CBS Television and Radio news broadcasts and on certain affiliate station broadcasts to highlight its Web site and increase the association of its Web site with CBS. When making such appearances, the Company's journalist is identified with the Company's branding. The Company's Web site is also linked directly to the Web sites of CBS and many of its affiliate television stations. Each time a user at these Web sites clicks on the "Money" section he or she receives a graphic or story from the Company's Web site or one of its correspondents and a direct link to the CBS.MarketWatch.com Web site.

     In addition to its CBS-related promotional activities, the Company advertises on a number of heavily trafficked Web sites, such as Yahoo!, Lycos, Excite and Alta Vista, and conducts a variety of other marketing and public relations programs. These programs include paid advertisements in print publications and radio broadcasts and participation in personal finance, online journalism and Internet-related conferences. The Company intends to increase advertising and marketing expenditures over their historical levels to continue to build awareness with its audience. To this end, the Company has launched a national brand building campaign and intends to make substantial expenditures to advertise its brand and Web site in traditional and online media.

     The Company has entered into a number of, and is aggressively pursuing additional, distribution relationships to enhance its brand name recognition and audience reach. Key distribution agreements for the Company include:

        Yahoo! Inc. Yahoo! has agreed to index certain of the Company's news headlines in the Finance section of Yahoo! with links to the CBS.MarketWatch.com Web site for the full story. In addition, the Company has also agreed to purchase advertising on Yahoo! over the 12 month period following the closing of this offering. The Company also has a content distribution agreement with Yahoo! under which the Company will provide at no charge a version of its Market Snapshot Report on a daily basis to registered users of the Investment Challenge fantasy investment game on Yahoo!'s Finance section.

        Universal Feature Syndicate. In May 1998, the Company entered into an agreement with Universal Feature Syndicate under which Universal Feature Syndicate will market certain of the Company's editorial features to newspapers exclusively in North America and non-exclusively throughout the world for syndication in print and electronic editions.

        News Alert. In February 1998, the Company entered into an agreement with News Alert, Inc. under which News Alert will provide certain third-party news feed collection, databasing and display services for the Company's Web site. In addition, News Alert may also make certain of the Company's editorial content available as a news feed to certain of News Alert's other customers.

        Brand Label Quotes Pages. The Company also seeks to increase its revenues and name recognition by hosting co-branded financial information pages ("Brand Label Quotes Pages") accessible to visitors of other companies' Web sites who wish to retrieve market quotations and financial news. The presence of links on the Brand Label Quotes Pages to relevant MarketWatch.com news stories also drives traffic to the CBS.MarketWatch.com Web site. Web sites with these Brand Label Quotes Pages include Web sites operated by American Express Financial Direct, Callaway Golf, Cigar Aficionado, Conde Naste's cnCurrency.com, Hoover's Inc., IPO Monitor, National Discount Broker, Proctor & Gamble, Rocky Mountain News, Muriel Siebert & Co., SportsLine USA, and Wine Spectator, among others. Generally, the Company may sell advertising on portions of, and receives hosting fees for these pages. To date, revenues from these Brand Label Quotes Pages have constituted less than 10% of the Company's aggregate revenues.

     The Company believes that distribution relationships of this type are important to its continued growth and to increase its exposure to its target audience. MarketWatch.com intends to continue to aggressively pursue additional distribution relationships. See "Risk Factors -- Need to Establish and Maintain Strategic Relationships."

SUBSCRIPTION SERVICES

     While substantially all of the programming available on the CBS.MarketWatch.com Web site is currently free of charge, the Company offers subscription-based financial data services which are targeted for sophisticated investors. These services are currently created and provided by DBC under a revenue sharing arrangement. See "-- Strategic Relationships." The Company is developing and, in the future, intends to introduce additional subscription services, such as exclusive news, commentary and analytic tools.

     The Company also offers, for a fee, third party financial data and other services through its site, such as Hoover's, Inc., which provides company profiles, Zacks Inc., which provides company earnings estimates, and Baseline, which provides company research reports. The Company receives a portion of the revenue from the sale of these products or services through its Web site. The Company does not currently and, in the future does not intend to, derive a material amount of revenue from these services.

     The Company acts or will act as DBC's sales agent with respect to the following DBC services in exchange for a fee for new subscribers obtained through the CBS.MarketWatch.com Web site:

     MarketWatch RT. MarketWatch RT is a browser-based, real-time financial data service providing on demand real-time quotes from the American and New York Stock Exchanges and NASDAQ. The service is available for a $34.95 monthly fee which includes non-professional exchange fees of $12.50 for those three exchanges. Premium research from Baseline is also available through this service. DBC pays the Company a monthly royalty for each subscriber. DBC provides all customer and MIS support for this service. In August 1998, the Company began marketing MarketWatch RT Wireless, a product for use with hand-held computing devices such as Windows CE devices and Palm Pilots. In the future, the Company does not expect to derive a material amount of revenue from this service.

     MarketWatch LIVE. MarketWatch LIVE is a Windows-based, real-time financial data service providing "streaming" real-time quotes over the Internet from all major US equity and futures exchanges. The base fee for this product is $79 per month. Premium research from Baseline is also available through this service. DBC pays the Company a monthly royalty on revenues derived from this service. DBC provides all customer and MIS support for this service. In the future, the Company does not expect to derive a material amount of revenue from this service.

     MarketWatch Pro. The Company intends to launch a news, commentary and analytics subscription service during the fourth quarter of 1998. It is anticipated that this pay service will offer real-time market commentary, analysis of government announcements and reports, monitoring of institutional investment patterns, transcripts of analyst conference calls, detailed U.S. Department of Commerce reports, market alerts and other premium information. The Company intends to offer individual subscriptions and bulk subscriptions to institutions.

INFRASTRUCTURE, OPERATIONS AND TECHNOLOGY

     Through its relationship with DBC, the Company's Web site is hosted at, and all of its network operations are controlled from, DBC's facilities in San Mateo and Hayward, California. DBC provides multiple Web servers which run Microsoft Windows and Microsoft NT operating systems and use Microsoft Internet Information Server. Internet access is maintained through multiple DS3 connections with three different tier one ISPs, UUNET, Digex and MCI. The computer equipment used to operate the Company's Web site at DBC's facilities is powered by multiple uninterruptible power supplies. The Company's operations are dependent upon its ability to protect its systems against damage from fire, earthquakes, power loss, telecommunications failure, break-ins, computer viruses, hacker attacks and other events beyond the Company's control. DBC also provides a redundant network operations center in Salt Lake City, Utah. See "Risk Factors -- Dependence on DBC Relationship" and "-- System Risks."

     The Company is expanding its internal development group to create new, and enhance existing, services, tools and features. For example, this group recently developed a database portfolio application that, among other features, allows users to track up to 200 ticker symbols each in multiple portfolios and view the portfolio information through a secure connection. The Company is also developing an advanced charting application which is designed to provide intraday ticker and interval charts. The Company also utilizes third-party technology for certain of its services and tools. For example, the Company has licensed news database technology to allow users to search for news stories from multiple third-party sources by ticker symbol, keyword and news source. The Company has also entered in to an agreement with a software development firm that will provide a new community application system, with functionality such as message boards, chat and instant messaging. As of June 30, 1998, the Company had nine personnel dedicated to its product and content development organization, and for the six months ended June 30, 1998, the Company's product and content development expenditures were $1.0 million. See "Risk Factors -- Risks Relating to Technological Change."

COMPETITION

     The market for Internet services and products is relatively new, intensely competitive and rapidly changing. The number of Web sites on the Internet competing for consumers' attention and spending has proliferated and the Company expects that competition will continue to intensify. The Company competes, directly and indirectly, for advertisers, viewers, members and content providers with the following categories of companies: (i) publishers and distributors of traditional off-line media (such as television, radio and print), including those targeted to business, finance and investing needs, many of which have established or may establish Web sites, such as The Wall Street Journal, CNN and CNBC; (ii) general purpose consumer online services such as America Online and Microsoft Network, each of which provides access to financial and business-related content and services; (iii) online services or Web sites targeted to business, finance and investing needs (such as TheStreet.com and Motley Fool); and (iv) Web search and retrieval and other online services, such as Excite, Inc., InfoSeek Corporation, Lycos, Inc., Yahoo! Inc., and other high-traffic Web sites, such as those operated by Netscape Communications Corporation, which offer quotes, financial news and other programming and links to other business and finance related Web sites. The Company anticipates that the number of its direct and indirect competitors will increase in the future. Increased competition could result in price reductions for its advertising, reduced margins, greater operating losses or loss of market share, any of which would materially adversely affect the Company's business, results of operations and financial condition.

     Although the Amended and Restated License Agreement and Stockholders' Agreement will contain non-competition provisions, these provisions will have certain exceptions. As a result, there can be no assurance that CBS or DBC will not promote, establish or otherwise provide content for a Web site or Internet service which competes with the Company. See "Risk Factors -- Potential Competition from CBS and DBC" and "Certain Transactions."

     The Company believes that its programming and content compete favorably with its competitors, as many of its competitors do not primarily provide real-time coverage by experienced journalists. However, many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories in the Web market, greater name recognition, larger customer bases and higher amounts of user traffic and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, distribution partners, advertisers and content providers and may be able to respond more quickly than the Company to new or emerging technologies and changes in Web user requirements. Further, there can be no assurance that the Company's competitors will not develop services that are equal or superior to those of the Company or that achieve greater market acceptance than the Company's offerings. Increased competition could also result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect the Company's business, results of operations and financial condition.

     The Web in general, and the Company specifically, also must compete with traditional advertising media, such as print, radio and television, for a share of advertisers' total advertising budgets. Therefore, to the extent that the Web is not perceived as an effective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budgets to Web-based advertising. As a result, there can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk
Factors -- Intense Competition."

INTELLECTUAL PROPERTY

     The Company relies primarily on a combination of copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods to protect its intellectual property and trade secrets. The Company also enters into confidentiality agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's intellectual property or trade secrets without authorization. In addition, there can be no assurance that others will not independently develop substantially equivalent intellectual property. There can be no assurance that the precautions taken by the Company will prevent misappropriation or infringement of its technology. A failure by the Company to protect its intellectual property in a meaningful manner could have a material adverse effect on the Company's business, operating results and financial condition. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, either of which could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company will license the CBS logo, name and certain news content from CBS pursuant to the Amended and Restated License Agreement. This license agreement will be subject to termination in certain circumstances and also involves a number of risks. See "Risk Factors -- Dependence on CBS Relationship."

     The Company also incorporates certain licensed third-party technology in some of its services. In these license agreements, the licensors have generally agreed to defend, indemnify and hold the Company harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. There can be no assurance that the outcome of any litigation between such licensors and a third party or between the Company and a third party will not lead to royalty obligations of the Company for which the Company is not indemnified or for which such indemnification is insufficient, or that the Company will be able to obtain any additional license on commercially reasonable terms if at all. In the future, the Company may seek to license additional technology to incorporate in its services. There can be no assurance that any third-party technology licenses that the Company may be required to obtain in the future will be available to the Company on commercially reasonable terms if at all. The loss of or inability to obtain or maintain any of these technology licenses could result in delays in introduction of new services until equivalent technology, if available, is identified, licensed and integrated, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     To the extent the Company licenses any of its content from third parties, its exposure to copyright infringement actions may increase because the Company must rely upon such third parties for information as to the origin and ownership of such licensed content. The Company generally obtains representations as to the origins and ownership of such licensed content and generally obtains indemnification to cover any breach of any such representations; however, there can be no assurance that such representations will be accurate or that such indemnification will be sufficient to provide adequate compensation for any breach of such representations.

     There can be no assurance that infringement or other claims will not be asserted or prosecuted against the Company in the future or that any future assertions or prosecutions will not materially adversely affect the Company's business, results of operations and financial condition. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel or require the Company to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of infringement against the Company and the failure or inability of the Company to develop non-infringing technology or license the infringed or similar technology on a timely basis, the Company's business, results of operations and financial condition could be materially adversely affected. See "Risk
Factors -- Intellectual Property; Potential Litigation."

EMPLOYEES

     As of June 30, 1998, there were 51 personnel dedicated full time to the Company's business, nine of these personnel worked in product and content development, 12 in sales and marketing, 23 in editorial and seven in administration. Such personnel are currently on the payroll of DBC and are provided to the Company pursuant to the current Services Agreement with DBC. Effective as of the earlier of the effective time of this offering or January 1, 1999 such personnel will become direct employees of the Company. The Company has never had a work stoppage and no personnel are represented under collective bargaining agreements. The Company considers its relations with such personnel to be good. The Company believes that its future success will depend in part on its continued ability to attract, integrate, retain and motivate highly qualified sales, technical, professional services and managerial personnel, and upon the continued service of its senior management and key sales, professional services and technical personnel. None of the Company's personnel is bound by an employment agreement that prevents such person from terminating his or her relationship at any time for any reason. Competition for qualified personnel is intense, and there can be no assurance that the Company will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct its business in the future. See "Risk
Factors -- Dependence on Key Personnel; Need for Additional Personnel" and
"-- Management of Growth and Expansion; Brief Tenure of Management."

FACILITIES

     The Company's principal administrative, sales, marketing and research development facilities are located in approximately 11,000 square feet of office space in San Francisco, California leased from CBS. See "Certain Transactions." The Company believes that its current facilities will be adequate to meet its needs for the foreseeable future. All of the Company's communications and network infrastructure is hosted at DBC's facilities in the San Francisco Bay Area, with a redundant site in Salt Lake City, Utah. Any system failure at these locations could lead to interruptions, delays or cessations in service to users of the CBS.MarketWatch.com Web site, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Dependence on DBC Relationship" and "-- System Risks."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of the Company:

                  NAME                      AGE                    POSITION
                  ----                      ---                    --------
Larry S. Kramer.........................    48     President, Chief Executive Officer and
                                                   Director
J. Peter Bardwick.......................    39     Chief Financial Officer and Secretary
Thom Calandra...........................    42     Editor-in-Chief and Vice President of
                                                   News
William Bishop..........................    29     Vice President of Business Development
Scot McLernon...........................    40     Vice President of Advertising Sales
Michele Chaboudy........................    51     Vice President of Marketing
Derek Reisfield(2)......................    35     Chairman of the Board
Alan Hirschfield(1).....................    63     Director
Allan R. Tessler........................    62     Director
Mark Imperiale(2).......................    47     Director
Andrew Heyward(1).......................    47     Director
Michael H. Jordan.......................    62     Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Mr. Kramer has served as President, Chief Executive Officer and a member of the Company's Board of Directors since October 1997. From February 1994 until October 1997, Mr. Kramer served as Vice President for News and Sports of DBC. In January 1991, Mr. Kramer co-founded DataSport Inc. ("DataSport"), a developer of hand-held sports information monitors, and he served as DataSport's President from its founding until February 1994, when DataSport was acquired by DBC. Prior to founding DataSport, Mr. Kramer spent more than twenty years in journalism, including serving as a financial reporter, Metro Editor and Assistant Managing Editor of the Washington Post, and most recently serving as Executive Editor of the San Francisco Examiner. He has been a recipient of National Press Club, Gerald E. Leob and Associated Press Awards. During Mr. Kramer's tenures at the Washington Post and the San Francisco Examiner, his staffs at each paper won a Pulitzer Prize. Mr. Kramer serves as a member of the Board of Directors of American Information Company, which conducts an auto buying service under the name "Consumers Car Club" through its carclub.com Web site. Mr. Kramer holds a B.S. degree in Journalism from Syracuse University and an M.B.A. degree from the Harvard Business School.

     Mr. Bardwick has served as Chief Financial Officer of the Company since June 1998. From June 1996 until June 1998, Mr. Bardwick was Managing Director of Star Media Capital, a Dallas, Texas-based, boutique investment bank serving the media and broadcasting industries. From April 1993 until December 1995, Mr. Bardwick served first as Chief Financial Officer and Executive Vice President, and then as a consultant to The Beasley Broadcasting Group, a national radio broadcasting company. Mr. Bardwick previously was also Vice President, Finance, for Westwood One, Inc., a producer of nationally syndicated radio news and entertainment programming. (Westwood One is currently affiliated with CBS, but was not during Mr. Bardwick's employment). He was a Vice President in Corporate Finance with Salomon Brothers Inc and was with Citicorp Investment Bank prior to that time. Mr. Bardwick holds a B.A. degree in Political Science from the University of Michigan and an M.B.A. degree from the University of Michigan, Graduate School of Business.

     Mr. Calandra has served as Editor-in-Chief and Vice President of News of the Company since October 1997. He was Director of News with DBC from April 1996 until October 1997 and was a consultant to DBC from February 1996 until April 1996. From October 1995 until January 1996, he served as Financial Editor with USA Today Online, the USA Today newspaper's Web site. Mr. Calandra was employed by Bloomberg LP, a financial news service, from January 1994 until September 1995, serving in its London office and holding positions as the lead markets editor and European financial columnist. From August 1988 until December 1993, he served as financial columnist and business reporter with the San Francisco Examiner. Mr. Calandra holds a B.A. degree in Arts from City University of New York and an M.A. degree in English from the University of Arizona.

     Mr. Bishop has served as Vice President of Business Development of the Company since the Company's formation in October 1997. From August 1995 until October 1997, Mr. Bishop was employed by DBC, most recently as Director of DBC Online. From August 1993 until May 1995, Mr. Bishop attended the Johns Hopkins University School of Advanced International Studies. Mr. Bishop holds a B.A. degree in East Asian Studies from Middlebury College and an M.A. degree in International Economics from John Hopkins University.

     Mr. McLernon has served as Vice President of Advertising Sales of the Company since January 1998. From March 1997 until December 1997, he served as National Director of Advertising Sales with Quote.com, Inc., a financial news Web site operator. Mr. McLernon was also the National Director of Internet Strategy with Softbank Interactive Marketing, a subsidiary of Softbank Corp., a distributor and wholesaler of software and peripheral equipment for PCs, from March 1996 until March 1997. From June 1994 until March 1996, he served as Account Manager with Interactive Marketing. From May 1993 until June 1994 he was a sales consultant with Pacific Bell Interactive Services.

     Ms. Chaboudy has served as Vice President of Marketing of the Company since May 1998. From January to May 1998, she was a consultant to the Company. From November 1997 until January 1998, she was an independent marketing consultant. From March 1997 until November 1997, Ms. Chaboudy served as a Director, responsible for marketing and business development, at the Wired News division of Wired Digital Inc., a magazine publisher. From September 1996 until March 1997, she was a marketing consultant. From January 1996 until September 1996, she served as the Senior Vice President for Marketing and Sales for World Pages Inc., an Internet directory provider. From April 1995 until December 1995, she was a Director of Urban & Associates, a consulting firm serving the newspaper industry. Ms. Chaboudy served as Vice President of Marketing for the Houston Post from May 1993 until April 1995. Ms. Chaboudy holds a B.A. degree in History from DePauw University, an M.B.A. degree from Pepperdine University and a Master's degree in Library & Information Sciences from Indiana University.

     Mr. Reisfield has served as Chairman of the Board of the Company since October 1997. Mr. Reisfield has served as President of the New Media Group of CBS Broadcasting Inc. since April 1998 and has been a Vice President of Business Development for CBS prior to that time since May 1997. From May 1996 until May 1997, he was Director of Strategic Management of Westinghouse Electric Corporation, an industrial and media conglomerate. From June 1995 until April 1996, Mr. Reisfield held various positions at Mitchell Madison Group, LLC, a management consulting firm, most recently as a Partner of the firm's Media and Communications Practice. From August 1987 to June 1995, Mr. Reisfield held various positions, most recently as a Senior Manager at McKinsey & Company, a management consulting firm. Mr. Reisfield serves as a member of the Boards of Directors of SportsLine USA, Inc. and Westinghouse Gulf LLC (United Arab Emirates). Mr. Reisfield holds a B.A. degree in History from Wesleyan University and an M.A. degree in Communications Management from the Annenberg School of Communications at the University of Southern California.

     Mr. Hirschfield has served as a member of the Company's Board of Directors since March 1998 and as Co-Chief Executive Officer and Co-Chairman of the Board of Directors of DBC since June 1992. Prior to joining DBC, Mr. Hirschfield served as Managing Director of Schroder Wertheim & Co., an investment banking firm, and as a consultant to the entertainment and media industry. He formerly served as Chief Executive Officer of Twentieth Century Fox Film Corp. and Columbia Pictures Inc. from 1980 to 1985 and 1973 to 1978, respectively. Mr. Hirschfield currently serves on the Boards of Directors of Cantel Industries, Inc. and Chyron Corporation. Mr. Hirschfield holds a B.A. degree in Finance from the University of Oklahoma and an M.B.A. degree from the Harvard Business School.

     Mr. Tessler has served as a member of the Company's Board of Directors since August 1998 and as Co-Chief Executive Officer and Co-Chairman of the Board of DBC since June 1992. Mr. Tessler also serves as the Chief Executive Officer and Chairman of International Financial Group, Inc., a private merchant bank, Chairman of Enhance Financial Services Group, Inc., a reinsurance and credit enhancement insurance firm and Jackpot Enterprises, Inc., a company that operates gaming machines in major chain stores in Nevada, and as a member of the Boards of Directors of The Limited, Inc., Allis-Chalmers Corporation, and Rhone Capital, LLC, and he is a Trustee of Cornell University. Mr. Tessler holds a B.A. degree and a J.D. degree from Cornell University.

     Mr. Imperiale has served as a member of the Company's Board of Directors since October 1997. Mr. Imperiale was named President, Chief Operating Officer and Chief Financial Officer of DBC in September 1996, having served with that company as Executive Vice President and Chief Financial Officer since July 1994. Mr. Imperiale was formerly Executive Vice President and Chief Financial Officer of Ameriscribe Corporation ("Ameriscribe"), a facilities management company from May 1992 through October 1993, when Ameriscribe was acquired by Pitney Bowes Inc., and where he continued as a consultant through December 1993. Mr. Imperiale spent the prior 10 years in the securities industry, with Prudential Securities, Merrill Lynch, and First Boston Corporation. Mr. Imperiale, a certified public accountant, worked with Arthur Young & Company from 1973 to 1983 in the public accounting field. Mr. Imperiale holds a B.A. degree and an M.B.A. degree from Rutgers University.

     Mr. Heyward has served as a member of the Company's Board of Directors since March 1998. Mr. Heyward has served as President of CBS News since January 1996. From October 1994 until January 1996, he was Executive Producer of "CBS Evening News with Dan Rather" and Vice President of CBS News. From February 1993 until October 1994, Mr. Heyward served as Executive Producer of the CBS News magazine "Eye to Eye With Connie Chung." Prior to that time, he was responsible for developing CBS's "48 Hours" series. Mr. Heyward holds a B.A. in History and Literature from Harvard University.

     Mr. Jordan has served as a member of the Company's Board of Directors since June 1998. Mr. Jordan has served as the Chairman and Chief Executive Officer of CBS Corporation since June 1993. Mr. Jordan currently serves on the Boards of Directors of Aetna Inc. and Dell Computer Corporation. Mr. Jordan holds a B.S. degree from Yale University and an M.S. degree from Princeton University.

     The Company's Board of Directors (the "Board") will initially be comprised of seven directors. Directors are elected by the stockholders of each annual meeting of stockholders or until their successors are duly elected and qualified. Six of the initial directors will be appointed pursuant to the provisions of the Stockholders' Agreement described in "Certain Transactions." Each of CBS and DBC will have the right to designate for election to the Board three candidates, so long as it holds at least 30% of the outstanding voting securities of the Company, two candidates, so long as it holds at least 20% but less than 30% of the outstanding voting securities of the Company, or one candidate, so long as it holds at least 1% of the outstanding voting securities of the Company. If the size of the Board is increased, CBS and DBC will each have the right to nominate a number of candidates to the Board based upon the percentage of the Company's outstanding voting securities then held by them. So long as the Amended and Restated License Agreement remains in effect, CBS will also have the right to nominate at least one candidate to the Company's Board of Directors, regardless of the number of voting securities of the Company held by it. In addition, each of CBS and DBC will be obligated to vote the voting securities of the Company held by it for the other party's designated candidates. See "Risk Factors -- Control by CBS and DBC." All executive officers are elected by, and serve at the discretion of, the Board.

BOARD COMMITTEES

     The Audit Committee has the responsibility to review audited financial statements and accounting practices of the Company, and to consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The Audit Committee is currently comprised of Messrs. Imperiale and Reisfield. The Compensation Committee reviews and approves the compensation and benefits for the Company's key executive officers, administers the Company's employee benefit plans and makes recommendations to the Board regarding such matters. The Compensation Committee is currently comprised of Messrs. Heyward and Hirschfield.

DIRECTOR COMPENSATION

     Directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. In October 1997, the Company granted to Mr. Kramer a non-plan option to purchase a membership interest in the LLC, which will represent an option to purchase 200,000 shares of its Common Stock, with an exercise price per share of $4.00 after the Reorganization.

     In September 1998, the Board adopted, subject to stockholder approval, the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 50,000 shares of the Company's Common Stock for issuance thereunder. Members of the Board who are not employees of the Company or any parent, subsidiary or affiliate of the Company are eligible to participate in the Directors Plan. Option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of such options is 100% of the fair market value of the Common Stock on the date of grant. Each eligible director who first becomes a member of the Board on or after the effective date of the Registration Statement of which this Prospectus forms a part (the "Effective Date") will be granted an option to purchase 10,000 shares (an "Initial Grant") on the later of the Effective Date or the date such director first becomes a director. At each annual meeting of stockholders, each eligible director will automatically be granted an additional option to purchase 2,000 shares if such director has served continuously as a member of the Board since the date of such director's Initial Grant or the Effective Date if such director was not eligible to receive an Initial Grant. The term of such options is ten years, provided that they will terminate seven months following the date the director ceases to be a director of the Company or a consultant of the Company (12 months if the termination is due to death or disability). All options granted under the Directors Plan will vest as to 33 1/3% of the shares on each anniversary of the option grant date, provided the optionee continues as a director of the Company or a consultant of the Company. Additionally, immediately prior to the dissolution or liquidation of the Company or a "change in control" transaction, the vesting of all options granted pursuant to the Directors Plan will accelerate and the options will be exercisable for a period of up to seven months following the transaction, after which period any unexercised options will expire.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to this offering, the Company's Board did not have a compensation committee and all compensation decisions were made by the full Board. Mr. Kramer did not participate in Board deliberations with respect to his compensation. Upon completion of this offering, the Compensation Committee will make all compensation decisions. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     Pursuant to employment agreements between the Company and each of Messrs. Kramer and Bardwick, the vesting of stock options will be accelerated upon certain changes of control of the Company. See "Certain Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid for services rendered to the Predecessor Business and the Company in all capacities during the year ended December 31, 1997, by the Company's Chief Executive Officer. No other executive officer who held office at December 31, 1997 received total annual compensation for services rendered to the Predecessor Business and the Company in excess of $100,000 in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                  ANNUAL COMPENSATION                 AWARDS
                                         --------------------------------------   --------------
                                                                     OTHER          SECURITIES
                                                                    ANNUAL          UNDERLYING
      NAME AND PRINCIPAL POSITION        SALARY(1)     BONUS    COMPENSATION(2)   OPTIONS (#)(3)
      ---------------------------        ----------   -------   ---------------   --------------
Larry S. Kramer........................  $  167,000   $50,000      $  4,879          200,000
  President and Chief Executive Officer

---------------
(1) Scot McLernon, who joined the Company in January 1998 as Vice President of Advertising Sales, is compensated at an annual base salary of $95,000 and is entitled to bonus compensation based on a percentage of the Company's advertising and sponsorship sales. Michele Chaboudy, who joined the Company in May 1998 as Vice President of Marketing, is compensated at an annual salary of $100,000. Mr. Bardwick, who joined the Company in July 1998 as Chief Financial Officer, is currently compensated at an annual rate of $200,000. See "Certain Transactions."

(2) Represents health insurance premiums and contributions to the Data Broadcasting Corporation 401(k) Profit Sharing Plan.

(3) All option grants were initially grants of options to purchase membership interests in the LLC. The numbers in this column give effect to the conversion of the LLC into a corporation, which will occur immediately prior to the closing of this offering, as if such transaction had occurred prior to January 1, 1997.

                          OPTION GRANTS IN FISCAL YEAR

     The following table sets forth certain information regarding stock options granted to the Company's Chief Executive Officer during the year ended December 31, 1997. All option grants were initially grants of options to purchase membership interests in the LLC. The numbers in this table give effect to the Reorganization which will occur immediately prior to the closing of this offering as if such transaction had occurred prior to January 1, 1997.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                          INDIVIDUAL GRANTS(1)                          ANNUAL RATES OF
                       -----------------------------------------------------------        STOCK PRICE
                       NUMBER OF                                                          APPRECIATION
                       SECURITIES    PERCENT OF TOTAL                                      FOR OPTION
                       UNDERLYING   OPTIONS GRANTED TO     EXERCISE                         TERMS(2)
                        OPTIONS        EMPLOYEES IN         PRICE       EXPIRATION    --------------------
        NAME           GRANTED(#)   FISCAL YEAR(%)(3)    PER SHARE(4)      DATE        5%             10%
        ----           ----------   ------------------   ------------   ----------    -----          -----
Larry S. Kramer......   200,000            44.8%            $4.00       10/30/2007     $              $

---------------
(1) Options granted in 1997 were granted outside of any plan. These options become exercisable with respect to 33 1/3% of the shares subject to such option on each anniversary of the grant date. These options have a term of ten years. See "-- Employee Benefit Plans" for a description of the material terms of these options. In addition to the option grants set forth in the above table, (i) in January 1998, the Company granted to Mr. McLernon an option to purchase 75,000 shares of Common Stock at an exercise price of $8.00 per share, (ii) in May 1998, the Company granted to Ms. Chaboudy an option to purchase 50,000 shares of Common Stock at an exercise price of $11.00 per share and (iii) in July 1998, the Company granted to Mr. Bardwick an option to purchase 100,000 shares of Common Stock at an exercise price of $4.00 per share.

(2) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect the Company's projection or estimate of future stock price growth. Potential realizable values are computed by (i) multiplying the number of shares of Common Stock subject to a given option
    by an assumed initial public offering price of $     per share, (ii)
    assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and (iii) subtracting from that result the aggregate option exercise price.

(3) The Company granted options to purchase an aggregate of 446,250 shares of Common Stock to all employees during 1997.

(4) Options were generally granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board. In determining the fair market value of the Company's Common Stock on each grant date, the Board considered, among other things, the value of assets contributed to the Company from DBC, the Company's absolute and relative levels of revenues and other operating results, the state of the Company's Web site development, increases in operating expenses, the absence of a public trading market for the Company's securities, the intensely competitive nature of the Company's market and the appreciation of stock values of a number of generally comparable Internet companies. See
    "-- Director Compensation," "-- Employment Contracts and Change of Control Arrangements" and "-- Employee Benefit Plans" for a description of the material terms of these options.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth for each of the Named Executive Officers the number and year-end value of exercisable and unexercisable options for the year ended December 31, 1997. All option grants were initially grants of options to purchase membership interests in the LLC. The numbers in this table give effect to the Reorganization which will occur immediately prior to the closing of this offering as if such transaction had occurred during 1997.

                                       NUMBER OF SECURITIES
                                      UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                              OPTIONS                    IN-THE-MONEY OPTIONS
                                      AT DECEMBER 31, 1997(1)           AT DECEMBER 31, 1997(2)
                                   -----------------------------     -----------------------------
              NAME                 EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
              ----                 -----------     -------------     -----------     -------------
Larry S. Kramer..................       --            200,000             --           $

---------------
(1) Options shown are subject to vesting as described in footnote (1) to the option grant table above. See "-- Employee Benefit Plans" for a description of the material terms of these options.

(2) Based on an assumed initial public offering price of $     per share, net of
    exercise price, multiplied by the number of shares issuable upon exercise of such option.

     No options were exercised during 1997 by the Chief Executive Officer or any other executive officer of the Company. No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 1997 to the Chief Executive Officer or any other executive officer of the Company. The Company does not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service with the Chief Executive Officer or any other executive officer of the Company.

EMPLOYEE BENEFIT PLANS

     Since October 1997, the Company issued options to purchase membership interests in the LLC. In connection with the Reorganization, outstanding options will be assumed by the Company and will represent the right to purchase shares of Common Stock rather than membership interests of the LLC. Each option will be converted into an option to purchase Common Stock based upon a ratio of 1,000 shares of Common Stock for each 0.01% membership interest. Shares covered by any outstanding option that expires unexercised become available again for grant under the 1998 Equity Incentive Plan described below. As of September 30, 1998, options to purchase 875,750 shares of Common Stock were outstanding with a weighted average exercise price of $6.23 per share (assuming the Reorganization occurred as of such date). These options are subject to terms substantially similar to those described below with respect to options to be granted under the 1998 Equity Incentive Plan described below.

     1998 Equity Incentive Plan. In September 1998, the Board adopted, subject to stockholder approval, the 1998 Equity Incentive Plan (the "Equity Incentive Plan"). The total number of shares of Common Stock reserved for issuance thereunder is 574,250. The Equity Incentive Plan will become effective on the Effective Date. Shares that: (a) are subject to issuance upon exercise of an option granted prior to adoption of the Equity Incentive Plan or under the Equity Incentive Plan that cease to be subject to such option for any reason other than exercise of such option; (b) have been issued pursuant to the exercise of an option granted under the Equity Incentive Plan with respect to which the Company's right of repurchase has not lapsed and are subsequently repurchased by the Company; (c) are subject to an award granted pursuant to restricted stock purchase agreements under the Equity Incentive Plan that are forfeited or are repurchased by the Company at the original issue price; or (d) are subject to stock bonuses granted under the Equity Incentive Plan that otherwise terminate without shares being issued, will again be available for grant and issuance under the Equity Incentive Plan. The Equity Incentive Plan will terminate in September, 2008, unless sooner terminated in accordance with the terms of the Equity Incentive Plan. The

Equity Incentive Plan authorizes the award of options, restricted stock awards and stock bonuses (each an "Award"). No person will be eligible to receive more than 400,000 shares in any calendar year pursuant to Awards under the Equity Incentive Plan other than a new employee of the Company who will be eligible to receive no more than 500,000 shares in the calendar year in which such employee commences employment. The Equity Incentive Plan will be administered by the Compensation Committee. The Compensation Committee has the authority to construe and interpret the Equity Incentive Plan and any agreement made thereunder, grant Awards and make all other determinations necessary or advisable for the administration of the Equity Incentive Plan.

     The Equity Incentive Plan provides for the grant of both incentive stock options ("ISOs") that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQSOs"). ISOs may be granted only to employees of the Company or of a parent or subsidiary of the Company. NQSOs (and all other Awards other than ISOs) may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any parent or subsidiary of the Company, provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction ("Eligible Service Providers"). The exercise price of ISOs must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair market value of the Company's Common Stock on the date of grant. The maximum term of options granted under the Equity Incentive Plan is ten years. Awards granted under the Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee (unless otherwise determined by the Compensation Committee and set forth in the Award agreement with respect to Awards that are not ISOs). Options granted under the Equity Incentive Plan generally expire three months after the termination of the optionee's service to the Company or a parent or subsidiary of the Company, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. Options will generally terminate immediately upon termination for cause. In the event of the Company's dissolution or liquidation or a "change in control" transaction, outstanding Awards may be assumed or substituted by the successor corporation (if any). If a successor corporation (if any) does not assume or substitute the Awards, the Compensation Committee has the discretion to accelerate the vesting of the Awards prior to the effectiveness of the transaction.

     401(k) Plan. The Company participates in the Data Broadcasting Corporation 401(k) Profit Sharing Plan (the "401(k) Plan"), a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended. All personnel who have completed 6 consecutive months of service with the Company are eligible to participate and may enter the 401(k) Plan as of the first day of January, April, July or October ("Participants"). Participants may make pre-tax contributions to the 401(k) Plan of up to 25% of their eligible earnings, subject to a statutorily prescribed annual limit. The Company may make matching contributions on a discretionary basis to the 401(k) Plan. Each Participant is fully vested in his or her contributions, any Company matching contributions, and the investment earnings thereon. Contributions by the participants or the Company to the 401(k) Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by the Company, if any, are generally deductible by the Company when made. Participant and Company contributions are held in trust as required by law. Individual Participants may direct the trustee to invest their accounts in authorized investment alternatives. The Company had made no matching contributions to the 401(k) Plan as of September 30, 1998. The Company intends to implement its own 401(k) Plan after the consummation of this offering.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     As permitted by the Delaware General Corporation Law (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the DGCL, the Company's Bylaws provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions, (ii) the Company may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Amended and Restated Certificate of Incorporation, its Bylaws or agreements,
(iii) the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions and
(iv) the rights conferred in the Bylaws are not exclusive. In addition, the Company intends to obtain directors' and officers' insurance providing indemnification for certain of the Company's directors, officers and employees for certain liabilities. The Company believes that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

     Prior to the completion of this offering, the Company intends to enter into Indemnification Agreements with each of its current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Amended and Restated Certificate of Incorporation and Bylaws and to provide additional procedural protections. In addition, the Company intends to obtain directors' and officers' insurance providing indemnification for certain of the Company's directors, officers and employees for certain liabilities. The Company believes that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

     The limited liability and indemnification provisions in the Company's Amended and Restated Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood or derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and it stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers of the Company pursuant to the indemnification provisions in the Company's Amended and Restated Certificate in Incorporation and Bylaws.

     At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

     Since the inception of the Predecessor Business, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) compensation agreements and other arrangements, which are described where required in "Management," and (ii) the transactions described below.

     The following summary description of certain agreements does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of these agreements or forms of agreements which are included as exhibits to the Registration Statement of which this Prospectus forms a part.

FORMATION TRANSACTIONS

     On October 29, 1997, CBS and DBC entered into a limited liability company agreement and certain related agreements relating to the formation of the LLC.

     Limited Liability Company Agreement. CBS and DBC entered into a limited liability company agreement (the "Limited Liability Company Agreement"). Each of CBS and DBC received a 50% membership interest in the LLC in exchange for entering into the Limited Liability Company Agreement and for their capital contributions under the Contribution Agreement described below. DBC also agreed to loan the LLC until October 2000, up to $5.0 million at an annual interest rate equal to The Chase Manhattan National Bank's prime rate plus two percent. As of June 30, 1998, the Company had borrowed $1.5 million from DBC. Interest payments to DBC during the six months ended June 30, 1998 were $21,000. The Limited Liability Company Agreement also contained provisions relating to, among other things, the management of the LLC, allocations of profits and losses, transfer restrictions and dispute resolution and covenants not to compete.

     Contribution Agreement. Contemporaneously with the Limited Liability Company Agreement, CBS, DBC and the LLC also entered into a Contribution Agreement (the "Contribution Agreement"). Pursuant to the Contribution Agreement, CBS agreed to provide the LLC with $50 million aggregate rate card amount advertising and promotion (the "Advertising Commitment") over a period of five years over the CBS Television Network, CBS owned and operated television and radio stations or on CBS Internet sites, provided that no more than 5% of the total advertising could be on CBS Internet sites. This commitment will be reduced to $30 million pursuant to the Stockholders' Agreement. CBS exercised, and still holds, substantial control over the allocation of the Advertising Commitment. DBC contributed to the LLC all of its right, title and interest in certain assets relating to Online/News business as well as $1.0 million in cash. DBC also agreed to contribute an additional $1.0 million to the LLC in October 1998, which obligation will survive the conversion of the Company from a limited liability company into a corporation.

     Original Services Agreement. Contemporaneously with the Limited Liability Company Agreement, DBC and the LLC also entered into a Services Agreement (the "Original Services Agreement") under which DBC provided the Company with a variety of support and hosting services. Payments by the Company to DBC for these Services were $70,000 and $340,000 in 1997 and the six months ended June 30, 1998, respectively. DBC also agreed to pay MarketWatch.com a per subscriber fee for users of DBC's PC-based and Quotrek subscribers of real-time quotes (the "Subscriber Payment"). Subscriber Payments by DBC to the Company under the Original Services Agreement were $210,000 and $627,000 in 1997 and the six months ended June 30, 1998, respectively. From October 1997, through May 1998, DBC also provided the Company with office space for its executive offices for no charge. DBC also pays the Company a fee based upon net revenues from subscriptions to MarketWatch RT and MarketWatch LIVE (the "Real-Time Fees"). DBC paid the Company $16,000 and $77,000 in 1997 and the six months ended June 30, 1998, respectively, as Real-Time Fees. This Agreement will be superseded and replaced by the Amended and Restated Services Agreement described below.

     Original License Agreement. Contemporaneously with the Limited Liability Company Agreement, CBS and the LLC also entered into a License Agreement (the "Original License Agreement") under which CBS granted the LLC a non-exclusive license to utilize the CBS marks "CBS(R)" and the CBS "eye" design for use in connection with the operation of the MarketWatch.com site. CBS also granted the LLC a license to use current CBS Television News content related to business and financial news on the MarketWatch.com site. The LLC paid CBS a royalty based on amounts received for advertising on the CBS.MarketWatch.com site. There were no payments to CBS under the Original License Agreement in 1997 and the six months ended June 30, 1998, respectively. This agreement will be superseded and replaced by the Amended and Restated License Agreement described below.

REORGANIZATION TRANSACTIONS

     Conversion of LLC. Immediately prior to the closing of this offering, the Company will convert its business form to a corporation. The Reorganization will be effected by merging the LLC into the Company. In connection with the Reorganization, the Limited Liability Company Agreement will terminate (except for certain covenants that, by their terms, require performance after the termination of such agreement) and each of DBC and CBS will receive 4,500,000 shares of Common Stock in exchange for their membership interests in the LLC.

     Amended and Restated License Agreement. Prior to the closing of this offering, CBS and the Company will enter into an Amended and Restated License Agreement which will supersede and replace the Original License Agreement. Under the Amended and Restated License Agreement, the Company will pay CBS: (i) during 1998, (A) 8% of Gross Revenues in excess of $1.0 million and up to and including $41.0 million and (B) 6% of Gross Revenues in excess of $41.0 million, (ii) during 1999, (A) 8% of Gross Revenues in excess of $500,000 and up to and including $40.5 million and (B) 6% of Gross Revenues in excess of $40.5 million, and (iii) in subsequent years through the termination of the Amended and Restated License Agreement on October 29, 2002, (A) 8% of Gross Revenues up to and including $40.0 million and (B) 6% of Gross Revenues in excess of $40.0 million. Gross Revenues are defined in that agreement as gross operating revenues of the Company, its subsidiaries and, to the extent of dividends or other distributions received by the Company or its subsidiaries, any entity in which the Company or its subsidiaries have an interest that are derived from an Internet service or Web site that (i) provides information or services of a financial nature or (ii) uses the CBS trademarks, excluding certain revenues attributable to DBC under the Amended and Restated Services Agreement, certain advertising revenue and certain advertising sales commissions.

     Under the Amended and Restated License Agreement, CBS will retain significant editorial control over the use and presentation of CBS television news content and the CBS logo. For example, the Company must conform to CBS's guidelines for the use of its trademarks. CBS has the right to approve all materials, such as marketing materials, which include any CBS trademarks and also has control over the visual and editorial presentation of its television news content on the CBS.MarketWatch.com Web site. As a result of these provisions, CBS will have the ability to prevent the Company from displaying certain types of content on the CBS.MarketWatch.com Web site and from producing materials, such as marketing materials, which CBS does not approve. This control by CBS could prevent the Company from engaging in desired marketing activities or from being perceived as an independent news organization, either of which could adversely affect the Company's brand awareness and brand name.

     The terms of the Amended and Restated License Agreement will also provide that CBS may terminate the Company's right to use the CBS name, logo and news content in the event that a competitor of CBS directly or indirectly beneficially owns 15% or more of the Company's outstanding Common Stock or voting power of the Company or if the Company issues to a CBS competitor or actively participates in the acquisition by a CBS competitor, in any one transaction or any series of transactions, a number of voting securities, such that after such issuance(s), such CBS competitor beneficially owns 9% or more of the Company's voting securities. Notwithstanding the foregoing, the mere acquisition by a CBS competitor of an interest in DBC that causes a DBC Change of Control shall not be deemed to constitute the acquisition of an ownership interest in the Company in the absence of other facts demonstrating ownership of an interest in the Company. The Amended and Restated License Agreement will also be subject to termination if the Company (i) breaches a material term or condition of the Amended and Restated License Agreement, (ii) becomes insolvent or subject to bankruptcy or similar proceedings, (iii) or discontinues using the MarketWatch mark and does not establish a substitute mark acceptable to CBS in its sole discretion. The Amended and Restated License Agreement will expire on October 29, 2002.

     Under the terms of the Amended and Restated License Agreement, CBS will not be permitted to license or authorize another to license the use of the CBS logo or name to others in connection with promoting any other Internet Service or Web site in the U.S. that has as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers, subject to certain exceptions. However, a Web site or Internet service that delivers general news, sports or entertainment, with a financial news segment or portion included, will not be considered to have as its primary function or as its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news.

     If CBS were to license its name and logo to another Web site or Internet Service that delivers general news, sports or entertainment and that also delivers financial news, such other Web site or service could be competitive with the Company's Web site. Also, CBS will not be prohibited from licensing its news content to, or investing in, another Web site or Internet service, regardless of the theme of that Web site or Internet service. See "Risk
Factors -- Potential Competition from CBS and DBC."

     Amended and Restated Services Agreement. Prior to the closing of this offering, DBC and the Company will enter into an Amended and Restated Services Agreement (the "Amended and Restated Services Agreement") which will supersede and replace the Original Services Agreement.

     Under the Amended and Restated Services Agreement, DBC will, upon the Company's request, (i) provide the Company with any employees needed to operate the Company's business, (ii) handle billing and collections for the Company's subscription products, (iii) provide computer programming and engineering services, (iv) provide delayed commodities and stock data feeds as well as certain other data feeds free of charge and (v) provide communications Web site hosting services pursuant to certain performance standards, all at DBC's out-of-pocket cost. DBC will also continue to pay the Company the Subscriber Fee and the Real Time Fees. DBC will also grant the Company a license to use the data and information feeds it provides to the Company and will agree to certain network performance and hosting standards. The term of the Amended and Restated Services Agreement will expire on October 29, 2002.

     Credit Agreement. Prior to the closing of this offering, the Company and DBC will enter into a Revolving Credit Agreement (the "Credit Agreement") in order to evidence DBC's loan obligation under the Limited Liability Company Agreement. Under the Credit Agreement, DBC will be obligated to loan the Company up to $5.0 million through October 2000. Borrowings under the Credit Agreement will be unsecured and bear interest at a rate equal to The Chase Manhattan National Bank's prime rate plus two percent per annum and mature on October 29, 2000. The Company's previous borrowings from DBC will be included as indebtedness outstanding under the Credit Agreement. As of June 30, 1998, the Company had outstanding indebtedness to DBC of $1.5 million.

     Stockholders' Agreement. Prior to the closing of this offering, DBC, CBS and the Company will enter into a Stockholders' Agreement (the "Stockholders' Agreement"). The parties will agree to reduce the Advertising Commitment provided for in the Contribution Agreement to an aggregate rate card amount of $30 million during the period from October 29, 1997 through October 29, 2002 in return for a reduction in the percentage royalty to be paid to CBS under the License Agreement. As of June 30, 1998, CBS had delivered $3.4 million rate card amount of advertising and promotion to the Company. This Advertising Commitment is subject to termination upon termination of the Amended and Restated License Agreement, in which event, CBS shall make a termination payment to the Company in the amount of $500,000 per month for each full calendar month remaining from the termination through October 2002. The Stockholders' Agreement will also provide that each of CBS and DBC will be entitled to nominate up to three members to the Company's Board of Directors, so long as it holds at 30%, two, so long as it holds at least 20% but less than 30%, or one, so long as it holds at least 1%, of the Company's outstanding voting securities. So long as the Amended and Restated License Agreement is in effect, CBS shall have the right to appoint at least one member to the Company's Board of Directors, regardless of its percentage ownership of the Company's Common Stock. If the size of the Board of Directors is increased, CBS and DBC will each have the right to nominate a number of candidates to the Board of Directors based upon the percentage of the Company's outstanding voting securities then held by them.

     Pursuant to the Stockholders' Agreement, each of CBS and DBC will have a right of first refusal in the event that either party desires to sell any securities of the Company held by it to a third party. In addition, each of CBS and DBC will have the right to purchase from the Company additional shares of Common Stock, other voting securities of the Company or securities convertible into or exchangeable for such securities ("New Securities"), in the event the Company proposes to issue New Securities in an amount, subject to certain limitations, necessary to maintain its then current percentage ownership in the Company, not to exceed the party's percentage ownership interest immediately after the closing of this offering. See "Description of Capital Stock -- Rights of First Refusal."

     Under the Stockholders' Agreement DBC will agree, inter alia, that until October 29, 2002 it will not, subject to certain exceptions, (i) authorize or permit another to sell advertising on any other Web site that has as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock quotation and financial news in the English language to consumers or (ii) use the Internet to sell real-time snap-quotes to individual subscribers or customers who pay a fee for such information.

     In addition, under the Stockholders' Agreement, the Company will agree through October 29, 2002 or, at such earlier time (i) as the Amended and Restated Services Agreement has terminated, (ii) upon the occurrence of a DBC Change of Control, or (iii) at such time as DBC shall hold less than 10% of the Company's then-outstanding Common Stock, it will not, except through DBC, sell any product or service that offers streaming real-time stock price quotes.

     Registration Rights Agreement. CBS and DBC will have certain registration rights with respect to their shares of Common Stock. See "Description of Capital Stock -- Registration Rights."

OTHER RELATIONSHIPS WITH DBC

     Pursuant to an August 1998 Insertion Order Form, DBC has agreed to purchase approximately $225,000 of advertising from the Company in 1998 and approximately $500,000 of advertising from the Company in each of 1999 and 2000. This commitment may be terminated by DBC on 30 days' notice.

EMPLOYMENT RELATED AGREEMENTS

     In October 1997, Mr. Kramer was granted an option to purchase 200,000 shares of Common Stock at an exercise price of $4.00 per share. The Company also entered into an employment agreement with Mr. Kramer effective July 1, 1998. Mr. Kramer's employment agreement provides for a base salary of $210,000 from the effective date through June 30, 1999, $225,000 through June 30,

2000, and $240,000 through June 30, 2001. Mr. Kramer is also eligible to receive an annual bonus of up to 50% of his annual base salary. The employment agreement has a term of three years. In the event Mr. Kramer's employment is terminated by the Company without cause (as defined in the employment agreement) or if Mr. Kramer resigns as a result of the constructive termination of his employment (defined in the employment agreement as (i) a material change in Mr. Kramer's position causing it to be of materially less stature or responsibility, (ii) a reduction in his salary of greater than 10% without his written consent or (iii) the relocation of his principal place of employment outside of the San Francisco Bay Area), Mr. Kramer will be entitled to receive as severance, an amount equal to his then current base salary, payable in twelve monthly installments. In addition, Mr. Kramer's stock option (as described below) will vest as to one-third of the shares of Common Stock subject to the option. In the event Mr. Kramer's employment is terminated without cause or constructively terminated within six months of a Change of Control (defined in the employment agreement to include (i) the sale of substantially all of the Company's assets to an entity other than CBS or DBC or (ii) any transaction or series of transactions that results in any person other than CBS, DBC or other entities affiliated with the Company, owning more than 50% of the voting power of the Company), Mr. Kramer will be entitled to receive a lump sum payment in an amount equal to his current base salary plus his target bonus for the then current year, which lump sum would equal $315,000 based on Mr. Kramer's current base salary. In addition, in such an event, Mr. Kramer's stock option will vest as to an additional one-third of the shares of Common Stock originally subject to the option.

     In July 1998, Mr. Bardwick was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $4.00 per share. The Company also entered into an employment agreement with Mr. Bardwick effective July 1, 1998. Mr. Bardwick's employment agreement provides for a base salary of $200,000 from the effective date through June 30, 1999, $210,000 through June 30, 2000, and $225,000 through June 30, 2001. Mr. Bardwick is also eligible to receive an annual bonus of up to 50% of his annual base salary. The employment agreement has a term of three years. In the event Mr. Bardwick's employment is terminated by the Company without cause (as defined in the employment agreement) or if Mr. Bardwick resigns as a result of the constructive termination of his employment (defined in the employment agreement as (i) a material change in Mr. Bardwick's position causing it to be of materially less stature or responsibility, (ii) a reduction in his salary of greater than 10% without his written consent or (iii) the relocation of his principal place of employment outside of the San Francisco Bay Area), Mr. Bardwick will be entitled to receive as severance, an amount equal to his then current base salary, payable in twelve monthly installments. In addition, Mr. Bardwick's stock option (as described below) will vest as to an additional one-third of the shares of Common Stock subject to the option. In the event Mr. Bardwick's employment is terminated without cause or constructively terminated within six months of a Change of Control (defined in the employment agreement to include (i) the sale of substantially all of the Company's assets to an entity other than CBS or DBC or (ii) any transaction or series of transactions that results in any person other than CBS, DBC or other entities affiliated with the Company, owning more than 50% of the voting power of the Company), Mr. Bardwick will be entitled to receive a lump sum payment in an amount equal to his current base salary plus his target bonus for the then current year, which lump sum would equal $300,000 based on Mr. Bardwick's current base salary. In addition, in such an event, Mr. Bardwick's stock option will vest as to an additional one-third of the shares of Common Stock originally subject to the option.

     Ms. Chaboudy's employment offer letter of April 23, 1998 provides for an initial annual base salary of $100,000. Ms. Chaboudy was also granted an option to purchase 50,000 shares of Common Stock. This option vests as to one-third of the shares subject to the option on each anniversary of Ms. Chaboudy's employment start date.

     Mr. McLernon's employment offer letter dated December 30, 1997 provided for an initial base salary of $95,000. In addition, Mr. McLernon is entitled to receive a commission in 1998 and 1999 in the amount of 3% of the Company's advertising and sponsorship sales and the Company has agreed to reimburse Mr. McLernon's expenses, up to $15,000 per year, for working in San Francisco, California. The Company and Mr. McLernon agreed to renegotiate his compensation terms at the end of 1999 based on market conditions and the Company's operating projections. Mr. McLernon was also granted an option to purchase 75,000 shares of Common Stock at a purchase price of $8.00. This option vests as to one-third of the shares subject to the option on each anniversary of Mr. McLernon's employment start date.

     Mr. Calandra, the Company's Vice President of News, receives an annual base salary of $100,000 and in October 1997, received a grant of an option to purchase 75,000 shares of Common Stock at a purchase price of $4.00 per share. This option vests as to one-third of the shares subject to the option on each anniversary of its date of grant.

OFFICE LEASE

     Since April 1, 1998, the Company occupied space in a CBS facility to house its headquarters in San Francisco, California. The Company has paid CBS $19,000 for this space prior to September 1, 1998. On August 27, 1998, the Company and CBS entered into a lease with respect to 11,500 square feet of space at the same facility and this lease will expire in March 2003. The Company is obligated to pay monthly rent of approximately $26,000 through the expiration date. The Company is also obligated to pay its proportionate share of all electricity, heating, ventilation and air conditioning costs for the leased premises.

     The Company believes that the terms of each of the transactions described above, taken as a whole, were no less favorable than the Company could have obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1998 and as adjusted to reflect the sale of the shares of Common Stock offered hereby by:
(i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and (iv) all executive officers and directors of the Company as a group.

                                                NUMBER OF           PERCENTAGE OF COMMON STOCK
                                                  SHARES               BENEFICIALLY OWNED(1)
                                               BENEFICIALLY    -------------------------------------
          NAME OF BENEFICIAL OWNER                OWNED        BEFORE OFFERING    AFTER OFFERING(2)
          ------------------------             ------------    ---------------    ------------------
CBS Broadcasting Inc.(3).....................   4,500,000           50.0%                   %
Data Broadcasting Corporation(4).............   4,500,000           50.0
Larry S. Kramer(5)...........................      66,667              *                   *
Derek Reisfield..............................          --              *                   *
Andrew Heyward...............................          --              *                   *
Michael H. Jordan............................          --              *                   *
Alan Hirschfield.............................          --              *                   *
Allan R. Tessler.............................          --              *                   *
Mark Imperiale...............................          --              *                   *
All executive officers and directors as a
  group (12 persons)(6)......................     116,667            1.3

---------------
 *  Represents beneficial ownership of less than 1%.

(1) Percentage ownership is based on 9,000,000 shares outstanding as of September 30, 1998 and also assumes that the conversion of the Company from a limited liability company into a corporation (which is to occur immediately prior to the Closing of this Offering) had occurred as of such date. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of September 30, 1998 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Assumes the Underwriters' over-allotment option is not exercised.

(3) The address for CBS is 51 West 52nd Street, New York, New York 10019.

(4) The address for DBC is 3955 Point Eden Way, Hayward, California 94545.

(5) Represents 66,667 shares issuable upon exercise of options exercisable within 60 days of September 30, 1998.

(6) Represents 116,667 shares issuable upon exercise of options exercisable within 60 days of September 30, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately following the closing of this offering, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share. As of September 30, 1998, assuming the conversion of the Company into a corporation, and the simultaneous conversion of limited liability company membership interests into shares of Common Stock, there were outstanding 9,000,000 shares of Common Stock, each with a par value of $0.01, held of record by two stockholders, and outstanding options to purchase 875,750 shares of Common Stock.

     The following summary description of the Company's capital stock and certain provisions of the Company's Amended and Restated Certificate of Incorporation, Bylaws, the Stockholders' Agreement and the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation, Bylaws, the Stockholders' Agreement and the Registration Rights Agreement which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable law.

COMMON STOCK

     Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized by the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of holders of Common Stock and, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement to be entered into prior to the closing of this offering between the Company, CBS and DBC (the "Registration Rights Agreement"), CBS and DBC will have certain registration rights including certain "demand" registration rights, with respect to the securities of the Company held by them, their affiliates and their permitted transferees (the "Registrable Securities") at any time after 180 days following the date of this Prospectus. Under the Registration Rights Agreement, each of these companies may demand that the Company file a registration statement under the Securities Act covering all or a portion of the Registrable Securities of CBS, DBC, their affiliates and their permitted transferees, provided that there is a reasonably anticipated aggregate public offering price of at least $3.0 million (a "Demand Registration"). At such time as the Company is eligible to utilize a Registration Statement on Form S-3 to register an offering of its securities, CBS and DBC may request that the Company file a registration statement on Form S-3, covering all or a portion of Registrable Securities of CBS, DBC, their affiliates and their permitted transferees, provided that there is a reasonably anticipated aggregate public offering price of at least $1.0 million (a "S-3 Registration"). During the term of this agreement, CBS and DBC each will have the right to demand two Demand Registrations and each may also request one S-3 Registration per year. These registration rights will be subject to the Company's right to delay the filing of a registration statement, not more than once in a 12-month period, for not more than 120 days for either a Demand Registration or a S-3 Registration.

     In addition, CBS and DBC will have certain "piggyback" registration rights. If the Company proposes to register any of its Common Stock under the Securities Act (other than pursuant to the registration rights noted above), CBS and DBC may require the Company to include all or a portion of their Registrable Securities in such registration; provided, however, that the managing underwriter, if any, of any such offering has certain rights to limit the number of Registrable Securities proposed to be included in such registration.

     All registration expenses incurred in connection with the above registration would be borne by the Company. Each of CBS and DBC would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of its Registrable Securities.

     All registration rights under the Registration Rights Agreement will terminate with respect to CBS and DBC when such entity may sell all its shares in a three-month period under Rule 144 promulgated under the Securities Act.

DBC CHANGE OF CONTROL

     Under the terms of the Stockholders' Agreement, upon the occurrence of a DBC Change of Control (defined in the Stockholders' Agreement as the acquisition by a competitor of CBS of more than 30% of the outstanding Common Stock of DBC or securities representing 30% of the voting power of DBC or substantially all of DBC's assets at a time when DBC and its affiliates own at least 10% of the number of shares of the Company's Common Stock that are outstanding upon the consummation of the offering), CBS may, in its sole discretion within 45 days after the occurrence of such DBC Change of Control, either (i) offer to purchase (and DBC shall be obligated to sell) all of the Company's securities held by DBC at the "fair market value" of the Company's securities as of the date of the change of control or (ii) require DBC to place its securities of the Company in a trust managed by an independent trustee reasonably satisfactory to CBS, which would then dispose of the securities to persons who are not competitors of CBS with a view to maximizing the sale price while disposing of such share as promptly as reasonably practicable. In either event, DBC would forfeit its Board representation. No such trustee shall, without the prior written consent of CBS, vote any of the Company's securities held by it at any meeting of the stockholders of the Company or otherwise. There can be no assurance that in such event CBS would elect either such option, if any. Although DBC has advised the Company that it has no present plans or intentions to effect a DBC Change of Control, DBC operates in a rapidly evolving industry and there can be no assurance that it will not effect a change in control in the future.

RIGHTS OF FIRST REFUSAL

     Pursuant to the Stockholders' Agreement, if either CBS or DBC desires to sell any shares of Common Stock held by it to a non-affiliated third party, the other party will have a right of first refusal (the "Right of First Refusal") to purchase those shares from the other, on the same terms as the party proposes to sell the shares to the third party. In the event that the other party does not elect to exercise this right of first refusal, the party who originally proposed to transfer the shares will have 120 days (or, in the case of a sale pursuant to Rule 144 promulgated under the Securities Act, six weeks) to consummate the transfer, otherwise the rights of first refusal will be reinstated.

     The Stockholders' Agreement will also provide that in the event that the Company proposes to issue voting securities or securities convertible into or exchangeable for Common Stock or other voting securities of the Company in the future (other than (i) issuances of up to an aggregate of 1,500,000 shares of Common Stock with respect to incentive plans or employee stock options, or (ii) up to an aggregate of 500,000 shares issuable for general corporate purposes), CBS and DBC will have the right to purchase (the "Purchase Right") a number of securities from the Company on the same terms (or, if the Company is to receive non-cash consideration for such issuance, at a per share price equal to the "fair market value" of such securities or non cash consideration) in an amount necessary to maintain its percentage ownership of voting securities of the Company, not to exceed with respect to each of CBS and DBC a percentage equal to the percentage of the outstanding voting securities of the Company held by such company upon the consummation of this offering (the "Initial Percentage"). However, the number of voting securities of the Company which may be purchased by CBS and DBC pursuant to the Purchase Right in connection with the Company's first public offering following its initial public offering (the "Follow-On Offering"), is limited such that, if in the opinion of the underwriters of the Follow-On Offering the public trading market for the Company's Common Stock would be significantly adversely affected by the exercise of such Purchase Right, CBS and DBC have the right to exercise the Purchase Right in connection with the Follow-On Offering only to the extent required to maintain ownership of up to 25% of the outstanding voting securities of the Company or such higher percentage that would not, in the opinion of the underwriters of such Follow-On Offering, significantly adversely affect such offering. Each of CBS and DBC would then have the right in connection with the next issuance to exercise the Purchase Right to purchase a number of additional securities in an amount necessary to maintain its percentage ownership of the voting securities of the Company it held immediately prior to the Follow-On Offering, not to exceed a percentage of the outstanding voting securities of the Company equal to the Initial Percentage.

     In addition, as a result of the Purchase Right and Right of First Refusal, both CBS and DBC will have the ability to maintain collectively, ownership in excess of 50% of the shares of the Company's Common Stock; however, neither CBS nor DBC are obligated to vote their shares in any manner, other than to vote for each other's nominees to the Company's Board of Directors or otherwise act collectively which could have the effect of delaying, deferring or preventing a change in control of the Company or to discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons) for three years following the date that such stockholder became an "interested stockholder" unless (i) the transaction in which such stockholder became an "interested stockholder" is approved by the Board of Directors prior to the date the "interested stockholder" attained such status, (ii) upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder." Neither CBS nor DBC are subject to the restrictions imposed by the Anti-Takeover Law on "business combinations" with the Company. A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law. The statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

     The Company's Bylaws provide that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Amended and Restated Certificate of Incorporation and the Bylaws provide that special meetings of the stockholders may only be called by the Chairman of the Board, the Chief Executive Officer of the Company, the Board or by stockholders holding at least 25% of the Company's outstanding Common Stock. Such provisions may have the effect of delaying or preventing a change-in-control of the Company.

     The Company's Amended and Restated Certificate of Incorporation and Bylaws will provide that the Company will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to the Company, which may include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in the management of the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the DGCL. In addition, the Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Company will indemnify directors and officers of the Company to the fullest extent permitted by Delaware law. The Company intends to enter into separate indemnification agreements with its directors and executive officers that provide such person indemnification protection in the event the Amended and Restated Certificate of Incorporation is subsequently amended.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is ChaseMellon Shareholder Services, LLC. Its address is 235 Montgomery Street, 23rd Floor, San Francisco, California 94109, and its telephone number at this location is (415) 743-1444.

LISTING

     The Company has applied to list its Common Stock on the Nasdaq National Market under the trading symbol "MKTW."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since no shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after these restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, the Company will have outstanding an
aggregate of           shares of Common Stock, assuming no exercise of the
Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 9,000,000 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. All officers, directors and stockholders of the Company have agreed (the "Lock-Up Agreement") not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the effective date of the Registration Statement of which this Prospectus is a part, without the prior written consent of BT Alex. Brown and Donaldson, Lufkin & Jenrette Securities Corporation, except in the case of certain transfers upon a DBC Change of Control as provided in the Stockholders' Agreement. As a result of the contractual restrictions described above and the provisions of Rule 144 and 701, the Restricted Shares will be available for sale in the public market on the date which is one year from the date of the effectiveness of the Reorganization, subject to the volume limitations and other conditions of Rule
144. The shares could be available for resale immediately upon the expiration of such 180-day period in the event of a favorable interpretation by the Securities and Exchange Commission of certain provisions of Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding
(which will equal approximately           shares immediately after this
offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

     Upon completion of this offering, the holders of approximately 9,000,000 shares of Common Stock currently outstanding, or their transferees will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for share purchase of affiliates) immediately upon the effectiveness of such registration. Neither CBS nor DBC will have any obligation or other restrictions on resale with respect to any securities of the Company held by it, other than restrictions imposed by Lock-Up Agreements described above, the Right of First Refusal and applicable securities laws. Any sales of securities of the Company by these stockholders could have a material adverse effect on the trading price of the Company's Common Stock.

     Immediately after this offering, the Company intends to file a registration statement under the Securities Act covering 1,500,000 shares of Common Stock reserved for issuance under the Equity Incentive Plan and the Directors Plan and the shares reserved for issuance upon exercise of outstanding options. As of September 30, 1998, options to purchase 875,750 shares of Common Stock were issued and outstanding, none of which were vested. Upon the expiration of the Lock-Up Agreements describe above, at least 188,325 shares of Common Stock will be subject to vested options (based on options outstanding as of September 30, 1998). Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire, unless such shares are subject to vesting restrictions with the Company or the Lock-Up Agreements described above.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representatives BT Alex. Brown Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc. and First Albany Corporation, have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
BT Alex. Brown Incorporated.................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Salomon Smith Barney Inc....................................
First Albany Corporation....................................
                                                              ---------
          Total.............................................
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow, and such dealers may re-allow, a
concession not in excess of $     per share to certain other dealers. After the
initial public offering, the offering price and other selling terms may be changed by the representatives of the Underwriters.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be
purchased by it in the above table bears to           , and the Company will be
obligated, pursuant to the option to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on
which the           shares are being offered.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Each of the officers, directors and stockholders of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of (or enter into any transaction which is designed to, or could be expected to, result in the disposition of any portion of) any Common Stock for a period of 180 days after the effective date of the Registration Statement of which this Prospectus is a part, without the prior written consent of BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, except in the case of certain transfers upon a DBC Change of Control as provided in the Stockholders' Agreement. Such consent may be given at any time without public notice. The Company has entered into a similar agreement, except that it may issue, and grant options or warrants to purchase, shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, pursuant to the exercise of outstanding options and warrants and the Company's issuance of options and stock granted under the existing stock and stock purchase plans.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present stage of the Company's development and other factors deemed relevant.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with this offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

     The financial statements of MarketWatch.com, Inc. as of December 31, 1997 and June 30, 1998 and for the period from inception (October 29, 1997) through December 31, 1997 and for the six months ended June 30, 1998 included in this Prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the DBC Online/News Business as of October 28, 1997 and December 31, 1996 and for the period from inception (October 1, 1995) through December 31, 1996 and for the period from January 1, 1997 through October 28, 1997 included in this Prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedule filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits and schedule filed therewith may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                             MARKETWATCH.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheet...............................................  F-3
Statement of Operations.....................................  F-4
Statement of Stockholders' Equity (Deficit).................  F-5
Statement of Cash Flows.....................................  F-6
Notes to Financial Statements...............................  F-7

                            DBC ONLINE/NEWS BUSINESS

                             (PREDECESSOR BUSINESS)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-17
Balance Sheet...............................................  F-18
Statement of Operations and Changes in Owner's Net
  Deficit...................................................  F-19
Statement of Cash Flows.....................................  F-20
Notes to Financial Statements...............................  F-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

     The reorganization of the limited liability company into a corporation as described in Notes 4, 5 and 8 has not been consummated at October 6, 1998. In addition, the execution of an Amended and Restated License Agreement, an Amended and Restated Services Agreement, a Registration Rights Agreement, and a Revolving Credit Agreement described in Notes 1 and 8 have not been consummated at October 6, 1998. The Company, CBS and DBC, as appropriate, have reached an agreement in principle that all such agreements and the reorganization will occur immediately prior to the initial public offering of Common Stock of MarketWatch.com, Inc. When such reorganization and agreements have been consummated, we will be able to furnish the following report:

     "To the Board of Directors and Stockholders of MarketWatch.com, Inc.

        In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of MarketWatch.com, Inc. at December 31, 1997 and June 30, 1998, and the results of its operations and its cash flows for the period from inception (October 29, 1997) through December 31, 1997 and the six months ended June 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP
San Jose, California
September 17, 1998

                             MARKETWATCH.COM, INC.

                                 BALANCE SHEET

                                     ASSETS

                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------    -----------
Current:
  Cash......................................................  $        --     $   628,000
  Accounts receivable, net of allowances for doubtful
     accounts of $10,000 and $120,000, respectively.........      224,000         797,000
  Prepaid expenses..........................................           --          20,000
                                                              -----------     -----------
          Total current assets..............................      224,000       1,445,000
Property and equipment, net.................................       13,000         623,000
Deferred offering costs.....................................           --         172,000
                                                              -----------     -----------
                                                              $   237,000     $ 2,240,000
                                                              ===========     ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current:
  Accounts payable..........................................  $        --     $   766,000
  Accrued expenses..........................................       75,000          75,000
  Deferred revenue..........................................       10,000          13,000
  Advances from DBC.........................................           --       1,539,000
                                                              -----------     -----------
          Total current liabilities.........................       85,000       2,393,000
                                                              -----------     -----------
Commitments (Note 6)
Stockholders' equity (deficit):
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized, no shares issued and outstanding...........           --              --
  Common stock, $.01 par value; 30,000,000 shares
     authorized; 9,000,000 shares issued and outstanding....       90,000          90,000
  Additional paid-in capital................................    1,925,000       3,476,000
  Deferred compensation.....................................           --        (285,000)
  Contribution receivable...................................   (1,782,000)     (1,000,000)
  Accumulated deficit.......................................      (81,000)     (2,434,000)
                                                              -----------     -----------
          Total stockholders' equity (deficit)..............      152,000        (153,000)
                                                              -----------     -----------
                                                              $   237,000     $ 2,240,000
                                                              ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                             MARKETWATCH.COM, INC.

                            STATEMENT OF OPERATIONS

                                                                 INCEPTION
                                                             (OCTOBER 29, 1997)    SIX MONTHS
                                                                  THROUGH             ENDED
                                                                DECEMBER 31,        JUNE 30,
                                                                    1997              1998
                                                             ------------------    -----------
Net revenues (including $210,000 and $627,000 from DBC)....      $  630,000        $ 2,695,000
Cost of revenues...........................................         148,000            543,000
                                                                 ----------        -----------
Gross profit...............................................         482,000          2,152,000
                                                                 ----------        -----------
Operating expenses:
  Product and content development..........................         186,000          1,002,000
  General and administrative...............................         248,000          1,263,000
  Sales and marketing......................................         129,000          2,219,000
                                                                 ----------        -----------
          Total operating expenses.........................         563,000          4,484,000
                                                                 ----------        -----------
Operating loss.............................................         (81,000)        (2,332,000)
Interest expense...........................................              --            (21,000)
                                                                 ----------        -----------
Net loss...................................................      $  (81,000)       $(2,353,000)
                                                                 ==========        ===========
Basic and diluted net loss per share.......................      $    (0.01)       $     (0.26)
                                                                 ==========        ===========
Shares used in the calculation of basic and diluted net
  loss per share...........................................       9,000,000          9,000,000
                                                                 ==========        ===========

   The accompanying notes are an integral part of these financial statements.

                             MARKETWATCH.COM, INC.
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                             COMMON STOCK       ADDITIONAL
                          -------------------    PAID-IN       DEFERRED     CONTRIBUTION   ACCUMULATED
                           SHARES     AMOUNT     CAPITAL     COMPENSATION    RECEIVABLE      DEFICIT       TOTAL
                          ---------   -------   ----------   ------------   ------------   -----------   ----------
Capital contributions by
  DBC and CBS...........  9,000,000   $90,000   $1,910,000    $      --     $(2,000,000)   $        --   $       --
Contribution from DBC...         --       --            --           --         218,000             --      218,000
Fair value of services
  provided by DBC to the
  Company...............         --       --        15,000           --              --             --       15,000
Net loss................         --       --            --           --              --        (81,000)     (81,000)
                          ---------   -------   ----------    ---------     -----------    -----------   ----------
Balance at December 31,
  1997..................  9,000,000   90,000     1,925,000           --      (1,782,000)       (81,000)     152,000
Contribution from DBC...         --       --            --           --         782,000             --      782,000
Issuance of compensatory
  stock options to
  employees.............         --       --       303,000     (303,000)             --             --           --
Amortization of deferred
  compensation..........         --       --            --       18,000              --             --       18,000
Fair value of services
  provided by DBC to the
  Company...............         --       --        50,000           --              --             --       50,000
Fair value of services
  provided by CBS to the
  Company...............         --       --     1,198,000           --              --             --    1,198,000
Net loss................         --       --            --           --              --     (2,353,000)  (2,353,000)
                          ---------   -------   ----------    ---------     -----------    -----------   ----------
Balance at June 30,
  1998..................  9,000,000   $90,000   $3,476,000    $(285,000)    $(1,000,000)   $(2,434,000)  $ (153,000)
                          =========   =======   ==========    =========     ===========    ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                             MARKETWATCH.COM, INC.
                            STATEMENT OF CASH FLOWS

                                                                INCEPTION
                                                               (OCTOBER 29,
                                                                  1997)         SIX MONTHS
                                                                 THROUGH           ENDED
                                                               DECEMBER 31,      JUNE 30,
                                                                   1997            1998
                                                              --------------    -----------
Cash flows used in operating activities:
  Net loss..................................................    $  (81,000)     $(2,353,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Provision for bad debt expense........................        10,000          110,000
      Depreciation and amortization.........................            --           53,000
      Noncash charges from stockholders.....................        15,000        1,248,000
      Changes in operating assets and liabilities:
         Accounts receivable................................      (234,000)        (683,000)
         Prepaid expenses and other assets..................            --         (192,000)
         Accounts payable and accrued expenses..............        75,000          766,000
         Deferred revenue...................................        10,000            3,000
                                                                ----------      -----------
           Net cash used in operating activities............      (205,000)      (1,048,000)
                                                                ----------      -----------
Cash flows used in investing activities:
  Purchase of property and equipment........................       (13,000)        (645,000)
                                                                ----------      -----------
Cash flows provided by financing activities:
  Contributions from DBC....................................       218,000          782,000
  Advances from DBC (Note 7)................................            --        1,539,000
                                                                ----------      -----------
                                                                   218,000        2,321,000
                                                                ----------      -----------
Net change in cash..........................................            --          628,000
Cash at beginning of period.................................            --               --
                                                                ----------      -----------
Cash at end of period.......................................    $       --      $   628,000
                                                                ==========      ===========

   The accompanying notes are an integral part of these financial statements.

                             MARKETWATCH.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND NATURE OF BUSINESS:

THE COMPANY

     MarketWatch.com, Inc. (the "Company"), a leading Web-based provider of comprehensive, real-time, business news, financial programming and analytic tools, was formed on October 29, 1997 in the state of Delaware as a limited liability company and is jointly owned by Data Broadcasting Corporation ("DBC") and CBS Broadcasting Inc. ("CBS") (collectively, the "Members"), with each Member owning 50% of the Company. The operations of the Company are governed by a limited liability company agreement dated October 29, 1997 (the "LLC Agreement"). The Company's Web site, CBS.MarketWatch.com, delivers a wide range of financial news and information, including real-time and delayed market prices of stocks, bonds, options and mutual funds and original news and commentary from financial and market analysts, economists and reporters, all of which is available to viewers. However, certain proprietary information and real-time market prices are available only through subscriptions to MarketWatch RT and MarketWatch Live products. In September 1998, the Company's Board of Directors approved the reorganization of the limited liability company into a corporation. All share and per share data have been retroactively adjusted to reflect the reorganization, which will take effect immediately prior to the closing of the Company's initial public offering of Common Stock ("IPO"). (See Note 8).

     In connection with the formation of the limited liability company, the Company, CBS and DBC entered into a contribution agreement on October 29, 1997 (the "Contribution Agreement"), under which DBC is required to contribute to the Company $1.0 million in cash upon consummation of the Contribution Agreement, $1.0 million in cash on October 29, 1998 and DBC's existing "Online/News" business which primarily consists of customer contracts and technology in return for its ownership position. CBS will provide advertising and promotions over a period of five years in return for its ownership position. The advertising and promotions will be recorded as capital contributions at the time they are provided based on their fair value.

     In addition, CBS and the Company have entered into a license agreement dated October 29, 1997 (the "License Agreement") where CBS, in exchange for 30% of net advertising revenue, has granted to the Company the non-exclusive right and license to use certain CBS news content and registered trademarks, including the CBS "Eye" design, for five years ending October 29, 2002, subject to termination on the occurrence of certain events. In addition to the agreements above, the Company entered into a services agreement with DBC (the "Services Agreement"). Under the terms of the Services Agreement, DBC charges the Company for certain general services and the Company receives a royalty for licensing MarketWatch RT and MarketWatch Live, respectively (See Notes 7 and 8).

     Immediately prior to the closing of its IPO, the Company will enter into Amended and Restated Services and License Agreements, a Registration Rights Agreement and a Revolving Credit Agreement. (See Note 8).

NEED FOR FUTURE CAPITAL AND INITIAL PUBLIC OFFERING

     The Company has sustained losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. As of June 30, 1998, the Company has an accumulated deficit of $2,434,000. The implementation of the Company's business plan is dependent on obtaining additional financing through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional financing will be available on terms attractive to the Company, or at all. Should additional financing not be available,

                             MARKETWATCH.COM, INC.

management believes that the Company's current growth plans would be curtailed and sufficient funds would be available from operations and financing commitments currently in place with DBC to enable the Company to continue operations through 1999.

     In September 1998, the Board of Directors authorized the Company to proceed with the IPO.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Revenue Recognition

     The Company generates its revenues from three primary sources: the sale of advertising on the Company's Web site, subscriptions to premium services available through the Web site and the sale of news to DBC.

     Advertising revenue, derived from the sale of banner advertisements and sponsorships on the Company's Web site, is recognized ratably in the period the advertising is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of "impressions," or times that an advertisement is viewed by users of the Company's Web site. Additionally, certain sponsorship agreements provide links to third-party Web sites and generate either fixed transaction fees for monthly access or variable fees which are dependent upon the number of transactions consummated at the third-party Web site by linked customers. Such amounts are recognized as revenue in the month earned.

     Subscription revenue relates to customer subscriptions to the DBC premium online services, MarketWatch RT and MarketWatch Live, which provide subscribers access to real time exchange data and premium analytical products and are sold through the Company's Web site. Subscriptions are charged to customers' credit cards and are billed in advance on a monthly basis. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to subscription fees for which amounts have been collected but for which revenue has not been recognized.

     Revenue related to the sale of news to DBC is recognized in the month the services are provided.

     Revenues from barter transactions are recognized during the period in which the advertisements are displayed on the Company's Web site. Barter transactions are recorded at the lower of fair value of the goods or services received or the estimated fair value of the advertisements given. To date, barter transactions have been insignificant.

Property and equipment

     Property and equipment is recorded at cost and depreciated using the straight-line method over its estimated useful life, ranging from three to five years. Leasehold improvements are depreciated using the straight-line method over the shorter of their useful lives or the remaining lease term.

Basic and diluted net loss per share

     The Company computes net loss per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding for the period. The

                             MARKETWATCH.COM, INC.

calculation of diluted net loss per share excludes shares of common stock issuable upon exercise of employee stock options as the effect of the exercise would be antidilutive.

Product and content development costs

     Product and content development costs primarily consist of costs attributable to the development of new products and content (including the cost of producing the Company's news services) and costs of obtaining rights to third party content. Product and content costs are expensed as incurred.

     The Company develops software which enables users to access information on its Web site and subscription services. Development costs incurred prior to technological feasibility are expensed as incurred. The Company defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of market availability of products are capitalized. Costs eligible for capitalization have been immaterial for all periods presented.

Promotion and advertising

     Advertising costs are expensed as incurred. Promotion and advertising services provided by CBS under the Contribution Agreement, will be recognized as an expense and capital contribution during the period in which the services are provided based on the fair value of such services. For the period from inception (October 29, 1997) through December 31, 1997 promotion and advertising services provided by CBS were not material. For the six months ended June 30, 1998, $1,198,000 was expensed for promotion and advertising services provided by CBS.

Use of estimates in the financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

Concentrations of credit risk

     Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and accounts receivable. Management deposits all its cash with a single financial institution. Management periodically performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. Most of the Company's accounts receivable as of December 31, 1997 and June 30, 1998 are from Internet-related businesses. As of December 31, 1997, four customers comprised 53% of gross accounts receivable. As of June 30, 1998, one customer comprised 16% of the gross accounts receivable balance. The fair value of accounts receivable approximates cost due to their short-term nature.

Stock-based compensation

     The Company accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation."

                             MARKETWATCH.COM, INC.

Recent accounting pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 establishes new standards for the way companies report information about operating segments in annual financial statements. The disclosures prescribed by SFAS 131 are effective for the year ending December 31, 1998. The Company does not expect such adoption to have a material effect on the notes to the Financial Statements.

NOTE 3 -- PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------    --------
Computers and equipment.....................................    $ 9,000       $290,000
Leasehold improvements......................................      4,000        234,000
Furniture and fixtures......................................         --        134,000
                                                                -------       --------
                                                                 13,000        658,000
Less accumulated depreciation...............................         --         35,000
                                                                -------       --------
          Total property and equipment, net.................    $13,000       $623,000
                                                                =======       ========

NOTE 4 -- OPTIONS:

     The Members and the management committee of the LLC authorized options to purchase membership interests in the Company may be granted to officers and employees of the Company. The Company granted 446,250 and 275,750 options to purchase membership interests for the period from inception (October 29, 1997) through December 31, 1997 and for the six months ended June 30, 1998, respectively, at exercise prices equal to the fair value of the membership interest on the date of grant. The options generally vest over a three year period. The weighted average exercise price for options granted at fair value were $5.70. In addition to the options above, the Company also granted 90,000 options for the six months ended June 30, 1998 at exercise prices below the fair value of the membership interest with a weighted average exercise price of $8.11. The Company recorded $303,000 of deferred compensation expense representing the difference between the deemed fair value by the Company's Board of Directors of the common stock on the date of grant and the option exercise price on the date of grant. This amount will be amortized over the three year vesting period of the options. During the six months ended June 30, 1998, $18,000 of deferred compensation was recognized as expense. The fair market value of the membership interest is determined by the Board of Directors on the date of grant. In determining the fair market value of the membership interest on each grant date, the Board of Directors considered, among other things, the value of assets contributed to the Company from DBC, the Company's absolute and relative level of revenues and other operating results, the state of the Company's Website development, the absence of a public trading market for the Company's securities, the intensely competitive nature of the Company's market and the appreciation of stock values of a number of generally comparable Internet companies. Each option will convert into an option to purchase the equivalent percentage of Common Stock upon the reorganization of the limited liability company into a corporation, as discussed in Note 8. The following table reflects the option activity restated to reflect the reorganization.

                             MARKETWATCH.COM, INC.

                                                                             WEIGHTED
                                                                             AVERAGE
                                                                OPTIONS      EXERCISE
                                                              OUTSTANDING     PRICE
                                                              -----------    --------
Options granted for the periods from inception (October 29,
  1997) through December 31, 1997...........................    446,250       $ 4.10
Options granted for the six months ended June 30, 1998......    275,750       $ 9.09
                                                                -------       ------
Options outstanding at June 30, 1998........................    722,000       $ 6.00
                                                                =======       ======

     At June 30, 1998, 278,000 options were available for future grant and no options were vested.

                                                                         WEIGHTED
                                                                          AVERAGE      WEIGHTED
                                                                         REMAINING     AVERAGE
                                                           NUMBER       CONTRACTUAL    EXERCISE
                    EXERCISE PRICE                       OUTSTANDING       LIFE         PRICE
                    --------------                       -----------    -----------    --------
$4.00..................................................    465,250         9.30         $ 4.00
$6.00 - $8.50..........................................    124,250         9.49         $ 7.88
$9.50 - $13.00.........................................    132,500         9.82         $11.29
                                                           -------
                                                           722,000
                                                           =======

FAIR VALUE DISCLOSURES

     The Company applies APB No. 25 and related Interpretations in accounting for its stock option plan. Had the Company's stock based compensation cost been determined based on the minimum value at the grant date for awards under the method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                INCEPTION
                                                            (OCTOBER 29, 1997)
                                                                 THROUGH            SIX MONTHS
                                                               DECEMBER 31,       ENDED JUNE 30,
                                                                   1997                1998
                                                            ------------------    --------------
Net loss:
  As reported.............................................      $ (81,000)         $(2,353,000)
                                                                =========          ===========
  Pro forma...............................................      $(118,000)         $(2,521,000)
                                                                =========          ===========
Net loss per share:
  As reported.............................................      $   (0.01)         $     (0.26)
                                                                =========          ===========
  Pro forma...............................................      $   (0.01)         $     (0.28)
                                                                =========          ===========

     The Company calculated the value of each option grant using the minimum value method with the following assumptions: no dividend yield, weighted average expected option term of 5 years: risk free interest rates of 5.5% to 5.7% and 5.8% to 6.4% for the period from inception (October 29, 1997) through December 31, 1997 and for the six months ended June 30, 1998, respectively.

     Because the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be representative of future periods.

NOTE 5 -- INCOME TAXES:

     No benefit for federal and state income taxes is reported in the financial statements as the Company has elected to be taxed as a partnership prior to the reorganization of the limited liability company into a Corporation, which will take effect immediately prior to the closing of the IPO

                             MARKETWATCH.COM, INC.

(Note 8). Therefore, the federal and state tax effects of the Company's results of operations are recorded by the Members in their respective income tax returns.

     Subsequently, the Company will account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Had the Company applied the provision of SFAS No. 109 for the period from inception (October 1997) through June 30, 1998, the Company would have recorded a deferred tax asset, primarily from net operating loss carryforwards, and a full valuation allowance. Net operating loss carryforwards generated during the period would have been approximately $1,100,000.

NOTE 6 -- COMMITMENTS:

     Beginning in April 1998, the Company subleases office space for its corporate headquarters in San Francisco, California from CBS. Rent expense under the sublease was $19,000 for the six months ended June 30, 1998. Future annual minimum lease payments under the leases as of June 30, 1998 were as follows:

            YEAR ENDING DECEMBER 31,
            ------------------------
1998............................................  $  118,000
1999............................................     322,000
2000............................................     335,000
2001............................................     348,000
2002............................................     362,000
Thereafter......................................      90,000
                                                  ----------
                                                  $1,575,000
                                                  ==========

     The Company has entered into employment agreements with two of its officers which expire in June 2001. Such agreements provide for minimum annual salary levels ranging from $200,000 to $240,000, as well as annual bonuses of up to 50% of the base salary.

     The Company maintains agreements with independent content providers for certain news, stock quotes and other information. The terms of these agreements are generally one year, with optional extension periods ranging from one to three years. Minimum payments under these agreements for the year ending December 31, 1998 are $60,000.

NOTE 7 -- RELATED PARTY TRANSACTIONS:

     Under the LLC Agreement, DBC will advance the Company up to an aggregate of $5,000,000 through October 29, 2000. Borrowings bear interest at a variable rate per annum equal to The Chase Manhattan Bank's prime rate plus 2% (10.5% as of June 30, 1998) and are repayable at such time as the Company has sufficient cash, as determined by the Members.

                             MARKETWATCH.COM, INC.

     An analysis of the advances from DBC are as follows:

                                                                 INCEPTION
                                                             (OCTOBER 29, 1997)     SIX MONTHS
                                                                  THROUGH              ENDED
                                                             DECEMBER 31, 1997     JUNE 30, 1998
                                                             ------------------    -------------
Balance as of the beginning of the period..................      $      --          $        --
Expenses paid by DBC on behalf of the Company..............        538,000            3,062,000
Expenses allocated by DBC to the Company...................         70,000              340,000
Royalty fees to DBC........................................         16,000               77,000
News revenue from DBC......................................       (210,000)            (627,000)
Receivables collected by DBC on behalf of the Company......       (196,000)            (860,000)
Interest payable on advances from DBC......................             --               21,000
Cash advances from DBC.....................................             --              308,000
Capital contributions......................................       (218,000)            (782,000)
                                                                 ---------          -----------
Balance as of the end of the period........................      $      --          $ 1,539,000
                                                                 =========          ===========

     The majority of expenditures and liabilities of the Company were incurred by DBC and directly charged to the Company. These direct charges totaled $538,000 for the period from inception (October 29, 1997) through December 31, 1997 and $3,062,000 for the six months ended June 30, 1998. Direct charges primarily consist of payroll and related costs, consulting, commissions and access fees for information from various exchange markets. Additionally, under the terms of a Services Agreement dated October 29, 1997, DBC will provide the Company with certain general services which include cash management, accounting, network operations and hosting of the Company's Web pages and data feeds. Charges for these services and equipment usage are allocated based upon DBC management's estimate of costs attributable to the operations of MarketWatch.com. Such fees totaled $70,000 for the period from inception (October 29, 1997) through December 31, 1997 and $340,000 for the six months ended June 30, 1998.

     The Company is required by the Services Agreement to share net revenue from its current subscription services with DBC. The Services Agreement requires DBC to pay the Company 25% and 75% of the Net Revenues of MarketWatch RT and MarketWatch Live, respectively. The Services Agreement defines "Net Revenues" as gross subscription fees collected, less various direct costs. These direct charges included in cost of revenue and totaled $16,000 for the period from inception (October 29, 1997) through December 31, 1997 and $77,000 for the six months ended June 30, 1998.

     The Services Agreement also provides for the Company to sell its proprietary news and commentary to DBC in exchange for a fee based on the number of DBC subscribers. These fees amounted to $210,000 for the period from inception (October 29, 1997) through December 31, 1997 and $627,000 for the six months ended June 30, 1998. For the five years ending October 29, 2002, these fees are subject to a monthly minimum of $100,000.

     DBC provides office space at various facilities to the Company. The Company has recorded rent expense of $15,000 for the period from inception (October 29, 1997) through December 31, 1997 and $50,000 for the six months ended June 30, 1998 related to the rent provided by DBC based upon an allocation methodology using its occupancy percentage and the rental amount paid by DBC. Management believes the allocation methodology to be reasonable. Such amounts have been recorded as capital contributions.

     Under the License Agreement, the Company is required to pay to CBS 30% on certain net advertising revenues, as defined, in excess of the first $1,000,000 as compensation for licensing CBS'

                             MARKETWATCH.COM, INC.

news content and trademarks. No amounts have been accrued under the agreement for the period from inception (October 29, 1997) through December 31, 1997 and for the six months ended June 30, 1998.

     Under the terms of the Contribution Agreement, CBS will provide advertising and promotions over a five year period. The services will be recorded as capital contributions at the time the services are provided based on the fair value of such services. The Company has recorded advertising expense of $1,198,000 for the six months ended June 30, 1998 related to services provided by CBS. Such amounts have been recorded as capital contributions.

     An executive of the Company is also a member of the Board of Directors of a customer. For the period from inception (October 29, 1997) through December 31, 1997 $40,000 of advertising revenues were attributable to this customer. For the six months ended June 30, 1998, no revenue was attributable to this customer.

     CBS provides office space at its facility in New York to the Company in exchange for access to certain news content. The Company has not recorded any revenue or expense for this barter transaction for the periods presented as such amounts are insignificant.

     Under the terms of an insertion order, DBC has committed to purchase approximately $225,000 of advertising from the Company in 1998 and approximately $500,000 of advertising from the Company in each of 1999 and 2000. This commitment may be terminated by DBC on 30 days' notice.

NOTE 8 -- SUBSEQUENT EVENTS:

Deferred Compensation

     During the quarter ended September 30, 1998, the Company will record approximately $1.2 million of deferred compensation related to the granting of 108,000 options at exercise prices below the deemed fair market value of the Company's Common Stock as determined by the Board of Directors.

Content and Distribution Agreements

     During August 1998, the Company entered into a license agreement with Yahoo! Inc. whereby the Company is required to provide news headlines, make payments for advertising and slotting of $870,000 through 1999 and remit referral fees monthly based on the number of click-throughs to the Company's web-site. Upon completion of the Company's IPO, the minimum commitment will increase from $870,000 over a twelve month period to $1.6 million over a twelve month period beginning on the first day of the month following the closing of the IPO.

     In September 1998, the Company amended its Web Site Linking and Data Services Agreement with News Alert, Inc. Under the amended agreement, beginning in September 1998, the Company is required to pay a minimum of $20,000 per month over a twelve month period to News Alert, Inc. for co-branding and hosting charges.

Corporate Reorganization

     In September 1998, the Company's Board of Directors authorized the reorganization of the limited liability company into a corporation effective immediately prior to the IPO. Upon the consummation of the reorganization, the corporation will be authorized to issue 30,000,000 shares of $.01 par value Common Stock of which 9,000,000 shares will be issued to the founding Members.

                             MARKETWATCH.COM, INC.

The Company will also be authorized to issue 5,000,000 shares of $.01 par value Preferred Stock. All share and per share data have been retroactively adjusted to reflect the reorganization.

CBS License Agreement Amendment

     Immediately prior to the closing of the IPO, the Company and CBS will enter into an Amended and Restated License Agreement (the "Amended and Restated License") which will supersede and replace the License Agreement. Under the Amended and Restated License, in return for the right to use the CBS name and logo as well as the CBS Television Network news content, the Company will be obligated to pay a royalty to CBS of: (i) during 1998, (A) 8% of Gross Revenues in excess of $1.0 million and up to and including $41.0 million and (B) 6% of Gross Revenues in excess of $41.0 million, (ii) during 1999, (A) 8% of Gross Revenues in excess of $500,000 and up to and including $40.5 million and (B) 6% of Gross Revenues in excess of $40.5 million, and (iii) in subsequent years through the termination of the License Agreement on October 29, 2002, (A) 8% of Gross Revenues up to and including $40.0 million and (B) 6% of Gross Revenues in excess of $40.0 million. CBS will have the right to terminate the agreement in certain circumstances, including breach of a material term or condition of the agreement, insolvency, bankruptcy or other similar proceeding, discontinuance of use of the MarketWatch logo without providing an acceptable substitute, or acquisition or issuance of certain percentages of the Company's Common Stock or voting power by or to a CBS competitor. In addition, CBS will retain significant editorial control over the use and presentation of the CBS news content and the CBS logo and has the ability to prevent the Company from displaying certain types of content which are unacceptable to CBS. The Amended and Restated License will expire on October 29, 2002.

     The terms of the Amended and Restated License will not prohibit CBS from licensing its name and logo to certain other Web sites or Internet services. CBS is also not prohibited from licensing its news content to, or investing in, another Web site or Internet service.

DBC Services Agreement Amendment

     Immediately prior to the closing of the Company's IPO, the Company and DBC will enter into an Amended and Restated Services Agreement (the "Amended Services Agreement) which will supersede and replace the Services Agreement. Under the Amended Services Agreement, DBC will provide the Company with hosting services, software programming assistance, data feeds, communications lines, office space and related facilities, network operations and Web site management services as well as certain administrative and engineering services if requested by the Company. The Amended Services Agreement will also provide for DBC to grant the Company certain nonexclusive licenses to its data and information feeds and provide for certain network Website hosting performance standards. DBC will also pay the Company a monthly per subscriber fee ranging from $2.50 to $5.00, subject to a monthly minimum of $100,000, for delivery of the Company's news to all DBC subscribers. The term of the Amended Services Agreement will expire on October 29, 2002.

Revolving Credit Agreement

     Immediately prior to the closing of the Company's IPO, the Company and DBC will enter into a Revolving Credit Agreement (the "Credit Agreement") whereby DBC will be obligated to loan the Company up to $5.0 million through October 2000. Borrowings under the Credit Agreement will be unsecured and bear interest at a variable rate per annum equal to The Chase Manhattan Bank's prime rate plus 2%. All previous advances under the LLC Agreement from DBC, will be included

                             MARKETWATCH.COM, INC.

against the borrowings under the Credit Agreement. This Credit Agreement will supercede DBC's loan obligation under the LLC Agreement described in Note 7.

Registration Rights Agreement

     Immediately prior to the closing of the Company's IPO, the Company, CBS and DBC will enter into a Registration Rights Agreement ("Registration Agreement"). CBS and DBC, and their affiliates and permitted transferees will have certain registration rights for the securities of the Company held by them under the Registration Agreement.

1998 Equity Incentive and Directors' Stock Option Plan

     In September 1998, the Board of Directors adopted, subject to stockholder approval, the 1998 Equity Incentive Plan (the "1998 Plan") and the 1998 Directors' Stock Option Plan (the "1998 Directors' Plan"). The 1998 Plan and 1998 Directors' Plan will become effective upon the completion of the Company's IPO. An aggregate of 624,250 shares have been reserved for issuance under both plans.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
  of Data Broadcasting Corporation

     In our opinion, the accompanying balance sheet and the related statements of operations and changes in owner's net deficit and of cash flows present fairly, in all material respects, the financial position of the DBC Online/News Business, a division of Data Broadcasting Corporation, at December 31, 1996 and October 28, 1997, and the results of its operations and its cash flows for the period from inception (October 1, 1995) through December 31, 1996 and for the period from January 1, 1997 through October 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Business' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
June 15, 1998

                            DBC ONLINE/NEWS BUSINESS

                             (PREDECESSOR BUSINESS)

                                 BALANCE SHEET

                                     ASSETS

                                                              DECEMBER 31,    OCTOBER 28,
                                                                  1996           1997
                                                              ------------    -----------
Current:
  Cash......................................................  $        --     $        --
  Accounts receivable, net of allowances of $4,000 and
     $15,000, respectively..................................      178,000         174,000
  Prepaid expenses and other current assets.................       16,000          80,000
  Deferred income taxes.....................................       33,000         106,000
                                                              -----------     -----------
          Total current assets..............................      227,000         360,000
Equipment, net..............................................      182,000         186,000
                                                              -----------     -----------
                                                              $   409,000     $   546,000
                                                              ===========     ===========

                           LIABILITIES AND OWNER'S NET DEFICIT
Current:
  Accounts payable..........................................  $    71,000     $    85,000
  Deferred revenue..........................................       14,000          16,000
  Advances from DBC.........................................    1,644,000       2,708,000
                                                              -----------     -----------
          Total liabilities.................................    1,729,000       2,809,000
Owner's net deficit.........................................   (1,320,000)     (2,263,000)
                                                              -----------     -----------
                                                              $   409,000     $   546,000
                                                              ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                            DBC ONLINE/NEWS BUSINESS

                             (PREDECESSOR BUSINESS)

           STATEMENT OF OPERATIONS AND CHANGES IN OWNER'S NET DEFICIT

                                                                  INCEPTION        JANUARY 1,
                                                              (OCTOBER 1, 1995)       1997
                                                                   THROUGH           THROUGH
                                                                DECEMBER 31,       OCTOBER 28,
                                                                    1996              1997
                                                              -----------------    -----------
Net revenues................................................     $   607,000       $ 1,172,000
Cost of revenues............................................         330,000           529,000
                                                                 -----------       -----------
     Gross profit...........................................         277,000           643,000
                                                                 -----------       -----------
Operating expenses:
  Product and content development...........................       1,491,000         1,016,000
  General and administrative................................         758,000           943,000
  Sales and marketing.......................................         132,000            67,000
                                                                 -----------       -----------
          Total operating expenses..........................       2,381,000         2,026,000
                                                                 -----------       -----------
Operating loss..............................................      (2,104,000)       (1,383,000)
Interest expense............................................         (99,000)         (181,000)
                                                                 -----------       -----------
Loss before income tax benefit..............................      (2,203,000)       (1,564,000)
Income tax benefit..........................................         883,000           621,000
                                                                 -----------       -----------
Net loss....................................................      (1,320,000)         (943,000)
Owner's net deficit, beginning of period....................              --        (1,320,000)
                                                                 -----------       -----------
Owner's net deficit, end of period..........................     $(1,320,000)      $(2,263,000)
                                                                 ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                            DBC ONLINE/NEWS BUSINESS

                             (PREDECESSOR BUSINESS)

                            STATEMENT OF CASH FLOWS

                                                                  INCEPTION        JANUARY 1,
                                                              (OCTOBER 1, 1995)       1997
                                                                   THROUGH           THROUGH
                                                                DECEMBER 31,       OCTOBER 28,
                                                                    1996              1997
                                                              -----------------    -----------
Cash flows used in operating activities:
  Net loss..................................................     $(1,320,000)       $(943,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
       Depreciation.........................................          63,000           86,000
       Deferred income taxes................................         (33,000)         (73,000)
       Changes in operating assets and liabilities:
          Accounts receivable...............................        (178,000)           4,000
          Prepaid expenses and other current assets.........         (16,000)         (64,000)
          Accounts payable..................................          71,000           14,000
          Deferred revenue..................................          14,000            2,000
                                                                 -----------        ---------
          Net cash used in operating activities.............      (1,399,000)        (974,000)
                                                                 -----------        ---------
Cash used in investing activities:
  Purchase of equipment.....................................        (245,000)         (90,000)
                                                                 -----------        ---------
Cash provided by financing activities:
  Advances from DBC.........................................       1,644,000        1,064,000
                                                                 -----------        ---------
Change in cash..............................................              --               --
Cash at beginning of period.................................              --               --
                                                                 -----------        ---------
Cash at end of period.......................................     $        --        $      --
                                                                 ===========        =========

   The accompanying notes are an integral part of these financial statements.

                            DBC ONLINE/NEWS BUSINESS

                             (PREDECESSOR BUSINESS)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND NATURE OF BUSINESS:

     The accompanying financial statements and related notes reflect the carve-out historical results of operations and financial position of the online and news business ("DBC Online/News" or "Business") of Data Broadcasting Corporation ("DBC"). The Statement of Operations includes all revenues and costs directly attributable to DBC Online/News, including costs for facilities, functions and services used by the Business at shared sites and allocations of costs for certain administrative functions and services performed by centralized departments within DBC. Separate presentation of the results of operations and of cash flows for the period from inception (October 1, 1995) through December 31, 1995 have been omitted as such activity was immaterial to the operations of DBC Online/News. Revenues and expenses of DBC Online/News for the period from inception (October 1, 1995) through December 31, 1995 were $0 and $236,000, respectively.

     On October 29, 1997, DBC and CBS Broadcasting Inc. ("CBS") agreed to form a limited liability company, Marketwatch.Com, LLC ("MarketWatch") for the purpose of providing business information over the Internet. In connection with the formation of MarketWatch, DBC and CBS entered into several agreements, including a Limited Liability Company Agreement (the "LLC Agreement") and a Contribution Agreement (the "Contribution Agreement"). Under the terms of the Contribution Agreement, DBC has contributed the rights to certain assets associated with the Business, and $2 million in cash in exchange for a 50% ownership interest. CBS will provide, subject to termination on the occurrence of certain events, over a period of five years, promotion and advertising time in exchange for a 50% ownership interest. In addition, CBS has granted to the Company, subject to certain licensing fees, the non-exclusive right and license to certain CBS news contents and registered trademarks including the CBS "Eye" design, for five years. These financial statements are not necessarily indicative of results that would have occurred if DBC Online/News had been a separate stand-alone entity during the periods presented or of the future results of MarketWatch.

     DBC Online/News provided a Web site (MarketWatch.com) that delivers a broad range of financial news and information, including delayed market prices of stocks, bonds, options and mutual funds and original news and commentary from financial and market analysts, economists and reporters. DBC Online/News also provided certain proprietary information and real-time market prices available only through subscriptions to its MarketWatch RT online service.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION

     DBC Online/News generates its revenues from two sources: the sale of advertising on the Business' Web site and subscriptions to premium services available through the Web site.

     Advertising revenue, which is derived from the sale of advertising on the DBC Online/News Web site, is recognized in the period the advertising is displayed, provided that no significant DBC Online/News obligations remain and collection of the resulting receivable is probable. DBC Online/News obligations typically include guarantees of a minimum number of "impressions", or times that an advertisement is viewed by users of the Web site. As of December 31, 1996 and October 28, 1997, DBC Online/News believes that no reserve is necessary for such obligations.

     Subscription revenue relates to customer subscriptions to the Business' premium online service, MarketWatch RT. MarketWatch RT provides subscribers access to real time exchange data and premium analytical products through the Business' Web site. Subscriptions are charged to custom-

                            DBC ONLINE/NEWS BUSINESS

                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

ers' credit cards and are billed in advance on a monthly basis. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to subscription fees collected but for which revenue has not been recognized.

EQUIPMENT

     Equipment, which consists primarily of personal computers and general business software for use by employees, is recorded at cost and depreciated using the straight-line method over its estimated useful life, ranging from three to five years. Accumulated depreciation was $63,000 and $149,000 at December 31, 1996 and October 28, 1997, respectively.

PRODUCT AND CONTENT DEVELOPMENT COSTS

     DBC Online/News develops software which enables users to access information on its Web site and subscription service. Development costs incurred prior to technological feasibility are expensed as incurred. DBC Online/News defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of market availability of products are capitalized. Costs eligible for capitalization have been immaterial for all periods presented.

ADVERTISING

     Advertising costs are expensed as incurred. Total advertising expenses were $74,000 and $9,000 for the period from inception (October 1, 1995) through December 31, 1996 and the period ended from January 1, 1997 through October 28, 1997, respectively.

INCOME TAXES

     The taxable loss of DBC Online/News for the period from inception (October 1, 1995) through December 31, 1996 and period ended from January 1, 1997 through October 28, 1997 was included in the DBC consolidated tax returns. Separate income tax returns were not prepared or filed for DBC Online/News. For all periods presented, deferred income taxes and related tax expenses have been recorded by applying the asset and liability approach to each component of DBC Online/New as if it were a separate taxpayer. Under this approach, deferred tax assets and liabilities represent the expected future tax consequences of carryforwards and temporary differences between the carrying amounts and the tax bases of assets and liabilities.

     The current tax benefit has been determined as if DBC Online/News was a separate taxpayer and is deemed to be receivable from DBC in the period it arose.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject DBC Online/News to a significant concentration of credit risk consist primarily of accounts receivable. Management periodically performs credit evaluations of its customers' financial condition and generally does not require collateral on

                            DBC ONLINE/NEWS BUSINESS

                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

accounts receivable. Most of DBC Online/News accounts receivable as of December 31, 1997 are from Internet-related business.

NOTE 3 -- RELATED PARTY:

     The accompanying financial statements include costs for cash management, accounting, legal and network operations, that were provided to the Business by DBC, in addition to allocated costs for facility charges at shares sites, including rent and equipment usage. Costs have been allocated to the Business based on DBC management's estimate of the costs attributable to the operation of DBC Online/News. Such allocations are not necessarily indicative of the costs that would have been incurred if DBC Online/News had been a separate entity.

     Charges allocated to DBC Online/News were $304,000 for the period from inception (October 1, 1995) to December 31, 1996 and $306,000 for the period from January 1, 1997 through October 28, 1997. Of the total charges for the period from inception (October 1, 1995) through December 31, 1996, $160,000 and $144,000 were included in cost of revenues and general and administrative expenses, respectively. For the period January 1, 1997 through October 28, 1997, allocated charges of $191,000 and $115,000 were included in cost of revenues and general and administrative expenses, respectively.

     Other expenses charged by DBC included in the Statement of Operations represent actual costs incurred by DBC which were directly attributable to the Business primarily include payroll and related costs, consulting, commissions, depreciation and access fees for information from various exchange markets.

     DBC funds the working capital requirements of the Business based upon a centralized cash management system. Interest on amounts due to DBC is charged at prime plus 2% (10.5% at October 28, 1997). An analysis of amounts due to DBC is as follows:

                                                          INCEPTION
                                                      (OCTOBER 1, 1995)   JANUARY 1, 1997
                                                           THROUGH            THROUGH
                                                        DECEMBER 31,        OCTOBER 28,
                                                            1996               1997
                                                      -----------------   ---------------
Balance as of the beginning of the period...........     $       --         $ 1,644,000
Assets and expenses paid on behalf of the Business
  by DBC............................................      2,530,000           2,293,000
Expenses allocated to the Business by DBC...........        304,000             306,000
Interest payable on amounts owed to DBC.............         99,000             181,000
Cash received on behalf of the Business by DBC......       (439,000)         (1,168,000)
Income tax benefit (Note 4).........................       (850,000)           (548,000)
                                                         ----------         -----------
Balance as of the end of the period.................     $1,644,000         $ 2,708,000
                                                         ==========         ===========

NOTE 4 -- INCOME TAXES:

     The operating results of DBC Online/News were included in the consolidated tax returns of DBC. The methodology for allocating tax expense to DBC Online/News is set forth in Note 2. For all periods presented, tax losses generated by DBC Online/News were used to reduce DBC's taxable income, and therefore, have been reflected as a current tax benefit.

                            DBC ONLINE/NEWS BUSINESS

                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The benefit for income taxes consists of the following:

                                                  INCEPTION         PERIOD FROM
                                              (OCTOBER 1, 1995)   JANUARY 1, 1997
                                                   THROUGH            THROUGH
                                                DECEMBER 31,        OCTOBER 28,
                                                    1996               1997
                                              -----------------   ---------------
Current benefit:
  Federal...................................      $653,000           $426,000
  State.....................................       197,000            122,000
                                                  --------           --------
                                                   850,000            548,000
Deferred benefit:
  Federal...................................        25,000             57,000
  State.....................................         8,000             16,000
                                                  --------           --------
                                                    33,000             73,000
                                                  --------           --------
                                                  $883,000           $621,000
                                                  ========           ========

     The income tax rate varies from amounts computed by applying the U.S. statutory rate to the loss before income tax benefit. The tax rates are as follows:

                                                  INCEPTION         PERIOD FROM
                                              (OCTOBER 1, 1995)   JANUARY 1, 1997
                                                   THROUGH            THROUGH
                                                DECEMBER 31,        OCTOBER 28,
                                                    1996               1997
                                              -----------------   ---------------
Statutory U.S. tax rate.....................        34.0%              34.0%
State taxes, net of federal tax benefit.....         6.1%               5.8%
Other.......................................        -0.1%              -0.1%
                                                    ----               ----
                                                    40.0%              39.7%
                                                    ====               ====

     The net deferred tax asset is comprised of the following:

                                                   DECEMBER 31,    OCTOBER 28,
                                                       1996           1997
                                                   ------------    -----------
Interest on amounts due to DBC...................    $ 40,000       $112,000
Other............................................       7,000         12,000
                                                     --------       --------
Deferred tax asset...............................      47,000        124,000
Depreciation.....................................     (14,000)       (18,000)
                                                     --------       --------
Net deferred tax assets..........................    $ 33,000       $106,000
                                                     ========       ========

                             DESCRIPTION OF ARTWORK

     I. Screenprint -- Snapshot of the CBS.MarketWatch.com Web site Front Page

     Contains the following elements:

        - Links to primary the CBS.MarketWatch.com Web site featured sections (NewsWatch, News Index, Headlines, Market Data, Portfolios, Mutual Funds, Primer)

        - Box for entry of ticker symbols for current quotes

        - Box containing current market index quotes

        - Financial headlines with links to related articles

        - Box to enter keywords or ticker symbols for search of news

        - Links to the CBS.MarketWatch.com Web site featured sections (Company News, Headlines, NewsWatch, StockWatch, CBS stock lists, Earnings heads, Trading tools, Investor's Toolbox, Investor's Primer, Internet Daily, IPO reports, Surprises, Silicon Stocks, Software Report, Movers & Shakers, Screamers!, Mutual Funds, Newsroom roster, Letters to editor, Editorial policy, Corrections)

        - Links to the CBS.MarketWatch.com Web site "Potent investing tools"

        - Links to the CBS.MarketWatch.com Web site Advertisers

     II. Screen Print -- Snapshot of "Silicon Stocks" Featured Section

     Contains the following elements:

        - Links to Front Page, News Index, Headlines, Market Data, Portfolios, Municipal Funds, Primer

        - "Investor's Toolbox" -- Features include Quote, News, Chat, Earnings, Fundamentals, Fund Profiles, SEC Filings, Research, Market Guide, Hoover's, Annual Reports, Power Portfolios, Tool Descriptions, Baseline Reports, Invest Ads, Mortgage Finder, Credit Card Finder, Signal Onlines CBSMW online

        - Article highlighting current market activities

        - Links to the CBS.MarketWatch.com Web site Advertisers

     III. Screenprint -- Snapshot "Investor's Primer" Featured Section

     Contains the following elements:

        - Mastering Markets -- Links to descriptions of various investing concepts

        - Your Big Financial Picture -- links to personal financial health articles

        - Tools of the Trade -- Links to suggested reading, interactive calculators, charting tools and data resources

        - Investing Wisely in Mutual Funds -- links to Mutual Fund articles

        - Links to the CBS.MarketWatch.com Web site Advertisers

IV.  Screenprint -- Snapshot of Market Data Featured Section

     Contains the following elements:

        - Links to Front Page, Global Markets, Market Monitor, Charting, Portfolios, Mutual Funds, Primer

        - Current market index quotes

        - Box for ticket symbol entry to obtain quotes

        - Links to market news under the following categories: Market Updates, Market Reports, Research Tools, Market Leaders, Index Charts, CMS Bond Quotes

        - The CBS.MarketWatch.com Web site Bookstore Cafe

        - Links to the CBS.MarketWatch.com Web site Advertisers

     V. Screenprint of Beta Z version of the CBS.MarketWatch.com Web site Portfolio "Home", "Edit", "DJI", "Price" and "Value" pages.

------------------------------------------------------
------------------------------------------------------

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary.......................    3
Risk Factors.............................    6
Use of Proceeds..........................   16
Dividend Policy..........................   16
Capitalization...........................   17
Dilution.................................   18
Selected Financial Data..................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   20
Business.................................   28
Management...............................   44
Certain Transactions.....................   53
Principal Stockholders...................   59
Description of the Capital Stock.........   60
Shares Eligible for Future Sale..........   64
Underwriting.............................   66
Legal Matters............................   67
Experts..................................   67
Additional Information...................   68
Index to Consolidated Financial
  Statements.............................  F-1

                               ------------------

DEALER PROSPECTUS DELIVERY OBLIGATION:

UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                             SHARES

                                     [LOGO]
                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------

                                 BT ALEX. BROWN
                          DONALDSON, LUFKIN & JENRETTE
                              SALOMON SMITH BARNEY
                                  FAC/EQUITIES

                                               , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the SEC registration fee, NASD filing fee and Nasdaq National Market application fee are estimates.

Securities and Exchange Commission registration fee.........  $10,177.50
NASD filing fee.............................................       3,950
Nasdaq National Market listing fee..........................           *
Printing....................................................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Road show expenses..........................................           *
Blue Sky fees and expenses..................................           *
Transfer agent and registrar fees...........................           *
Miscellaneous...............................................           *
                                                              ----------
          Total.............................................  $        *
                                                              ==========

---------------
* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

     The Registrant intends to enter into Indemnification Agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     Reference is also made to Section   of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, Bylaws and the Indemnification Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

     The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                          DOCUMENT                            EXHIBIT NUMBER
                          --------                            --------------
Underwriting Agreement (draft dated                ,
  1998).....................................................       1.01
Form of Amended and Restated Certificate of Incorporation of
  Registrant................................................       3.02
Bylaws of Registrant........................................       3.03
Form of Indemnity Agreement.................................      10.01

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following table sets forth information regarding all securities sold by the Registrant and its predecessor, Marketwatch.Com, LLC since October 29, 1997, the date of the Company's inception.

                                                                     AGGREGATE
                         DATE          TITLE OF           NUMBER     PURCHASE            FORM OF
 CLASS OF PURCHASER    OF SALE        SECURITIES       OF SHARES(1)    PRICE          CONSIDERATION
 ------------------    --------  --------------------  ------------  ---------   -----------------------
CBS Inc..............  10/29/97  Membership Interests           50%   (2)        Advertising Commitments
Data Broadcasting
  Corporation........  10/29/97  Membership Interests           50%   (3)        Cash and Assigned
                                                                                 Assets

(1) Represents percentage interests in Marketwatch.Com, LLC.

(2) In connection with the formation of Marketwatch.Com, LLC, CBS agreed to contribute promotion and advertising with an aggregate rate card amount of $50.0 million over a period of five years, which could not be objectively valued as of the date of contribution. This aggregate rate card amount will be reduced to $30.0 million upon the execution of the Amended and Restated License Agreement.

(3) DBC contributed $1.0 million in cash and certain assets relating to its existing "Online/News" business and also agreed to contribute $1.0 million in cash on October 29, 1998, in exchange for its membership interests.

     Upon the closing of this offering, Marketwatch.Com, LLC will be converted into a corporation and all membership interests will be converted into Common Stock of the Registrant. The share numbers in this table give effect to the conversion of Marketwatch.Com, LLC into a corporation immediately prior to the closing of this offering.

     All sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was an "accredited investor" or a sophisticated investor with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith:

        EXHIBIT
        NUMBER                           EXHIBIT TITLE
        -------                          -------------
         1.01     Underwriting Agreement (draft dated                , 1998).*
         2.01     Form of Merger Agreement to be entered into by
                  Marketwatch.Com, LLC (the "LLC") and the Registrant.
         3.01     Registrant's Certificate of Incorporation.
         3.02     Form of Registrant's Amended and Restated Certificate of
                  Incorporation to be effective upon the completion of this
                  offering.
         3.03     Registrant's Bylaws.
         4.01     Form of Specimen Stock Certificate for the Registrant's
                  Common Stock.
         4.02     Form of Registration Rights Agreement to be entered into
                  among the Registrant, CBS Broadcasting Inc. (formerly known as CBS Inc.) ("CBS") and Data Broadcasting Corporation
                  ("DBC").
         4.03     Form of Stockholders' Agreement to be entered into among the
                  Registrant, Marketwatch.Com, LLC, CBS and DBC.
         5.01     Opinion of Fenwick & West LLP regarding legality of the
                  securities being registered.*
        10.01     Form of Indemnity Agreement to be entered into between the
                  Registrant with each of its directors and executive
                  officers.
        10.02     Limited Liability Company Agreement of Marketwatch.Com, LLC,
                  dated October 29, 1997, between CBS and DBC.
        10.03     Contribution Agreement dated October 29, 1997 among the LLC,
                  CBS, and DBC.
        10.04     License Agreement dated October 29, 1997 between the LLC and
                  CBS.
        10.05     Services Agreement dated October 29, 1997 between the LLC
                  and DBC.
        10.06     Lease dated as of August 27, 1998 between the Registrant and
                  CBS Corporation.
        10.07     Form of Amended and Restated License Agreement to be entered into between the Registrant and CBS.
        10.08     Form of Amended and Restated Services Agreement to be
                  entered into between the Registrant and DBC.
        10.09     Form of Revolving Credit Agreement to be entered into
                  between the Registrant and DBC, together with Form of
                  Revolving Promissory Note.
        10.10     Form of Non-Plan LLC Option.
        10.11     Registrant's 1998 Directors Stock Option Plan.
        10.12     Registrant's 1998 Equity Incentive Plan.
        10.13     Employment Agreement dated as of July 1, 1998 between the
                  Registrant and Lawrence Kramer.
        10.14     Employment Agreement dated as of July 1, 1998 between the
                  Registrant and J. Peter Bardwick.
        10.15     Insertion Order dated as of August 25, 1998 between DBC and
                  Marketwatch.Com, LLC.
        23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01)*.
        23.02     Consent of PricewaterhouseCoopers LLP.

        EXHIBIT
        NUMBER                           EXHIBIT TITLE
        -------                          -------------
        23.03     Consent of PricewaterhouseCoopers LLP.
        24.01     Power of Attorney (see Page II-5 of the Registration
                  Statement).
        27.01     Financial Data Schedule (EDGAR Version Only).

---------------
* To be supplied by amendment.

     (b) Financial Statement Schedule

        Schedule II -- Valuation and Qualifying Accounts

     No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 13th day of October, 1998.

                                          MARKETWATCH.COM, INC.

                                          By:      /s/ LAWRENCE KRAMER

                                            ------------------------------------
                                            Lawrence Kramer
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Lawrence Kramer, William Bishop and J. Peter Bardwick, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
PRINCIPAL EXECUTIVE OFFICER:

/s/ LAWRENCE KRAMER                                    President, Chief Executive    October 13, 1998
-----------------------------------------------------  Officer and Director
Lawrence Kramer

PRINCIPAL FINANCIAL AND
PRINCIPAL ACCOUNTING OFFICER:

/s/ J. PETER BARDWICK                                  Chief Financial Officer       October 13, 1998
-----------------------------------------------------
J. Peter Bardwick

DIRECTORS:

/s/ MICHAEL JORDAN                                     Director                      October 13, 1998
-----------------------------------------------------
Michael Jordan

/s/ DEREK REISFIELD                                    Chairman of the Board         October 13, 1998
-----------------------------------------------------
Derek Reisfield

/s/ ANDREW HEYWARD                                     Director                      October 13, 1998
-----------------------------------------------------
Andrew Heyward

/s/ MARK IMPERIALE                                     Director                      October 13, 1998
-----------------------------------------------------
Mark Imperiale

/s/ ALAN HIRSCHFIELD                                   Director                      October 13, 1998
-----------------------------------------------------
Alan Hirschfield

/s/ ALLAN R. TESSLER                                   Director                      October 13, 1998
-----------------------------------------------------
Allan R. Tessler

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                  MARKETWATCH

                                                                 INCEPTION
                                                             (OCTOBER 29, 1997)     SIX MONTHS
                                                                  THROUGH              ENDED
                                                             DECEMBER 31, 1997     JUNE 30, 1998
                                                             ------------------    -------------
Balance as of the beginning of the period..................       $15,000            $ 10,000
Additions charged to statement of operations...............            --             110,000
Deductions from reserves...................................         5,000                  --
Balance at end of period...................................       $10,000            $120,000

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                DCB ONLINE/NEWS

                                                               INCEPTION
                                                           (OCTOBER 1, 1995)    JANUARY 1, 1997
                                                                THROUGH             THROUGH
                                                           DECEMBER 31, 1996    OCTOBER 29, 1997
                                                           -----------------    ----------------
Balance as of the beginning of the period................       $   --              $ 4,000
Additions charged to statement of operations.............        4,000               11,000
Deductions from reserves.................................           --                   --
Balance at end of period.................................       $4,000              $15,000

                                 EXHIBIT INDEX

        EXHIBIT
        NUMBER                           EXHIBIT TITLE
        -------                          -------------
         1.01     Underwriting Agreement (draft dated                , 1998).*
         2.01     Form of Merger Agreement to be entered into by
                  Marketwatch.Com, LLC (the "LLC") and the Registrant.
         3.01     Registrant's Certificate of Incorporation.
         3.02     Form of Registrant's Amended and Restated Certificate of
                  Incorporation to be effective upon the completion of this
                  offering.
         3.03     Registrant's Bylaws.
         4.01     Form of Specimen Stock Certificate for the Registrant's
                  Common Stock.
         4.02     Form of Registration Rights Agreement to be entered into
                  among the Registrant, CBS Broadcasting Inc. (formerly known as CBS Inc.)("CBS") and Data Broadcasting Corporation
                  ("DBC").
         4.03     Form of Stockholders' Agreement to be entered into among the
                  Registrant, Marketwatch.Com, LLC, CBS and DBC.
         5.01     Opinion of Fenwick & West LLP regarding legality of the
                  securities being registered.*
        10.01     Form of Indemnity Agreement to be entered into between the
                  Registrant with each of its directors and executive
                  officers.
        10.02     Limited Liability Company Agreement of Marketwatch.Com, LLC,
                  dated October 29, 1997, between CBS and DBC.
        10.03     Contribution Agreement dated October 29, 1997 among the LLC,
                  CBS, and DBC.
        10.04     License Agreement dated October 29, 1997 between the LLC and
                  CBS.
        10.05     Services Agreement dated October 29, 1997 between the LLC
                  and DBC.
        10.06     Lease dated as of August 27, 1998 between the Registrant and
                  CBS Corporation.
        10.07     Form of Amended and Restated License Agreement to be entered into between the Registrant and CBS.
        10.08     Form of Amended and Restated Services Agreement to be
                  entered into between the Registrant and DBC.
        10.09     Form of Revolving Credit Agreement to be entered into by the
                  Registrant and DBC, together with the Form of Revolving
                  Promissory Note.
        10.10     Form of Non-Plan LLC Option.
        10.11     Registrant's 1998 Directors Stock Option Plan.
        10.12     Registrant's 1998 Equity Incentive Plan.
        10.13     Employment Agreement dated as of July 1, 1998 between the
                  Registrant and Lawrence Kramer.
        10.14     Employment Agreement dated as of July 1, 1998 between the
                  Registrant and J. Peter Bardwick.
        10.15     Insertion Order dated as of August 25, 1998 between DBC and
                  Marketwatch.Com, LLC.
        23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01)*.
        23.02     Consent of PricewaterhouseCoopers LLP.
        23.03     Consent of PricewaterhouseCoopers LLP.
        24.01     Power of Attorney (see Page II-5 of the Registration
                  Statement).
        27.01     Financial Data Schedule (EDGAR Version Only).

---------------
* To be supplied by amendment.